UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a–12
BURLINGTON STORES, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Burlington Stores, Inc.

2006 Route 130 North

Burlington, New Jersey 08016

April 5, 2024

Dear Burlington Stockholder:

You are cordially invited to attend the 2024 Annual Meeting of Stockholders of Burlington Stores, Inc. at 8:00 a.m. Eastern Time on May 22, 2024. All holders of shares of our outstanding common stock as of the close of business on March 28, 2024 are entitled to vote at the meeting. This year, the annual meeting will again be held in a virtual-only format, allowing for enhanced accessibility for stockholders to attend the meeting from various locations. Details of the business to be conducted at the meeting are given in the Notice of 2024 Annual Meeting of Stockholders and the Proxy Statement, which are included on the following pages. Instructions for accessing the virtual meeting webcast online are also included in the Proxy Statement.

Your vote is important. Whether or not you plan to attend the annual meeting virtually, please vote as soon as possible. As an alternative to voting during the annual meeting, you may vote in advance via the internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. Voting by any of these methods will ensure you have a say on the important issues to be voted on at the annual meeting.

We appreciate your support of Burlington Stores, Inc.

Michael O’Sullivan

Chief Executive Officer

BURLINGTON STORES, INC.

NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS To Be Held On May 22, 2024

Date: May 22, 2024 Time: 8:00 a.m. (Eastern Time) Location: Virtually online via live audio webcast at: www.virtualshareholdermeeting.com/ BURL2024 Record Date: March 28, 2024	Items of Business
	1.	To elect the four directors nominated by Burlington Stores, Inc.’s Board of Directors and named in the accompanying Proxy Statement;
	2.	To ratify the appointment of Deloitte & Touche LLP as Burlington Stores, Inc.’s independent registered certified public accounting firm for the fiscal year ending February 1, 2025;
	3.	To obtain non-binding advisory approval of the compensation of Burlington Stores, Inc.’s named executive officers (“Say-on-Pay”);
	4.	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation providing for officer exculpation under Delaware law;
	5.	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to declassify the Board of Directors; and
	6.	To consider any other business properly brought before the meeting and any adjournment or postponement of the meeting.
The Board of Directors of Burlington Stores, Inc. unanimously recommends a vote FOR each director nominee named in Proposal 1 and FOR Proposals 2, 3, 4 and 5.

The text of the proposed amendments to the Company’s Amended and Restated Certificate of Incorporation is provided in Appendix B to the accompanying proxy statement, which is incorporated by reference.

Whether or not you plan to attend the annual meeting, please vote as soon as possible. As an alternative to voting during the annual meeting, you may vote in advance via the internet, by telephone or, if you receive a paper proxy card in the mail, by mailing a completed proxy card. For detailed information regarding voting instructions, please refer to the question entitled “How do I vote?” on page 8 of the Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS

Karen Leu, Group Senior Vice President, General

Counsel and Corporate Secretary

Burlington, New Jersey

April 5, 2024

Important notice regarding the availability of proxy materials for the

2024 Annual Meeting of Stockholders to be held on May 22, 2024:

This Notice of Annual Meeting, the accompanying Proxy Statement, and our Annual Report on Form 10-K for the fiscal year ended February 3, 2024 are all available at www.proxyvote.com

YOUR VOTE IS IMPORTANT

PLEASE VOTE BY INTERNET OR TELEPHONE OR

SIGN, DATE, & RETURN YOUR PROXY CARD

OWNERSHIP OF SECURITIES	43
Securities Authorized for Issuance Under Equity Compensation Plans	45

EXECUTIVE COMPENSATION	46
Compensation Discussion and Analysis	46
Report of the Compensation Committee	63
Compensation Committee Interlocks and Insider Participation	63
Compensation-Related Risk	63
Fiscal 2023 Summary Compensation Table	65
Fiscal 2023 Grants of Plan-Based Awards	67
Outstanding Equity Awards at Fiscal 2023 Year-End	68
Fiscal 2023 Option Exercises and Stock Vested	70
Pension Benefits	71
Nonqualified Deferred Compensation	71
Potential Payments Upon Termination or Change in Control	71
Pay Ratio	75
Pay Versus Performance	76

PROPOSAL NO. 4—APPROVAL OF AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION PROVIDING FOR OFFICER EXCULPATION UNDER DELAWARE LAW	79
General	79
Proposed Charter Amendment	79
Recommendation of the Board of Directors	80

PROPOSAL NO. 5—APPROVAL OF AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS	81
General	81
Proposed Charter Amendment	81
Recommendation of the Board of Directors	82

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	83

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 2025 ANNUAL MEETING OF STOCKHOLDERS	84

STOCKHOLDERS SHARING THE SAME ADDRESS	85

FORM 10-K	86

OTHER MATTERS	86

APPENDIX A: Reconciliation of Non-GAAP Financial Measures	87

APPENDIX B: Proposed Amendment and Restatement of the Company’s Certificate of Incorporation	88

Burlington Stores, Inc. 2024 Proxy Statement	|	i

Safe Harbor Statement

This Proxy Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”). All statements other than statements of historical fact included in this Proxy Statement, including those about our growth strategy, our diversity, equity and inclusion and corporate social responsibility initiatives, our plans or agreements that may require us to provide compensation to our executives upon the occurrence of future events, such as the achievement of Company objectives and the termination of an individual’s employment or a change in control of the Company, and those regarding expectations that certain performance goals and/or targets for management and/or the Company will be attained, are forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Our forward-looking statements are subject to risks and uncertainties. Actual events or results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors that could cause actual events or results to differ materially from those we expected, include: general economic conditions, such as inflation, and the domestic and international political situation and the related impact on consumer confidence and spending; competitive factors, including the scale and potential consolidation of some of our competitors, rise of e-commerce spending, pricing and promotional activities of major competitors, and an increase in competition within the markets in which we compete; seasonal fluctuations in our net sales, operating income and inventory levels; the reduction in traffic to, or the closing of, the other destination retailers in the shopping areas where our stores are located; our ability to identify changing consumer preferences and demand; our ability to meet our environmental, social or governance (“ESG”) goals or otherwise expectations of our stakeholders with respect to ESG matters; extreme and/or unseasonable weather conditions caused by climate change or otherwise adversely impacting demand; effects of public health crises, epidemics or pandemics; our ability to sustain our growth plans or successfully implement our long-range strategic plans; our ability to execute our opportunistic buying and inventory management process; our ability to optimize our existing stores or maintain favorable lease terms; the availability, selection and purchasing of attractive brand name merchandise on favorable terms; our ability to attract, train and retain quality employees and temporary personnel in sufficient numbers; labor costs and our ability to manage a large workforce; the solvency of parties with whom we do business and their willingness to perform their obligations to us; import risks, including tax and trade policies, tariffs and government regulations; disruption in our distribution network; our ability to protect our protect our information systems against service interruption, misappropriation of data, breaches of security, or other cyber-related attacks; risks related to the methods of payment we accept; the success of our advertising and marketing programs in generating sufficient levels of customer traffic and awareness; damage to our corporate reputation or brand; impact of potential loss of executives or other key personnel; our ability to comply with existing and changing laws, rules, regulations and local codes; lack of or insufficient insurance coverage; issues with merchandise safety and shrinkage; our ability to comply with increasingly rigorous privacy and data security regulations; impact of legal and regulatory proceedings relating to us; use of social media by us or by third parties our direction in violation of applicable laws and regulations; our ability to generate sufficient cash to fund our operations and service our debt obligations; our ability to comply with covenants in our debt agreements; the consequences of the possible conversion of our convertible notes; our reliance on dividends, distributions and other payments, advance and transfers of funds from our subsidiaries to meet our obligations; the volatility of our stock price; the impact of the anti-takeover provisions in our governing documents; impact of potential shareholder activism; and other risks discussed from time to time in our filings with the U.S. Securities and Exchange Commission (“SEC”), including those under the heading “Risk Factors” in Part I, Item IA of the Company’s Annual Report on 10-K for the year ended February 3, 2024.

Many of these factors are beyond our ability to predict or control. In addition, as a result of these and other factors, our past financial performance should not be relied on as an indication of future performance. The cautionary statements referred to in this section also should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law, even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this Proxy Statement might not occur. Furthermore, we cannot guarantee future results, events, levels of activity, performance or achievements.

Burlington Stores, Inc. 2024 Proxy Statement	|	1

Proxy Statement Summary

This summary highlights information about Burlington Stores, Inc. (referred to in this Proxy Statement as “we,” “us,” “our,” “Burlington” or the “Company”), our Board of Directors (the “Board” or the “Board of Directors”) and our upcoming 2024 Annual Meeting of Stockholders (the “Annual Meeting” or “2024 Annual Meeting”) contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider, and you should read the entire Proxy Statement carefully before voting.

This Proxy Statement includes several website addresses and references to additional materials found on those websites, including our Corporate Social Responsibility Report. These websites and materials are provided for convenience only and the content on the referenced websites is not incorporated by reference herein and does not constitute a part of the Proxy Statement or any of the Company’s other SEC filings.

Annual Meeting Information

Date and Time:	Wednesday, May 22, 2024 8:00 a.m. Eastern Time
Location:	Virtually online via live audio webcast at: www.virtualshareholdermeeting.com/ BURL2024
Record Date:	March 28, 2024

Voting Matters and Board Recommendations

The Board of Directors recommends that you vote as follows on each proposal:

Voting Matter		Board’s Recommendation	Page Reference
Proposal 1:	Election of Four Directors Nominated by the Board and Named in this Proxy Statement	FOR each director nominee	12
Proposal 2:	Ratification of Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Certified Public Accounting Firm for the Fiscal Year Ending February 1, 2025	FOR	39
Proposal 3:	Non-Binding Advisory Approval of the Compensation of the Company’s Named Executive Officers (“Say-On-Pay”)	FOR	42
Proposal 4:	Approval of Amendment to the Company’s Amended and Restated Certificate of Incorporation Providing for Officer Exculpation Under Delaware Law	FOR	79
Proposal 5:	Approval of Amendment to the Company’s Amended and Restated Certificate of Incorporation to Declassify the Board of Directors	FOR	81

2	|	Burlington Stores, Inc. 2024 Proxy Statement

PROXY STATEMENT SUMMARY

Company Overview

Headquartered in New Jersey, we are a nationally recognized off-price retailer with net sales of $9.7 billion for the fiscal year ended February 3, 2024 (“fiscal 2023”). We are a Fortune 500 company and our common stock is traded on the New York Stock Exchange under the ticker symbol “BURL.” We operated 1,007 stores as of the end of fiscal 2023 in 46 states, Washington D.C. and Puerto Rico, principally under the name Burlington Stores. Our stores offer an extensive selection of in-season, fashion-focused merchandise at up to 60% off other retailers’ prices, including women’s ready-to-wear apparel, menswear, youth apparel, baby, beauty, footwear, accessories, home, toys, gifts and coats. Under the oversight of our Board of Directors, we continue to focus on a number of ongoing initiatives aimed at increasing our overall profitability, including:

•	Driving Comparable Store Sales Growth

•	Expanding and Enhancing Our Retail Store Base

•	Enhancing Operating Margins

These strategies, which are more fully discussed in our Annual Report on Form 10-K for fiscal 2023 (the “fiscal 2023 10-K”), are designed to drive long-term value for our stockholders and maintain a sustainable competitive advantage.

Fiscal 2023 Performance

In fiscal 2023 we delivered strong financial results in a challenging environment. Below is a summary of our 53-week fiscal 2023 performance compared with our 52-week fiscal year ended January 28, 2023 (“fiscal 2022”):

•	We generated total revenues of $9,727 million compared with $8,703 million in fiscal 2022

•	Total sales increased 12%

•	Net income increased 48%, or $110 million, to $340 million, or $5.23 per share vs. $3.49 per share in fiscal 2022, an increase of 50%

•	In fiscal 2023 we acquired 64 Bed Bath & Beyond store leases, significantly strengthening our new store pipeline.

For purposes of comparison, for the 52 weeks ended January 27, 2024 compared with the 52 weeks ended January 28, 2023, and excluding approximately $18 million of expenses associated with the acquisition of the Bed Bath & Beyond store leases:

•	Adjusted Net Income increased 44% to $405 million and Adjusted EPS was $6.24 vs. $4.26, an increase of 46%; and
•	Adjusted EBIT increased 39%, or $166 million, to $596 million

•	We opened 80 net new stores

In fiscal 2023 we also strengthened our balance sheet, enhanced our liquidity position, and returned significant excess cash to our stockholders. During the year, we used excess cash to pay down $110 million of our 2.25% Convertible Senior Notes due in 2025 and we returned $232 million to stockholders through common stock repurchases. We ended the fiscal year with $1.6 billion in liquidity, including $925 million in cash.

Information regarding how we calculate Adjusted Net Income (which is divided by our fully diluted weighted average shares outstanding for fiscal 2023 of 64,917 thousand and for fiscal 2022 of 65,901 thousand to arrive at Adjusted EPS) and Adjusted EBIT, and a reconciliation of those non-GAAP financial measures to the most directly comparable GAAP financial measure, is contained in Appendix A.

Burlington Stores, Inc. 2024 Proxy Statement	|	3

PROXY STATEMENT SUMMARY

Governance Highlights

Our Board believes that good corporate governance promotes the long-term interests of stockholders, enhances Board and management accountability and helps build public trust in the Company. The Corporate Governance section beginning on page 22 describes our corporate governance framework and commitment. Highlights of our corporate governance practices include:

•	Independent Board Chair

•	9 out of 10 directors are independent

•	3 out of 10 directors (30%) are female

•	3 out of 10 directors (30%) reflect ethnic/racial diversity

•	At least 90% director and committee meeting attendance during fiscal 2023

•	40% of our Board has a tenure of six years or less

•	Majority voting standard and director resignation policy for directors in uncontested elections

•	Majority of director compensation paid in stock

•	Proxy access for director candidates nominated by eligible stockholders

•	Annual Board, director and committee self-evaluations

•	No unequal voting rights

•	Robust CEO, executive and non-employee director stock ownership guidelines

•	Corporate Governance Guidelines limit director membership on other public company boards

•	Board oversight of environmental, social and governance (“ESG”) matters

•	Robust stockholder engagement program, engaging with stockholders representing approximately 58% of our outstanding shares in conversations on governance, executive compensation, and ESG matters

•	No stockholder rights plan or “poison pill”

Board of Directors

The following table provides summary information about our directors. Additional information about each director’s background and experience can be found beginning on page 13.

					Committee Memberships (1)
Name	Primary or Former Occupation	Age	Director Since	Independent	AC	CC	NCGC

John J. Mahoney	Retired Vice Chairman, Staples, Inc. Chairman of the Board	72	2013	✓

Ted English	Executive Chairman, Bob’s Discount Furniture	70	2016	✓	●	●

Michael Goodwin	Former Senior Vice President, Chief Information Technology Officer, PetSmart, Inc.	63	2020	✓	●

Jordan Hitch	Former Managing Director, Bain Capital	57	2006	✓		C	●

William McNamara	Retired President, Macy’s Reinvent Strategies, Macy’s, Inc.	73	2014	✓			●

Michael O’Sullivan	Chief Executive Officer, Burlington Stores, Inc.	60	2019

Jessica Rodriguez	Former Chief Marketing Officer and President of Entertainment, Univision Communications Inc.	51	2018	✓			●

Laura J. Sen	Former Non-Executive Chairman and Chief Executive Officer, BJ’s Wholesale Club, Inc.	67	2018	✓	●

Paul J. Sullivan	Retired Partner, PricewaterhouseCoopers LLP	76	2012	✓	C

Mary Ann Tocio	Retired President and Chief Operating Officer, Bright Horizons Family Solutions, Inc.	75	2015	✓		●	C
(1)	NCGC = Nominating and Corporate Governance Committee; CC = Compensation Committee; AC = Audit Committee; C= Chair

4	|	Burlington Stores, Inc. 2024 Proxy Statement

PROXY STATEMENT SUMMARY

Board Composition Highlights

The Board takes a thoughtful and deliberate approach to Board composition to ensure that our directors have the backgrounds, talents, skills, character, diversity, and expertise sufficient to provide sound and prudent guidance with respect to our operations and interests. Some of the key features of our Board composition are as follows:

Corporate Social Responsibility

Our commitment to Corporate Social Responsibility (“CSR”) is reflected in our most recent annual CSR report, covering fiscal year 2022, which discusses our efforts, including focus areas covering ESG issues of greatest importance to our business and stakeholders. Our CSR efforts, which the Board oversees, are reflected across the following five pillars:

Associates	Supply Chain	Communities	Governance and Ethics	Environment

Additional information about our CSR efforts can be found on page 34. We expect to publish our CSR report covering fiscal year 2023 in late Summer 2024.

Burlington Stores, Inc. 2024 Proxy Statement	|	5

PROXY STATEMENT SUMMARY

Executive Compensation Program Highlights

Our objective is to have an executive compensation program that will allow us to attract and retain executive officers of a caliber and level of experience necessary to effectively manage our business and to motivate those executive officers to drive stockholder value, consistent with our Core Values as described on page 33.

In fiscal 2023, approximately 90% of the target annual compensation for Mr. O’Sullivan, our Chief Executive Officer (the “CEO”), and approximately 81% of the average target annual compensation for our named executive officers (“NEOs”) other than Mr. O’Sullivan and Matt Pasch, who was promoted to the position of Executive Vice President and Chief Human Resources Officer mid-year, was “at-risk.”

Significant features of our executive compensation program include:

✓	Alignment of pay with Company financial performance

✓	Fifty percent of annual long-term incentive grants to NEOs is in the form of a performance stock unit (“PSU”) award

✓	Balance short-term and long-term incentives

✓	Annual stockholder Say-on-Pay votes

✓	Compensation Committee uses independent consultant

✓	Annual compensation risk assessment

✓	Independent Compensation Committee

✓	Robust CEO and executive stock ownership guidelines

✓	Limits on annual incentive award and PSU award payments

✓	Robust compensation recoupment (or “clawback”) policy

✓	Regular review of share utilization
×	No excise tax gross-ups

×	No stock options granted below fair market value

×	No option repricing without stockholder approval

×	No hedging or pledging of Company stock by executive officers or directors

×	No automatic “single-trigger” change in control vesting of equity awards

×	No pension plans or supplemental executive retirement plans (SERPs)

×	No guaranteed bonuses or salary increases

×	No evergreen provision or reload options

×	No liberal share recycling

Please see the Compensation Discussion and Analysis beginning on page 46 for an overview of our executive compensation program together with a description of the material factors underlying the decisions that resulted in the fiscal 2023 compensation provided to the NEOs identified below.

Named Executive Officers

Michael O’Sullivan	Chief Executive Officer

Kristin Wolfe	Executive Vice President and Chief Financial Officer

Jennifer Vecchio	Group President and Chief Merchandising Officer

Travis Marquette	President and Chief Operating Officer

Matthew Pasch	Executive Vice President and Chief Human Resources Officer

Michael Allison	Former Executive Vice President and Chief Administrative Officer

6	|	Burlington Stores, Inc. 2024 Proxy Statement

2024 Proxy Statement

This Proxy Statement and the accompanying materials are being made available to stockholders of Burlington Stores, Inc. beginning on or about April 5, 2024. In this Proxy Statement, you will find information on the matters to be presented at the Annual Meeting and information to assist you in voting your shares.

About the Annual Meeting

Who is soliciting my vote?

The Company is providing this Proxy Statement in connection with the solicitation by the Board of proxies to be voted at the Annual Meeting and at any reconvened or rescheduled meeting following any adjournment or postponement of the Annual Meeting.

What will I be voting on?

You will be voting on:

•	Election of the four directors nominated by the Board and named in this Proxy Statement (Proposal 1);

•	Ratification of the appointment of Deloitte & Touche LLP as our independent registered certified public accounting firm for the fiscal year ending February 1, 2025 (“fiscal 2024”) (Proposal 2);

•	Non-binding advisory approval of the compensation of our NEOs (Say-On-Pay) (Proposal 3);

•	Approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation providing for officer exculpation under Delaware law (Proposal 4);

•	Approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to declassify the Board of Directors (Proposal 5); and

•	Any other business that may properly come before the Annual Meeting and any adjournment or postponement of the Annual Meeting.

What are the Board of Directors voting recommendations?

The Board recommends that you vote:

•	FOR each of the four directors nominated by the Board and named in this Proxy Statement (Proposal 1);

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered certified public accounting firm for fiscal 2024 (Proposal 2);

•	FOR the non-binding advisory approval of the compensation of our NEOs (Proposal 3);
•	FOR the approval of the amendment to the Company’s Amended and Restated Certificate of Incorporation providing for officer exculpation under Delaware law (Proposal 4); and

•	FOR the approval of the amendment to the Company’s Amended and Restated Certificate of Incorporation to declassify the Board of Directors (Proposal 5).

Who is entitled to vote?

All stockholders who owned the Company’s common stock at the close of business on the record date, March 28, 2024, are entitled to attend and vote at the Annual Meeting, or at any adjournment or postponement of the Annual Meeting.

How many votes do I have?

You will have one vote on each matter for every share of the Company’s common stock you owned on the record date. There is no cumulative voting.

How many votes can be cast by all stockholders?

Each share of the Company’s common stock is entitled to one vote. On the record date, the Company had 63,864,640 shares of common stock outstanding and entitled to vote.

How many shares must be present to hold the Annual Meeting?

A majority of the outstanding shares of the Company’s common stock must be present or represented by proxy at the Annual Meeting in order to have a quorum. If the persons present or represented by proxy at the Annual Meeting constitute the holders of less than a majority of the outstanding shares of common stock as of the record date, the Annual Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

Burlington Stores, Inc. 2024 Proxy Statement	|	7

2024 PROXY STATEMENT

Shares are counted as present at the Annual Meeting if stockholders attend the meeting and vote virtually or if a proxy has been properly submitted by or on behalf of a stockholder. Abstentions and “broker non-votes” are counted for purposes of determining the presence of a quorum. A “broker non-vote” occurs when a bank, broker or other nominee (a “broker”) holding shares for a beneficial owner submits a proxy for the Annual Meeting without voting on a particular proposal because the broker has not received instructions from the beneficial owner and does not have discretionary voting power with respect to that proposal. A broker may exercise its discretionary voting power with respect to the ratification of the appointment of Deloitte & Touche LLP as our independent registered certified public accounting firm for fiscal 2024 (Proposal 2), but does not have discretion to vote with respect to the election of directors (Proposal 1), the non-binding advisory approval of the compensation of our NEOs (Proposal 3), the approval of the amendment to the Company’s Amended and Restated Certificate of Incorporation providing for officer exculpation under Delaware law (Proposal 4), or the approval of the amendment to the Company’s Amended and Restated Certificate of Incorporation to declassify the Board of Directors (Proposal 5).

How many votes are required to elect directors and approve the other proposals?

Our Amended and Restated Bylaws (the “Amended Bylaws”) require that, in an uncontested election of directors (Proposal 1), each director will be elected by a majority of the votes cast by the shares present virtually or represented by proxy at the Annual Meeting and entitled to vote in the election of such director such that the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that director nominee. Please see page 22 for a further description of our majority vote standard for the election of directors. Proposals 2 and 3 require the approval of the holders of a majority of votes present virtually or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Proposal 4 requires the approval of the holders of the majority of outstanding shares entitled to vote on the proposal. Proposal 5 requires the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all outstanding shares of capital stock of the Company entitled to vote generally in the election of directors. Abstentions have no effect on the determination of whether a director nominee has received the requisite amount of votes cast (Proposal 1), but will have the same effect as a vote “against” Proposals 2, 3, 4 or 5. Broker non-votes have no effect on the determination of whether a director nominee is elected or whether Proposal 3 has received the requisite number of votes cast to pass, but will have the same effect as a vote “against” Proposals 4 or 5. There will not be any broker non-votes with respect to Proposal 2, because brokers will have discretionary voting authority on Proposal 2.

Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

We take advantage of the SEC rules that allow issuers to furnish proxy materials to their stockholders on the internet. We believe these rules allow us to provide our stockholders with the information they need while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a Notice of Internet Availability of Proxy Materials, which indicates how our stockholders may: (i) access their proxy materials and vote their proxies over the internet or by telephone; or (ii) make a request to receive a printed set of proxy materials by mail.

How do I vote?

Registered Holders

If you are a “registered holder” (meaning your shares are registered in your name with our transfer agent, Equiniti Trust Company, LLC (“Equiniti ”)), then you may vote either during the Annual Meeting using the control number included on your Notice of Internet Availability of Proxy Materials or paper proxy card, or in advance of the Annual Meeting by proxy. If you decide to vote by proxy, you may vote via the internet, by telephone or by mail, and your shares will be voted at the Annual Meeting in the manner you direct. For those stockholders who receive a Notice of Internet Availability of Proxy Materials, the Notice provides information on how to access your online proxy card and vote via the internet or how to vote by telephone or receive a paper proxy card to vote by mail. Internet and telephone voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time on May 21, 2024.

8	|	Burlington Stores, Inc. 2024 Proxy Statement

2024 PROXY STATEMENT

In the event that you return a signed proxy card on which no directions are specified, your shares will be voted as the Board recommends.

Beneficial Holders

If, like most stockholders, you are a beneficial owner of shares held in “street name” (meaning a broker holds shares on your behalf), then you may vote during the Annual Meeting using the control number included on your Notice of Internet Availability of Proxy Materials or the instructions that accompanied your proxy materials.

Alternatively, you may provide instructions to the nominee that holds your shares to vote by completing, signing and returning the voting instruction card that the nominee provides to you, or by using the voting arrangements described on the voting instruction card, the Notice of Internet Availability of Proxy Materials or other materials that the nominee provides to you.

If you do not vote or provide voting instructions to your nominee, this results in a broker non-vote and the nominee will not vote your shares on the election of directors (Proposal 1), the non-binding advisory approval of the compensation of our NEOs (Proposal 3), the approval of the amendment to the Company’s Amended and Restated Certificate of Incorporation providing for officer exculpation under Delaware law (Proposal 4), or the approval of the amendment to the Company’s Amended and Restated Certificate of Incorporation to declassify the Board of Directors (Proposal 5), but your nominee may exercise its discretionary voting power with respect to the ratification of the appointment of Deloitte & Touche LLP as our independent registered certified public accounting firm for fiscal 2024 (Proposal 2) and register your shares as being present at the Annual Meeting for purposes of determining a quorum.

What does it mean if I receive more than one notice, proxy or voting instruction card?

It means that your shares may be registered differently or held in more than one account. Please provide voting instructions for all notices, proxy and voting instruction cards you receive. Certain brokers have procedures in place to discontinue duplicate mailings upon a stockholder’s request. You should contact your broker for more information.

Can I change my vote after I execute my proxy?

You may revoke or change a previously delivered proxy at any time before the Annual Meeting by delivering another proxy with a later date, by voting again via the internet or by telephone, or by delivering written notice of revocation of your proxy to our General Counsel and Corporate Secretary at our principal executive offices before the beginning of the Annual Meeting. You may also revoke your proxy by attending the Annual Meeting and voting virtually, although attendance at the Annual Meeting will not, by itself, revoke a valid proxy that was previously delivered. If you hold shares in “street name,” you must contact the nominee that holds the shares on your behalf to revoke any prior voting instructions. You also may revoke any prior voting instructions by voting virtually at the Annual Meeting using your control number as described above.

Will my vote be kept confidential?

Yes. The Company’s policy is that all proxy or voting instruction cards, ballots and vote tabulations which identify the vote of an individual stockholder are to be kept secret unless required by law. Your vote will be disclosed to Burlington or its agents only:

•	to allow the independent election inspectors to certify the results of the vote;

•	if there is a proxy contest involving us; or

•	if you make a written comment on your proxy or voting instruction card.

How do I attend and ask questions at the Annual Meeting?

This year, the Annual Meeting will again be held in a virtual-only format. This meeting format provides for an opportunity for participation from any location that is safe and convenient to an attendee, and we are committed to ensuring that our attendees have substantially the same opportunities to participate in a virtual setting as they would at an in-person meeting.

If you are a registered holder, you can attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/BURL2024 and entering the 16-digit control number previously

Burlington Stores, Inc. 2024 Proxy Statement	|	9

2024 PROXY STATEMENT

provided to you in your proxy materials. If your shares are held in “street name,” your control number should be included with your voting instructions received from your broker or other nominee. Please follow the instructions on your Notice of Internet Availability, proxy card, voting instruction form or other applicable proxy notice that you received for accessing the virtual Annual Meeting. If your broker or other nominee has not provided you with your control number or if you have misplaced your control number, please contact them for instructions on how to attend the virtual Annual Meeting.

Stockholders who attend the virtual Annual Meeting by following the above instructions will have an opportunity to vote and to submit questions electronically in accordance with the rules of conduct for the meeting, which will be available for review during the meeting at www.virtualshareholdermeeting.com/BURL2024. Guests without a control number may access the virtual Annual Meeting by visiting the virtual meeting site provided above, but will not be able to vote or submit questions during the meeting.

We will answer questions during the meeting that comply with the rules of conduct as time permits. Responses to such questions that we do not have time to respond to during the Annual Meeting will be posted to our Investor Relations website following the Annual Meeting. If we receive substantially similar questions, we will group such questions together.

How can I request technical assistance during the Annual Meeting?

The meeting will begin promptly at 8:00 a.m. Eastern Time. You may access the meeting webcast 15 minutes prior to the start time, and we encourage you to allow ample time to log in and test your computer audio system. If you encounter any difficulty accessing the Annual Meeting, please call the Call Center Support number displayed on the login page for the Annual Meeting site.

Who pays for this proxy solicitation?

We will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing and mailing of the Notice of Internet Availability of Proxy Materials, this Proxy Statement, the proxy and any additional solicitation material that we may provide to stockholders. Copies of solicitation material will be provided to brokerage firms, fiduciaries, custodians and other nominees holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners. We have hired Innisfree M&A Incorporated (“Innisfree”), a proxy solicitation firm, to assist in soliciting proxies for an estimated fee of $17,500 plus reimbursement of reasonable expenses. Further, the original solicitation of proxies by mail and through the internet may be supplemented by solicitation by mail, email, facsimile, personal interview or telephone and other means by our directors, officers and associates. No additional compensation will be paid to these individuals for any such services.

Who can I contact with questions?

If you have any questions or need assistance voting, please contact Innisfree. Stockholders may call 1-888-750-5834. Banks and brokers may call 1-212-750-5833.

Who are the proxyholders and how were they selected?

The proxyholders are Michael O’Sullivan, Kristin Wolfe and Karen Leu, each of whom was selected by our Board of Directors and is an officer of the Company. The proxyholders will vote all proxies, or record an abstention, in accordance with the directions on the proxy. If no direction is given, the shares will be voted as recommended by our Board of Directors.

Could other matters be decided at the Annual Meeting?

We do not know of any other matters that will be considered at the Annual Meeting. If any matter other than those described in this Proxy Statement arises at the Annual Meeting, the proxies will be voted at the discretion of the proxy holders.

Is a stockholder list available for examination?

For ten days prior to the Annual Meeting, a complete list of stockholders of record entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose relevant to the Annual Meeting. Please contact our General Counsel and Corporate Secretary at 1-609-387-7800 x 53214 if you wish to examine the list prior to the Annual Meeting.

10	|	Burlington Stores, Inc. 2024 Proxy Statement

2024 PROXY STATEMENT

Are there any stockholder proposals this year?

No stockholder proposals are included in this Proxy Statement, and we have not received notice of any stockholder proposals to be raised at the Annual Meeting.

Where and when will I be able to find the voting results?

You can find the official results of the voting at the Annual Meeting in our Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Burlington Stores, Inc. 2024 Proxy Statement	|	11

Proposal No. 1 — Election of Directors

Overview of Our Board Structure

The Board currently consists of ten members divided into three classes as nearly equal in size as is practicable (designated Class I, Class II and Class III), with one class being elected each year for a three-year term. Each director’s term continues until his or her successor shall have been duly elected and qualified, or until his or her earlier death, resignation, removal or retirement.

At the Annual Meeting, stockholders will consider the election of four directors for terms ending in 2027. The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated Michael Goodwin, William McNamara, Michael O’Sullivan and Jessica Rodriguez, each a current Class II director, for election to the Board. In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for a substitute nominee, if any, who may be designated by the Board to fill the vacancy. As of the date of this Proxy Statement, the Board is not aware that any nominee is unable or will decline to serve as a director.

In determining whether to nominate each of the current Class II directors for another term, the Board considered the factors discussed below under the caption entitled “Selecting Nominees to the Board of Directors,” and concluded that each of the nominees standing for election possesses unique experiences, qualifications, attributes and skills that will enable each of them to guide the Company in the best interests of its stockholders. There are no family relationships among directors and executive officers of the Company.

12	|	Burlington Stores, Inc. 2024 Proxy Statement

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Nominees for Election at Annual Meeting

The following sets forth the name, age and information regarding the business experience and qualifications of each of the Class II nominees whose terms are expiring at the Annual Meeting:

Class II Directors—Terms Expiring at the 2024 Annual Meeting

Michael Goodwin Age: 63 Director since: 2020 Committee Membership: • Audit Skills and Experience: Broad-Based Business, Finance, Industry, Information Technology and Security, Leadership, Supply Chain

Key Qualifications:

Mr. Goodwin brings to the Board more than 30 years of information technology experience in the retail industry, including nearly two decades of C-Suite leadership. His wealth of expertise includes management of cybersecurity risks, fraud prevention, IT transformations, and development of strategic partnerships.

Career Highlights:

•	Senior Vice President and Chief Information Technology Officer, PetSmart, Inc., a pet supply retailer, from 2014 to 2023

•	Senior Vice President and Chief Information Officer of Technology and Business Enablement at Hallmark Cards, Inc. (“Hallmark”), a retailer of greeting cards and gifts, from 2006 until 2014

•	Joined Hallmark as an information technology analyst in 1990 and held positions of increasing responsibility prior to becoming CIO

Other Public Company Boards:

•	None

Other Biography Highlights:

•	Prior to joining Hallmark, served as an officer in the United States Army

•	NACD Directorship Certification

William McNamara

Age: 73

Director since: 2014

Committee Membership:

•  Nominating and Corporate Governance

Skills and Experience: Broad-Based Business, Business Development/M&A, Industry, Leadership, Sales and Marketing, Supply Chain

Key Qualifications:

Mr. McNamara brings to the Board over 30 years of experience in retail chain management, equipping him with deep insights into consumer behavior, brand building and operational matters. His expertise encompasses merchandising, product development, retail store operations, distributions, and brand innovation.

Career Highlights:

•	President of Macy’s Reinvent Strategies, a division of Macy’s, Inc., a department store retailer, from 2008 to 2009

•	Chairman and Chief Executive Officer of the Midwest division of Macy’s, Inc. from 2005 to 2008

•	Vice Chairman of May Department Stores Company, a department store retailer, from 2000 until its acquisition by Federated in 2005, responsible for all department store divisions

•	President of The May Merchandising Company, a department store retailer, from 1998 to 2000, responsible for leading all brand merchandising and product development

•	Began career at Filene’s, a division of May Department Stores, rising through the ranks of the merchandising organization

Other Public Company Boards:

•	None

Burlington Stores, Inc. 2024 Proxy Statement	|	13

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Michael O’Sullivan

Age: 60

Director since: 2019

Committee Membership:

•  None

Skills and Experience: Broad-Based Business, Finance, Industry, Information Technology and Security, Leadership, Public Company Board, Real Estate, Sales and Marketing, Supply Chain

Key Qualifications:

Mr. O’Sullivan’s day-to-day leadership and experience as our CEO gives him unique insights into our opportunities, challenges and operations. In addition to his experience as our CEO, he brings to the Board a wealth of knowledge and expertise from over 25 years of experience in the retail industry.

Career Highlights:

•	Chief Executive Officer of Burlington Stores, Inc. since September 2019

•	President and Chief Operating Officer of Ross Stores, Inc., an off-price retailer, from 2009 to 2019, and various roles at Ross Stores from 2003 to 2009

•	Partner at Bain & Company, a global consulting firm, from 1991 to 2003, working with companies in the retail industry on business strategy and performance improvement

Other Public Company Boards:

•	Ross Stores, Inc. from 2014 to 2019

Jessica Rodriguez

Age: 51

Director since: 2018

Committee Membership:

•  Nominating and Corporate Governance

Skills and Experience: Broad-Based Business, Industry, Leadership, Public Company Board, Sales and Marketing

Key Qualifications:

Ms. Rodriguez brings to the Board extensive operational, marketing, and consumer engagement experience. Her long background in media and marketing provides deep insight into consumer behavior, brand development, and consumer social and digital engagement.

Career Highlights:

•	Chief Marketing Officer and President of Entertainment of Univision Communications Inc., the leading media company serving Hispanic America, from 2018 until 2022, and Chief Brand Officer from 2021 until 2022

•	President and Chief Operating Officer, Univision Networks, a division of Univision Communications Inc., from 2018 until 2022

•	20-year tenure at Univision included roles of increasing responsibility, including as Executive Vice President of Programming Scheduling and Marketing, Senior Vice President of Univision Cable Networks and Station Manager & VP of Programming and Marketing at Univision Puerto Rico

Other Public Company Boards:

•	Vera Bradley, Inc., a designer of women’s handbags, luggage and other travel items, fashion and home accessories, and unique gifts, since January 2024

Recommendation of the Board of Directors

The Board of Directors unanimously recommends that the stockholders vote FOR the election of Michael Goodwin, William McNamara, Michael O’Sullivan and Jessica Rodriguez.

14	|	Burlington Stores, Inc. 2024 Proxy Statement

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Directors Continuing in Office

The following sets forth the name, age and information regarding the business experience and qualifications of each of the directors who will continue in office after the Annual Meeting:

Class I Directors—Terms Expiring at the 2026 Annual Meeting

Ted English

Age: 70

Director since: 2016

Committee Membership:

•  Audit

•  Compensation

Skills and Experience: Broad-Based Business, Business Development/M&A, Finance, Industry, Leadership, Public Company Board, Real Estate, Sales and Marketing, Supply Chain

Key Qualifications:

Mr. English brings to the Board more than 40 years of experience in the retail industry, including as chief executive of two leading off-price retail companies. His broad experience in large retail chain management encompasses marketing, finance and accounting, operational expertise, and supply chain management.

Career Highlights:

•	Executive Chairman, Bob’s Discount Furniture, Inc., a premier discount home furnishings company, since March 2016

•	Chief Executive Officer of Bob’s Discount Furniture from 2006 until March 2016

•	President and Chief Executive Officer of TJX Companies, Inc., a leading off-price retailer of apparel and home fashions, from 2000 (and President from 1999) to 2005

•	Chairman of The Marmaxx Group, a division of TJX, between 2000 and 2004, and held various other executive and merchandising positions with TJX from 1983 to 1999

Other Public Company Boards:

•	None

Other Biography Highlights:

•	Director of Bob’s Discount Furniture, Inc. since 2015

•	Director of Rue Gilt Groupe (formerly Rue La La), an e-commerce destination connecting world-class brands with next generation shoppers, since 2013

•	Member of the Board of Trustees of various funds within the multi-affiliate structure of Natixis Global Asset Management, a global asset management firm, since 2011

•	Director of BJ’s Wholesale Club, Inc., membership-only warehouse chain, from 2006 to 2011

Jordan Hitch

Age: 57

Director since: 2006

Committee Membership:

•  Compensation (Chair)

•  Nominating and Corporate Governance

Skills and Experience: Broad-Based Business, Business Development/M&A, Finance, Industry, Public Company Board

Key Qualifications:

Mr. Hitch brings to the Board more than 25 years of experience investing in and serving as an adviser and board member for retail companies at multiple stages of growth. He also possesses valuable strategic and financial expertise, including significant experience with capital markets transactions.

Career Highlights:

•	Active personal investor across a wide range of early-stage growth companies and renewable infrastructure projects

•	Managing Director at Bain Capital, a private investment firm, until 2015, leaving the firm after 18 years, and Senior Advisor until 2017

Other Public Company Boards:

•	Bright Horizons Family Solutions, Inc., an employer-sponsored childcare provider, since 2008

Other Biography Highlights:

•	Member of the Board of Trustees of Lehigh University since 2014

•	Current and former director of numerous private companies in the consumer and retail industries

Burlington Stores, Inc. 2024 Proxy Statement	|	15

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Mary Ann Tocio

Age: 75

Director since: 2015

Committee Membership:

•  Nominating and Corporate Governance (Chair)

•  Compensation

Skills and Experience: Broad-Based Business, Business Development/M&A, Finance, Leadership, Public Company Board, Real Estate, Sales and Marketing

Key Qualifications:

Ms. Tocio brings to the Board more than 20 years of experience managing complex and growing organizations through acquisitions, global expansion, and business transformations. Her significant public company board service provides experience with corporate governance matters, risk management, and management oversight.

Career Highlights:

•	President and Chief Operating Officer, Bright Horizons Family Solutions, Inc., an employer- sponsored childcare provider, from 2000 (and Chief Operating Officer from 1993) to 2015

•	Prior to Bright Horizons, held several positions with Wellesley Medical Management, Inc. (Health Stop), including Senior Vice President of Operations

Other Public Company Boards:

•	Bright Horizons Family Solutions, Inc., an employer-sponsored childcare provider, since 2001

•	Director of 1Life Healthcare, Inc., a chain of primary healthcare clinics, from 2021 until its acquisition by Amazon.com, Inc. in 2023

•	Director of Civitas Solutions, Inc. (The MENTOR Network), a provider of health and human services, from 2015 to 2019

•	Mac-Gray Corporation, a provider of laundry facilities management services, from 2006 to 2013

Other Biography Highlights:

•	Governing Trustee of the Dana Farber Cancer Institute since 2016

16	|	Burlington Stores, Inc. 2024 Proxy Statement

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Class III Directors—Terms Expiring at the 2025 Annual Meeting

John J. Mahoney

Chairman of the Board

Age: 72

Director since: 2013

Committee Membership:

•  None

Skills and Experience: Broad-Based Business, Business Development/M&A, Finance, Industry, Information Technology and Security, Leadership, Public Company Board

Key Qualifications:

Mr. Mahoney brings to the Board over 30 years of financial expertise and over 25 years of retail industry experience, including as chief financial officer of a leading retailer. Serving as an accomplished director for a variety of consumer companies provides Mr. Mahoney with insight into the complex board oversight responsibilities for consumer businesses.

Career Highlights:

•	Vice Chairman and Chief Financial Officer of Staples, Inc., a business and consumer goods retailer, from 2006 (and Chief Financial Officer from 1996) until 2012; also served as Executive Vice President, Chief Administrative Officer and Chief Financial Officer from 1997 to 2006

•	Prior to joining Staples, served as a partner at Ernst & Young LLP, including service in the firm’s National Office Accounting and Auditing group

Other Public Company Boards:

•	Bloomin’ Brands, Inc., a casual dining chain, since 2012

•	Chico’s FAS, Inc., a fashion retailer, from 2007 through 2024

•	The Michael’s Companies, Inc., an arts and crafts retail chain, from 2013 to 2021

•	Zipcar, Inc., a leading car-sharing service, from 2010 to 2012

•	Tweeter Home Entertainment Group, a national specialty consumer electronics retailer, from 2004 to 2007

•	Advo, Inc., a leading direct mail marketing services company, from 2001 to its acquisition in 2007

Other Biography Highlights:

•	Certified public accountant

Laura J. Sen

Age: 67

Director since: 2018

Committee Membership:

•  Audit

Skills and Experience: Broad-Based Business, Finance, Industry, Information Technology and Security, Leadership, Public Company Board, Real Estate, Sales and Marketing, Supply Chain

Key Qualifications:

Ms. Sen brings to the Board over 25 years of retail management leadership, including critical roles growing BJ’s from an early-stage business to a Fortune 500 company. Her deep skillset encompasses operations, merchandising, logistics, and financial expertise. Ms. Sen’s director service in a variety of sectors equips her with an understanding of different businesses, challenges and strategies.

Career Highlights:

•	Non-Executive Chairman of BJ’s Wholesale Club, Inc., a membership-only warehouse chain, from 2016 to 2018

•	Chief Executive Officer of BJ’s from 2009 to 2016

•	Chief Operating Officer of BJ’s from 2008 to 2009 and Executive Vice President of Merchandising and Logistics from 2007 to 2008 (and 1997 to 2003)

•	Principal of Sen Retail Consulting, a consulting firm advising retail companies on merchandising and logistics, from 2003 to 2006

Other Public Company Boards:

•	NCR Voyix Corporation, a software and services enterprise provider, since 2022

•	EMC Corporation, a provider of enterprise storage systems, from 2015 to its acquisition in 2016

•	rue21, inc., a specialty retailer, from 2012 to its acquisition in 2013

Other Biography Highlights:

•	Director of BJ’s Wholesale Club, Inc. from 2009 to 2018

•	Director of Massachusetts Mutual Life Insurance Company since 2012

•	Director of Massachusetts Port Authority since 2017

•	Director of Federal Reserve Bank of Boston from 2014 until 2016

•	Director of Abington Savings Bank from 2001 until 2004

Burlington Stores, Inc. 2024 Proxy Statement	|	17

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Paul J. Sullivan

Age: 76

Director since: 2012

Committee Membership:

•  Audit (Chair)

Skills and Experience: Broad-Based Business, Business Development/M&A, Finance, Industry, Information Technology and Security, Leadership

Key Qualifications:

Mr. Sullivan brings to the Board over 35 years of financial expertise, including substantial experience in corporate finance and accounting and extensive experience providing audit and financial reporting services to numerous organizations.

Career Highlights:

•	Partner, PricewaterhouseCoopers LLP from 1983 to 2009, including as a member of the Board of Partners, the Chair of the Finance Committee, and a member of the Management Evaluation and Compensation, Admissions and Strategy Committees

Other Public Company Boards:

•	None

Other Biography Highlights:

•	Certified public accountant

18	|	Burlington Stores, Inc. 2024 Proxy Statement

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Consideration of Skills and Experience

Below we identify and describe the key skills and experience that the Nominating and Corporate Governance Committee considers in concluding a director is qualified to serve on the Board. The Nominating and Corporate Governance Committee considers the skills and experience of directors and director nominees individually and in the broader context of the Board’s overall composition and the Company’s current and future needs. The experiences, qualifications, attributes and skills that the Board considered in the nomination of our directors are reflected in their individual biographies beginning on page 13 and the skills matrix below. The matrix is a summary; it does not include all the experiences and skills that each director offers, and if a particular experience or skill is not listed it should not suggest that it is not possessed by the director.

•	Broad-Based Business Expertise: Such expertise provides a depth of experience from which to draw on in evaluating issues, deliberating, decision-making, and making business judgments.

•	Business Development / Mergers and Acquisitions Experience: This experience is important because it helps in assessing potential growth opportunities.

•	Finance Experience: An understanding of finance and related reporting processes is important for directors. We measure our operating and strategic performance by reference to financial goals, including for purposes of executive compensation. In addition, accurate financial reporting is critical to our success. Directors who are financially literate are better able to analyze our financial statements, capital structure and complex financial transactions, and ensure the effective oversight of our financial measures and internal control processes.

•	Industry Experience: Industry experience gives directors a practical understanding of developing, implementing, and assessing our merchandising and customer engagement strategies.

•	Information Technology and Security Experience: This experience is relevant given the importance of technology to the retail marketplace and the importance of protecting both our and our customers’ information.
•	Leadership Experience: Directors with experience in significant senior leadership positions with large organizations over an extended period provide us with special insights. Strong leaders bring vision, strategic agility, diverse and global perspectives and broad business insight to the Company. These individuals demonstrate a practical understanding of how large organizations operate, including the importance of succession planning, talent management and how employee and executive compensation is set. They possess skills for managing change and growth and demonstrate a practical understanding of organizations, operations, processes, strategy, risk management and methods to drive growth.

•	Public Company Board Experience: Directors who have experience on other public company boards develop an understanding of corporate governance trends affecting public companies and the extensive and complex oversight responsibilities associated with the role of a public company director. They also bring to the Company an understanding of different business processes, challenges and strategies.

•	Real Estate Experience: Given our physical footprint, directors with real estate experience can provide insight on new opportunities and managing our existing locations.

•	Sales and Marketing Experience: Directors with experience in dealing with consumers, particularly in the areas of marketing, marketing-related technology, advertising or otherwise selling products or services to consumers, provide us with valuable insights. They understand consumer needs and are experienced in identifying and developing marketing campaigns that might resonate with consumers, the use of technology and emerging and non-traditional marketing media, and identifying potential changes in consumer trends and buying habits.

•	Supply Chain Experience: Directors with expertise in logistics and the management of relationships with suppliers provide important perspectives on achieving efficient operations and building partnerships to support growth.

Burlington Stores, Inc. 2024 Proxy Statement	|	19

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Director	Broad- Based Business	Business Development / M&A	Finance	Industry	Information Technology and Security	Leadership	Public Company Board	Real Estate	Sales and Marketing	Supply Chain
Ted English	✓	✓	✓	✓		✓	✓	✓	✓	✓
Michael Goodwin	✓		✓	✓	✓	✓				✓
Jordan Hitch	✓	✓	✓	✓			✓
John Mahoney	✓	✓	✓	✓	✓	✓	✓
William McNamara	✓	✓		✓		✓			✓	✓
Michael O’Sullivan	✓		✓	✓	✓	✓	✓	✓	✓	✓
Jessica Rodriguez	✓			✓		✓	✓		✓
Laura Sen	✓		✓	✓	✓	✓	✓	✓	✓	✓
Paul Sullivan	✓	✓	✓	✓	✓	✓
Mary Ann Tocio	✓	✓	✓			✓	✓	✓	✓

Collectively, the composition of our Board reflects a wide range of viewpoints, backgrounds and experience.

20	|	Burlington Stores, Inc. 2024 Proxy Statement

Information About Our Executive Officers

Set forth below is the name, age and certain information regarding each of our executive officers other than Mr. O’Sullivan, whose biographical information is presented above.

Jennifer Vecchio Group President and Chief Merchandising Officer

Ms. Vecchio, 58, has served as our Group President and Chief Merchandising Officer since July 2021. Prior to her promotion to this role, Ms. Vecchio served as our President and Chief Merchandising Officer from April 2019 through July 2021 and as our Chief Merchandising Officer/Principal from January 2017 through April 2019. From the commencement of her employment with us in May 2015 through January 2017, Ms. Vecchio served as our Executive Vice President and Chief Merchandising Officer. From January 2014 to May 2015, Ms. Vecchio provided consulting services to our merchandising organization. From 1997 to June 2011, Ms. Vecchio held various positions in the merchandising organization of Ross Stores, most recently serving as Executive Vice President of Merchandising—Mens/Kids from December 2009 through June 2011 and as Senior Vice President/GMM from February 2005 through December 2009 with various areas of responsibilities including Mens, Kids, Shoes, Lingerie and Hosiery. From 1988 through 1997, Ms. Vecchio held various positions in the merchandising organization of Macy’s.

Travis Marquette President and Chief Operating Officer

Mr. Marquette, 52, has served as our President and Chief Operating Officer since October 2021. Before joining Burlington, Mr. Marquette served as the Executive Vice President and Chief Financial Officer of Ross Stores from March 2021 through his resignation in July 2021. Prior to that, he was Ross Stores’ Group Senior Vice President and Chief Financial Officer from 2019 to 2021, Group Senior Vice President and Deputy Chief Financial Officer from 2018 to 2019, and Senior Vice President, Finance from 2017 to 2018. He was also Senior Vice President, Store Operations from 2015 to 2017, Group Vice President, Store Operations from 2013 to 2015, and Vice President, Store Operations Finance from 2009 to 2013. Prior to joining Ross in 2008 as Director, Strategic Planning, Mr. Marquette held various consulting and management roles over a 12-year period with Bain & Company, Carter’s Inc., and PricewaterhouseCoopers.

Kristin Wolfe Executive Vice President and Chief Financial Officer

Ms. Wolfe, 46, has served as our Executive Vice President and Chief Financial Officer since August 2022. Before joining Burlington, Ms. Wolfe served in a wide range of financial, strategic and operational roles at Ross Stores, Inc. Ms. Wolfe most recently served as Group Senior Vice President, Corporate Finance of Ross Stores, Inc. from 2021 through her resignation in May 2022. Between 2009 and 2021, Ms. Wolfe served in a number of other roles at Ross Stores, including Senior Vice President, Store Operations from 2018 to 2021, Group Vice President, Store Finance and Strategy from 2016 to 2018, Vice President, Store Finance and Strategy from 2014 to 2016, Senior Director, Corporate Strategy from 2012 to 2014 and Director, Store Operations Finance from 2009 to 2012. Prior to her career with Ross Stores, Ms. Wolfe held various roles over a 10-year period with Bain & Company.

Matthew Pasch Executive Vice President and Chief Human Resources Officer

Mr. Pasch, 53, has served as our Executive Vice President and Chief Human Resources Officer since September 2023. Prior to his promotion to this role, he served as SVP of Human Resources from December 2021 through September 2023 and as SVP of Talent Acquisition, Benefits, Compensation, and HRIS from April 2019 through December 2021. From August 2013 through April 2019, Mr. Pasch served as Vice President of Talent Acquisition. He has also served as Director of Organizational Development and as Director of HR for Stores Support from the commencement of his employment with Burlington in April 2010 through February 2013. Prior to joining Burlington, Mr. Pasch held various roles in HR, Stores Support, and Supply Chain Operations over an eleven-year period with Finlay Fine Jewelry.

Burlington Stores, Inc. 2024 Proxy Statement	|	21

Corporate Governance

The Board is committed to strong corporate governance because it promotes the long-term interests of stockholders, enhances Board and management accountability and helps build public trust in the Company. The Board has adopted policies and processes that foster effective Board oversight of critical matters such as strategy and risk management. The Board and its committees review our major governance documents, policies and processes regularly in the context of current corporate governance trends, regulatory changes and recognized best practices. Below is an overview of our corporate governance structure and processes, including key aspects of our Board operations.

Corporate Governance Guidelines

The Board has developed and adopted Corporate Governance Guidelines (the “Guidelines”) to assist the Board in the exercise of its responsibilities and to best serve the interests of the Company and its stockholders. The Guidelines cover matters including selection and composition of the Board; criteria for director independence; director compensation and performance evaluations; the operation, structure and meetings of the Board and the committees of the Board; and other matters relating to our corporate governance. The Guidelines also describe the Company’s stock ownership guidelines and compensation recoupment (or “clawback”) policy, which is incremental to our policy (adopted by the Compensation Committee) complying with the requirements of Section 954 of the Dodd-Frank Act and the related rules and regulations promulgated by the SEC and the New York Stock Exchange (“NYSE”). The Guidelines are available in the Investor Relations section of our corporate website, which can be accessed at www.burlingtoninvestors.com, under “Governance—Governance Overview.” The information contained on our website does not constitute a part of this Proxy Statement.

Majority Vote Standard for Election of Directors

The Amended Bylaws require that, in an uncontested election, each director will be elected by a majority of the votes cast by the shares present virtually or represented by proxy at the Annual Meeting and entitled to vote in the election of such director, such that the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that director nominee. The Guidelines require that, following any election of directors other than a contested election of directors, any incumbent director who was a nominee and who did not receive a majority of the votes cast by the shares present virtually or represented by proxy at the meeting and entitled to vote on the election of directors must promptly tender his or her offer of resignation to the Board for consideration by the Board.

The Guidelines further provide that a recommendation on whether or not to accept such a resignation offer will then be made by the Nominating and Corporate Governance Committee or, if each member of the

Nominating and Corporate Governance Committee did not receive the required majority vote or the Nominating and Corporate Governance Committee is otherwise unable to act, a majority of the Board will appoint a special committee of independent directors for the purpose of making a recommendation to the Board (the committee with authority to act is referred to as “Nominating Committee”). If no independent directors received the required majority vote, the Guidelines require that the Board act on the resignation offers. Within 60 days following certification of the stockholder vote, the Nominating Committee will consider the resignation offer and recommend to the Board the action to be taken. Absent a compelling reason for the director to remain on the Board, as determined by the Board in its business judgment, the Board will accept the resignation offer. Any director who tenders his or her resignation will not participate in the Nominating Committee recommendation or Board action regarding whether to accept the resignation

22	|	Burlington Stores, Inc. 2024 Proxy Statement

CORPORATE GOVERNANCE

offer. The Board will determine whether to accept the resignation offer and publicly disclose the decision and the reasons for the decision, by a press release, a filing with the SEC or other broadly disseminated means of communication, within 90 days following certification of the stockholder vote.

Proxy Access

Our Amended Bylaws permit a stockholder, or a group of up to 20 stockholders, owning at least 3% of our outstanding common stock continuously for at least three years, to nominate and include in our proxy materials for an annual meeting of stockholders director nominees constituting up to the greater of two nominees or 20% of the number of directors in office. The stockholders’ proxy access rights are subject to the satisfaction of conditions and other requirements by the stockholders and the director nominees as specified in our Amended Bylaws.

Board Leadership Structure

John Mahoney has served as Chairman of the Board since February 2020 and as a member of the Board since December 2013. Under the Guidelines, a Chair of the Board shall be elected annually from among the directors by the Board, and the Board retains the right to exercise its discretion in combining or separating the offices of Board Chair and Chief Executive Officer. This determination is made depending on what is in the best interest of the Company in light of all circumstances. In the event that the Chair is not an independent director, the Guidelines provide that the Board will appoint an independent director to serve in a lead capacity (the “Lead Independent Director”), with clearly delineated duties set forth in the Guidelines. Mr. Mahoney served as the Lead Independent Director from March 2016 until his appointment as Chairman. As Mr. Mahoney is an independent director, the Board does not currently have a Lead Independent Director.

From his previous roles within senior management of Staples, Inc., as well as his former and current roles on public company boards that operate in a variety of industries and businesses, Mr. Mahoney brings to the Chairman role a career of leading large organizations. This expertise, combined with his extensive knowledge of Burlington and our strategic objectives and challenges, makes Mr. Mahoney well-positioned to continue in the Chairman role. Mr. Mahoney provides strong independent leadership to the Board, and the Board believes that having an independent Chair allows our Chief Executive Officer to focus on the operations of our business while the independent Chair focuses on leading the Board in its responsibilities.

Pursuant to our Amended Bylaws, the Board Chair will preside at all meetings of the Board at which he or she is present and will have such powers and perform such duties as the Board of Directors may from time to time prescribe. Current additional responsibilities of the Chair include:

•	Presiding over executive sessions of the independent directors;

•	Presiding over the annual stockholders meeting;

•	Having authority to call meetings of the Board and of the independent directors;

•	Serving as a liaison and supplemental channel of communication between the CEO and the independent directors;

•	Providing input on information sent to the Board;

•	Approving agendas and schedules for meetings of the Board and coordinating with the committee chairs on the committee meeting agendas, including to assure sufficient time for discussion of agenda items and to determine the frequency and length of meetings;

•	Setting the agenda for executive sessions of independent directors;

•	Being available for consultation and direct communications with major stockholders;

•	Leading the process for the annual review of CEO objectives and performance; and

•	Leading the discussion of annual Board assessment results and communicating the results of individual director assessments.

The Board believes that its current leadership structure is appropriate and meets the Company’s current

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needs. The Board regularly assesses its leadership structure to determine the leadership structure that is the most appropriate for the Company at the time, including whether to combine the positions of Board Chair and Chief Executive Officer or keep them separate. In conducting such assessments, the Board may consider, among other things:

•	The effectiveness of the policies, practices and management in place to help ensure strong, independent Board oversight;

•	The Board’s performance and the effect a specific leadership structure could have on performance;

•	The Board Chair’s performance in that role (separate and apart from his/her performance as CEO, if applicable);

•	The views of our stockholders as expressed both during our stockholder engagement and through voting results at stockholder meetings;

•	Applicable legislative and regulatory developments; and

•	The practices at other similarly situated companies and trends in governance.

Board Oversight of Risk

The Board provides oversight of overall risks, with emphasis on strategic risks, which occurs as an integral and continuous part of the Board’s oversight of our business. For example, our principal strategic risks are reviewed as part of the Board’s regular discussion and consideration of our strategy, including the development and monitoring of specific initiatives and their overall alignment with our strategy. Similarly, the Board reviews the principal factors influencing our operating results, including the competitive environment, and discusses with our management the major events, activities and challenges affecting the Company.

While the Board is ultimately responsible for risk oversight, the Board has delegated to the Audit Committee the primary responsibility for oversight of our risk assessment and management process. The enterprise risk management process that we use to identify and manage key risks is designed so that management has processes in place to appropriately manage risk and considers a number of strategic, operational and macroeconomic and industry risks, including legal, regulatory and compliance risks, that could adversely impact the company or management’s achievement of business objectives.

Our internal audit department conducts an annual enterprise risk assessment to identify key risks across these categories, receiving feedback from members of senior management, the Board and Deloitte & Touche LLP, our independent registered certified public accounting firm, during the process. In conjunction with identifying enterprise risks, the internal audit department also undertakes an annual process to identify fraud risk. The Audit Committee reviews the results of these assessments and the related frameworks annually, and the Board and/or appropriate Board committees also discuss selected risks in more detail throughout the year. The head of the Company’s internal audit function regularly reports to the Audit Committee and, along with our Chief Financial Officer and representatives from Deloitte & Touche LLP, regularly meets in private sessions with the Audit Committee.

Our risk oversight process, including key risk focus areas for the Board and each of its committees, is summarized below. Additional detail regarding each committee’s oversight and responsibilities is included below under the caption entitled “Board Committees.”

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Cybersecurity

Cybersecurity represents an important component of the Company’s overall cross-functional approach to risk management. Our cybersecurity practices are integrated into the Company’s enterprise risk management (“ERM”) approach, and cybersecurity risks are among the core enterprise risks identified for oversight by the Board through our annual ERM assessment. While the Board is ultimately responsible for risk oversight, the Audit Committee oversees the overall review of our policies and procedures with respect to risk assessment and risk management, and has oversight of information technology and security matters, which includes cybersecurity strategies and risks, as well as data privacy and data protection (“Information Security”). The Audit Committee oversees the management of risks from cybersecurity threats, including the policies, processes, and practices that the Company’s management implements to address risks from cybersecurity threats.

Cybersecurity oversight is more fully discussed in Item 1C (“Cybersecurity”) of our fiscal 2023 10-K.

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CORPORATE GOVERNANCE

Environmental, Social and Governance

The Board provides oversight of the Company’s ESG matters. Because it encompasses such a broad area, ESG oversight is divided among several committees and the full Board.

•

The Audit Committee discusses risks related to ESG matters, as well as the steps management has taken to monitor and control such risks, and receives periodic reports from, and discusses related controls and procedures with, management regarding the Company’s ESG reporting and disclosures.

•	The Compensation Committee reviews the Company’s human capital management practices, including diversity, equity and inclusion programs.

•

The Nominating and Corporate Governance Committee reviews ESG trends, issues and concerns, including legislative and regulatory developments, that could significantly affect the public affairs of the Company and, in concert with the Board, reviews the Company’s strategies, practices and policies relating to, as well as engagement with stockholders and other stakeholders on, ESG matters.

See the section below entitled “Culture and Corporate Social Responsibility” for more information regarding our CSR efforts including focus areas covering ESG issues of greatest importance to our business and stakeholders.

Strategic Planning

Our Board has significant oversight of our corporate strategy and long-range operating plans. Acting as a full Board and through each independent Board committee, the Board is fully engaged in the Company’s strategic planning process. Setting the strategic course of the Company involves a high level of constructive engagement between management and the Board. Management develops and prioritizes strategic plans, which are then reviewed with the Board along with the Company’s challenges, industry dynamics and other factors.

Management provides the Board with updates throughout the year regarding the implementation and results of the Company’s strategic plans, as well as frequent updates regarding the Company’s financial performance. In addition, our CEO communicates regularly with the Board on important business opportunities and developments. As a result, the Board has substantial oversight of the development and implementation of the Company’s strategic plans, and the Board is able to effectively monitor the Company’s progress and provide meaningful feedback with respect to the strategic goals and objectives.

Independent Directors

Under the Guidelines, our Board will determine the independence of a director according to the definitions of “independent director” included in the pertinent listing standards of the NYSE and other relevant laws, rules and regulations. The Board evaluates any relationships of each director and nominee, as well as any member of his or her immediate family, with the Company and makes an affirmative determination whether or not such director or nominee is independent.

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The Board has affirmatively determined that (i) each of our directors other than Mr. O’Sullivan, our CEO, is independent under the criteria established by the NYSE for director independence; (ii) Ms. Sen and Messrs. Sullivan, English and Goodwin meet the additional independence requirements of the NYSE and the SEC applicable to Audit Committee members; and (iii) Ms. Tocio and Messrs. Hitch and English meet the additional independence requirements of the NYSE and the SEC applicable to Compensation Committee members.

Meeting Attendance

During fiscal 2023, the Board held four meetings. Each director attended at least 90% of the meetings of the Board and of the committees of which such director was a member during this period.

We invite all incumbent directors, as well as all nominees for election as director, to attend the Annual Meeting, but we do not have a formal attendance requirement. All directors attended our 2023 Annual Meeting of Stockholders.

Executive Sessions

Our independent directors meet in separate executive sessions without management during regularly scheduled Board meetings to review matters concerning the relationship of the Board with management and such other matters as deemed appropriate. The independent Chairman or the Lead Independent Director, as applicable, presides over executive sessions of the independent directors.

Stockholder Engagement

The Board values an open dialogue with stockholders and believes that it is important to foster long-term relationships and understand stockholder perspectives. We have a robust outreach program and routinely engage with stockholders to help the Board and management gain insights and feedback. During the course of these engagements, we seek input on a variety of corporate governance, executive compensation and ESG topics that may impact our business or reputation. These engagements include the participation of leaders from our investor relations, legal and corporate social responsibility departments, as well as directors when requested and appropriate. Stockholder feedback is shared with our Board and its committees as appropriate.

✓

This stockholder engagement program complements the ongoing dialogue throughout the year among stockholders and our Chief Executive Officer, Chief Financial Officer, and investor relations team on our long-term strategy, business results, operations and outlook.

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CORPORATE GOVERNANCE

Our stockholder outreach efforts undertaken in connection with the 2024 Annual Meeting included engaging a number of our stockholders, collectively representing approximately 58% of our outstanding shares as of December 31, 2023. The stockholders to which we reached out either arranged for individual discussions with us, informed us that a meeting was not necessary, or did not indicate that a meeting was necessary.

Given the Board’s commitment to understanding the perspectives of our stockholders and to considering direct stockholder feedback, we believe that this process keeps our Board informed of stockholders’ priorities and allows the Board to address stockholder feedback effectively.

In recent years, we have taken a number of actions based on stockholder feedback to strengthen our corporate governance, executive compensation and ESG programs and related disclosure. For example, the Board adopted proxy access and implemented a majority voting standard in uncontested director elections; the Compensation Committee revised the design of our long-term incentive plan such that a significant portion of the awards made to our NEOs are now granted in the form of performance stock units with vesting based on pre-established goals linked to our performance; and we added a matrix to our Proxy Statement to describe each director’s skills. We also recently enhanced our chemical management program and set our first environmental targets for reducing Scope 1 and 2 greenhouse gas emissions, and we now publish our current EEO-1 report, which can be accessed at www.burlingtoninvestors.com, under “Corporate Social Responsibility – Social.” The Compensation Committee also considered stockholder feedback when designing the structure of our 2024 PSU grants, as further discussed in the Compensation Discussion and Analysis below. These examples evidence our continued commitment to remain responsive on a variety of stockholder concerns.

Over the past year, we engaged extensively with our stockholders on governance matters, particularly regarding Board classification. Based on stockholder feedback from these discussions and an extensive review of prevailing corporate governance trends and market practices, our Board concluded that the declassification of the Board is in the best interests of the Company and our stockholders. Thus, we have included a proposal in this Proxy Statement to declassify the Board.

We encourage our stockholders to share feedback at any time, and the Board has established a process to facilitate stockholders’ communications with the Board as described below.

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Communications with the Board of Directors

Stockholders and other interested parties may communicate directly with the Board, the independent directors as a group or specified individual directors by writing to such individual or group care of our General Counsel and Corporate Secretary at the following address: Burlington Stores, Inc., 2006 Route 130 North, Burlington, New Jersey 08016. Our General Counsel and Corporate Secretary will forward all correspondence to the relevant group or individual.

In addition, the Audit Committee has adopted a policy to ensure that procedures are in place for the receipt,

retention and treatment of complaints or concerns regarding accounting, financial reporting, internal accounting controls or auditing matters of the Company, and complaints regarding these matters may be submitted to our Legal Department by email (BSIsubmissions@burlington.com) or by writing care of our General Counsel and Corporate Secretary at the address set forth in the immediately preceding paragraph. Complaints may also be submitted confidentially and anonymously by contacting our ethics and compliance hotline, which is maintained by an independent third-party service provider.

Stock Ownership Guidelines

We have a long-standing approach of compensating our executives, as well as our non-employee directors, in part with stock awards. We believe that retention of a meaningful amount of the Company’s stock encourages a long-term perspective and further aligns the interests of these individuals with those of our stockholders.

Accordingly, the Compensation Committee has adopted stock ownership guidelines providing that (i) the CEO should own shares of our common stock with a value equal to or exceeding six times his or her then-current base salary; (ii) the Company’s executive officers and the remaining members of the Company’s executive leadership team (excluding the CEO) should own shares of our common stock with a value equal to or exceeding three times his or her then-current base salary; and (iii) non-employee directors should own shares of our common stock with a value equal to or exceeding five times the annual base cash retainer paid to non-employee directors.

Stock ownership includes shares owned directly or held in trust by the individual and shares subject to unvested service-based restricted stock and restricted stock unit awards. Stock ownership under the guidelines does not include shares that an individual has the right to acquire through unvested performance-based restricted stock unit awards or shares subject to outstanding stock options (whether vested or unvested).

Until the required ownership level is reached, as determined by the Company, all individuals subject to the stock ownership guidelines will be required to retain 50% of the shares of common stock underlying each equity grant received from us after giving effect to any tax withholding obligations arising from the vesting or exercise of such grants.

As of the end of fiscal 2023, each continuing NEO and non-employee director owned shares in excess of the applicable guideline or was in compliance with the retention requirement described above.

Director Orientation

Director education about the Company and our industry is an ongoing process, which begins when a director joins the Board. Upon joining the Board, new directors are provided with an orientation about the Company, including our business, strategy and governance. During the orientation process, new directors have a series of meetings with executives responsible for each of our business units to develop relationships and gain an understanding of the Company’s operations, strategies, challenges and opportunities. Based on input from our directors, we believe that the orientation process provides new directors with a strong foundation in our business and accelerates their ability to fully engage in Board deliberations.

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CORPORATE GOVERNANCE

Board and Committee Evaluations

The Corporate Governance Guidelines provide that the Board and each of its committees should conduct an annual self-evaluation of its overall performance and effectiveness. Through this process, which is overseen by the Nominating and Corporate Governance

Committee, directors review the Board, its committees and individual (peer) directors, addressing areas where the Board feels it functions effectively, and importantly, areas where the Board believes it can improve.

Selecting Nominees to the Board of Directors

Identification of Director Nominees

The Board is responsible for nominating candidates for election as directors by our stockholders and filling vacancies and new directorships on the Board, in each case based on the recommendation of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee identifies nominees by first considering the broader context of the Board’s overall composition and the Company’s current and future needs to establish which skills and experience are needed on the Board. Current members of the Board with skills and experience that are relevant for our business and who are willing to continue in service are considered for re-nomination, and the Board recognizes that incumbent directors should not expect to be renominated automatically or continually. The Nominating and Corporate Governance Committee will also periodically consider whether the Board should increase its size to add directors with relevant skills and experience or fresh perspectives that are needed on the Board. In the event that the Board determines to nominate a new director, the Nominating and Corporate Governance Committee will then identify the desired skills and experience of a new nominee. The Nominating and Corporate Governance Committee may, in its discretion, also engage a consultant or search firm to assist in identifying qualified individuals.

As set forth in the Guidelines, it is the policy of our Board that directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our stockholders. It is also the policy of the Board that the composition of the Board and its committees adheres to the standards of independence required by the NYSE and applicable law and reflect a range of talents, ages, skills, character, diversity (including gender and racial/ethnic diversity), and expertise sufficient to provide sound and prudent guidance with respect to the operations and interests of the Company.

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CORPORATE GOVERNANCE

Director Candidates Recommended by Stockholders. The Nominating and Corporate Governance Committee will consider and evaluate persons recommended by stockholders in the same manner as it considers and evaluates other potential directors.

Proxy Access. Our Amended Bylaws enable eligible stockholders to have their own qualifying director nominee(s) included in the Company’s proxy materials, along with candidates nominated by our Board of Directors, as described in further detail above under the caption entitled “Proxy Access.”

Diversity and Board Tenure

The Board is committed to a diversified membership, in terms of both the individuals involved as well as their various experiences and areas of expertise. In connection with the selection of nominees for director, the Nominating and Corporate Governance Committee strives to identify and recruit high-caliber individuals whose diverse talents, perspectives, experiences and backgrounds (including any diverse qualities or attributes that are self-identified by the applicable candidate, such as gender, race and ethnicity) would preserve and enhance the inclusive environment in which the Board currently functions.

The Board also aims to maintain an appropriate balance of tenure across our directors. The charts below reflect the gender composition, diversity and Board tenure of our directors.

Board Service Policies

Service on other boards

Our directors must be able to dedicate the time necessary for the diligent performance of their duties, including preparing for and attending Board and committee meetings. In this respect, the number of other public company boards our directors may join are generally limited to ensure that a director is not “over-boarded.” The Guidelines provide that directors who are executive officers should not serve on the board of more than one other public company (in addition to the Company), and no director should serve on more than three other boards of public companies in addition to our Board. In addition, no director may serve as a member of our Audit Committee if he or she serves on the audit committees of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on our Audit Committee.

Directors who change their present job responsibility

It is the sense of the Board that directors who retire or otherwise change from the principal occupation or background association they held when they were originally invited to join our Board should volunteer to resign from the Board. The Board does not believe that such directors should necessarily leave the Board. The Guidelines provide that there should, however, be an opportunity for the Nominating and Corporate Governance Committee to review with the Board the continued appropriateness of Board membership under the circumstances.

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CORPORATE GOVERNANCE

Board Refreshment

The Board and the Nominating and Corporate Governance Committee frequently assess the composition of the Board and seek to strike a balance between the knowledge and understanding of our business that comes from longer-term service on the Board with the fresh ideas and perspective that can come from adding new members. The Board has determined that neither director term limits nor a mandatory retirement age is required to strike this balance.

While term limits or a mandatory retirement age could help ensure that there are new viewpoints available to the Board, they hold the disadvantage of losing the contribution of directors who over time have developed increasing insight into us and our operations, and therefore provide an increasing contribution to the Board as a whole. The Board believes it can continue to maintain a composition closely aligned with our business needs, including fresh perspectives, diverse viewpoints and relevant qualifications, through the annual evaluation process and the process for nominating director candidates.

The Board recognizes that incumbent directors should not expect to be renominated automatically or continually. When considering nominations or new director appointments, the Nominating and Corporate Governance Committee and the Board consider the broader context of the Board’s overall composition and the Company’s current and future needs, and whether incumbent directors and any potential new directors possess skills and experience that are relevant to our business.

This process has yielded regular additions of accomplished directors with relevant skills. Recent additions to the Board include Michael Goodwin in December 2020, Michael O’Sullivan in September 2019, Jessica Rodriguez in October 2018 and Laura J. Sen in June 2018.

Code of Conduct and Code of Ethics

We have adopted a written code of conduct (the “Code of Conduct”) which applies to all of our directors, officers and other associates, including our principal executive officer, principal financial officer, principal accounting officer and controller. The Code of Conduct establishes policies and practices that address many issues, including the health, wellness and safety of our associates; unacceptable workplace conduct and harassment and discrimination; business ethics; product safety; and compliance with anti-bribery laws, among other things. As set forth in the Code of Conduct, we will not tolerate any retaliation against one of our associates who, in good faith, asks questions, makes reports of possible violations of the Code of Conduct, Company policies, applicable law, or assists in an investigation of suspected wrongdoing. To the greatest extent possible, all reports are responded to in a way that protects the privacy of everyone involved.

In addition to the Code of Conduct, we have also adopted a written Code of Ethics for the Chief Executive Officer and Senior Financial Officers (the “Code of

Ethics”). Copies of each code are available in the Investor Relations section of our corporate website, which can be accessed at www.burlingtoninvestors.com, under “Governance—Governance Overview.”

We will provide any person, without charge, upon request, a copy of our Code of Conduct or Code of Ethics. Such requests should be made in writing to the attention of our General Counsel and Corporate Secretary at the following address: Burlington Stores, Inc., 2006 Route 130 North, Burlington, New Jersey 08016. We intend to satisfy any disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of the Code of Conduct or the Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller by posting such information in the Investor Relations section of our corporate website, which can be accessed at www.burlingtoninvestors.com, under “Governance—Governance Overview.”

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CORPORATE GOVERNANCE

Culture and Corporate Social Responsibility

Culture

At Burlington, we have a shared commitment to behaving and conducting our business ethically and with integrity. We live by our Core Values:

•	Developing Trust and Respect among all members of the Burlington community. The way we do business is equally as important as the results we achieve. We have a shared commitment to conduct business ethically, and treat customers, business partners, and each other with trust and respect.

•	Building Strong Teams and Partnerships through collaborative work. Through collaborative teamwork, we solve complex business challenges together.

•	Driving Business Results by taking ownership and pride in Burlington, and getting things done well. We hold ourselves and each other accountable for our business success and have a shared sense of ownership to achieve our Company goals.

Adherence to our Core Values is part of the annual performance evaluation for all associates.

With our Core Values vital to our efforts, we strive to cultivate an environment where every associate feels valued, respected, and included. Associates are given an opportunity to share their perspectives by participating in our annual associate engagement survey. This is an important activity in our organization as it provides valuable feedback and helps us understand where we are succeeding and where we have opportunities to improve.

Our Board also, directly and through its committees, receives periodic updates on specific topics such as our diversity, equity and inclusion efforts and our strategies for attracting and retaining talent throughout the organization. In 2023, the full Board received a report on our diversity, equity and inclusion strategy and activities.

Each director also receives our annual Code of Conduct training, and from time to time the Board participates in store and distribution center tours and site visits to our buying offices to gain a real time view of our operations, product offerings, customer service and culture.

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CORPORATE GOVERNANCE

Corporate Social Responsibility

Our commitment to CSR is reflected in our most recent annual CSR report, covering fiscal year 2022, which discusses our CSR efforts, including focus areas covering ESG issues of greatest importance to our business and stakeholders. Our CSR efforts, which the Board oversees, are reflected across the following five pillars:

The theme of our most recent CSR report, Our Broader Value, highlights the value that our ever-evolving CSR program brings to our associates, customers, communities, and investors. We believe that CSR is fundamental across our organization—not only because it is the right thing to do and aligns with our values, but because it makes solid business sense. In a fast-moving retail sector, our approach seeks to address evolving CSR and ESG disclosure trends and deliver broader value to our associates, customers, and the communities where we live, work, and operate. In turn, we strive to mitigate risk to Burlington, attract diverse new talent, and realize efficiency savings that are fundamental to the off-price model. Consistent with prior years, we expect to publish our CSR report covering fiscal 2023 in late Summer 2024.

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Board Committees

We have three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The Board is responsible for the appointment of committee members and committee chairs, taking into account the preferences of individual members and the recommendations of the Nominating and Corporate Governance Committee and of the Chairman. Pursuant to the Guidelines, the Board considers the rotation of committee membership and chairs at appropriate intervals, although the Board does not believe that rotation should be mandated as a policy.

Each standing committee has a written charter approved by the Board. A copy of each charter is available in the Investor Relations section of our corporate website, which can be accessed at www.burlingtoninvestors.com, under “Governance—Governance Overview.” The members of each standing committee, as of the date of this Proxy Statement, are identified in the following table:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Ted English	●	●

Michael Goodwin	●

Jordan Hitch		Chair	●

William McNamara			●

Jessica Rodriguez			●

Laura J. Sen	●

Paul J. Sullivan	Chair

Mary Ann Tocio		●	Chair

Audit Committee

The purpose of the Audit Committee, as set forth in the Audit Committee charter, is primarily to assist the Board in fulfilling its oversight responsibility relating to:

•  the integrity of the Company’s financial statements and its financial reporting process;

•  the systems of internal accounting and financial controls;

•  the performance of the Company’s internal audit function and independent auditor;

•  the independent auditor’s qualifications and independence; and

•  the Company’s compliance with legal and regulatory requirements.

As further described above, the Audit Committee also oversees the overall review of our policies and procedures with respect to risk assessment and risk management, and has oversight of our Information Security. The Audit Committee additionally provides oversight of the Company’s ethics and compliance program.

Each of Mr. Sullivan, Mr. English and Ms. Sen has been determined by our Board of Directors to be an “audit committee financial expert” within the meaning of Item 407 of Regulation S-K promulgated under the Exchange Act, and each member of the Audit Committee meets the requirements for financial literacy under applicable rules and regulations.

Number of meetings held in fiscal 2023: 8 Members: Paul J. Sullivan (Chair) Ted English Michael Goodwin Laura J. Sen

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BOARD COMMITTEES

Compensation Committee

As set forth in its charter, the Compensation Committee’s primary purpose and responsibilities are to:

•  review and approve corporate goals and objectives relevant to the CEO’s compensation, evaluate the CEO’s performance according to these goals and objectives and determine and approve the CEO’s compensation based on this evaluation;

•  approve total compensation for executive vice presidents and officers above that level, including oversight of all related executive benefit plans;

•  recommend to the Board for approval total compensation for the members of the Board;

•  recommend to the Board for approval the Company’s incentive compensation plans and equity-based plans that are subject to Board approval;

•  review and approve the creation or revision of any clawback policy for recoupment of compensation paid to executive officers; and

•  produce a compensation committee report on executive compensation, as required by the SEC to be included in the Company’s annual proxy statement or Annual Report on Form 10-K filed with the SEC.

For additional description of the Compensation Committee’s processes and procedures for consideration and determination of executive officer compensation, see the section below entitled “Compensation Discussion and Analysis.”

Number of meetings held in fiscal 2023: 4 Members: Jordan Hitch (Chair) Ted English Mary Ann Tocio

Nominating and Corporate Governance Committee

As set forth in its charter, the Nominating and Corporate Governance Committee’s primary purpose and responsibilities are to:

•  develop and recommend qualification standards and other criteria for selecting new directors, identify individuals qualified to become Board members consistent with qualification standards and other criteria approved by the Board and recommend to the Board such individuals as nominees to the Board for its approval;

•  oversee evaluations of the Board and the Board committees; and

•  oversee matters of corporate governance.

Number of meetings held in fiscal 2023: 4 Members: Mary Ann Tocio (Chair) Jordan Hitch William McNamara Jessica Rodriguez

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Director Compensation

Compensation Philosophy

The Compensation Committee reviews director compensation at least annually and recommends any changes to the Board for approval. The Compensation Committee assesses director compensation to align with Board and committee requirements and for market competitiveness against the Company’s compensation peer group as described on page 53. In making these assessments, the Compensation Committee reviews analyses prepared by Meridian Compensation Partners LLC (“Meridian”), the Compensation Committee’s independent consultant.

Burlington’s philosophy on compensating its independent, non-management directors is to use a mix of cash and equity that will align the interests of our directors with the long-term interests of our stockholders and compensate our directors fairly and competitively for the obligations and responsibilities of serving on the Board. To implement this philosophy, we target a split between cash and equity, with total target compensation at or near the peer group median, utilizing the same peer group used to evaluate executive compensation decisions.

Directors who are Company associates do not receive directors’ fees or equity grants based on their Board service. Accordingly, Mr. O’Sullivan does not receive any additional compensation for his service on the Board. Compensation provided to Mr. O’Sullivan in his capacity as an executive officer is provided in the Fiscal 2023 Summary Compensation Table. Our independent, non-management directors receive compensation for their service as described below. All directors are entitled to receive reimbursement for out-of-pocket expenses incurred in connection with their service on the Board. No perquisites are provided to our independent, non-management directors.

Annual Cash Retainers

The cash retainer component of our director compensation program for fiscal 2023 consisted of the following, which did not change as compared to the fiscal 2022 director compensation program:

Regular Retainer

Annual Base Retainer	$90,000

Committee Retainers

Chair of the Audit Committee	$30,000

Non-Chair Members of the Audit Committee	$18,000

Chair of the Compensation Committee	$25,000

Non-Chair Members of the Compensation Committee	$12,000

Chair of the Nominating and Corporate Governance Committee	$20,000

Non-Chair Members of Nominating and Corporate Governance Committee	$10,000

Independent Chair of the Board

Additional Retainer	$200,000

Cash retainers are payable in equal quarterly installments and pro-rated for partial quarters. Our directors do not receive any meeting fees.

Stock Awards

The Board believes that director stock ownership is a mark of strong corporate governance and provides greater alignment of interests between directors and stockholders. Accordingly, the compensation plan adopted by the Board for independent, non-management directors provides a majority of each such director’s annual compensation to be based on Burlington stock. For fiscal 2023, each independent, non-management director received a grant of restricted stock units (“RSUs”) with a market value at the time of grant of $165,000, made following the Company’s 2023 Annual Meeting of Stockholders. The market value for the fiscal 2023 RSU grants did not change as compared to the fiscal 2022 RSU grants to our independent, non-management directors.

Burlington Stores, Inc. 2024 Proxy Statement	|	37

DIRECTOR COMPENSATION

The fiscal 2023 RSUs are scheduled to vest on May 18, 2024, subject to the director’s continued service on the Board through such date.

If a director’s service on the Board terminates prior to the full vesting of an RSU award by reason of the director’s death or retirement, such director will become fully vested upon death or on a pro-rata basis as of the date of retirement. Vesting of RSUs does not accelerate by reason of a change in control; provided, however, that 100% of such RSUs will vest if the recipient ceases to serve as a director following such change in control and prior to the vesting date. Directors are not entitled to any privileges of ownership with respect to the shares subject to RSU awards (including, without limitation, voting rights or the right to receive dividends) unless and until, and only to the extent, such shares become vested.

The following chart illustrates the annual director compensation program, excluding committee and Board Chair fees:

Fiscal 2023 Director Compensation

The table below summarizes the compensation paid to our independent, non-management directors for fiscal 2023.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Ted English	120,000	164,879	—	—	—	—	284,879

Michael Goodwin	108,000	164,879	—	—	—	—	272,879

Jordan Hitch	125,000	164,879	—	—	—	—	289,879

John J. Mahoney	290,000	164,879	—	—	—	—	454,879

William McNamara	100,000	164,879	—	—	—	—	264,879

Jessica Rodriguez	100,000	164,879	—	—	—	—	264,879

Laura J. Sen	108,000	164,879	—	—	—	—	272,879

Paul J. Sullivan	120,000	164,879	—	—	—	—	284,879

Mary Ann Tocio	122,000	164,879	—	—	—	—	286,879

(1)

Represents each director’s annual fee as compensation for services as a director and each director’s annual fee as compensation for such director’s services as Board Chair or as a committee member or chair, as applicable.

(2)

Amounts shown represent the aggregate grant date fair value of the fiscal 2023 RSU awards. The amounts shown were calculated in accordance with FASB ASC Topic 718. On May 18, 2023, the first business day following our 2023 Annual Meeting of Stockholders, each non-management director was granted an award of 934 RSUs pursuant to the Burlington Stores, Inc. 2022 Omnibus Incentive Plan (the “2022 Incentive Plan”). The RSUs granted to each director have a grant date fair value of $176.53 per unit, such amount representing the closing price of our common stock on the grant date. As of February 3, 2024, each independent, non-management director had 934 unvested RSUs outstanding.

38	|	Burlington Stores, Inc. 2024 Proxy Statement

Proposal No. 2 — Ratification of Independent Registered Certified Public Accounting Firm

General

As described in its charter, the Audit Committee is directly responsible for the appointment, retention and termination, evaluation, compensation, review and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, and each such registered public accounting firm must report directly to the Audit Committee.

As part of its auditor engagement process, the Audit Committee periodically considers whether to rotate its registered public accounting firm. Deloitte & Touche LLP (“Deloitte”) has been the independent registered certified accounting firm of the Company since 1983. For fiscal 2024, the Audit Committee has again selected Deloitte as the Company’s independent registered certified public accounting firm to audit our financial statements. Deloitte rotates its lead audit engagement partner every five years; the Audit Committee interviews proposed candidates and selects the lead audit engagement partner.

In engaging Deloitte for fiscal 2024, the Audit Committee conducted an evaluation and selection process that included consideration of the following:

•	Deloitte’s performance during fiscal 2023 and in previous fiscal years, including the quality of Deloitte’s services, the sufficiency of Deloitte’s resources, Deloitte’s communications skills and Deloitte’s independence and objectivity;

•	Management’s assessment of the services Deloitte provided in fiscal 2023;

•	Deloitte’s tenure as the Company’s independent registered public accounting firm and its related depth of understanding the Company’s business, operations and systems, as well as accounting policies and practices;

•	Deloitte’s approach and plan for the audit of our financial statements and the effectiveness of our internal control over financial reporting;
•	Deloitte’s expertise and experience in the retail industry;

•	The experience, professional qualifications and education of the Deloitte engagement team;

•	A review of Deloitte’s independence program and the processes it uses to maintain independence;

•	The scope of Deloitte’s internal quality control program and the results of its most recent quality control reviews, including reviews by the Public Company Accounting Oversight Board and Deloitte’s peers;

•	A review of Deloitte’s recent legal or regulatory issues that may impact its ability to provide services to us;

•	The appropriateness of Deloitte’s fees for its professional services; and

•	The relative benefits, challenges, overall advisability and potential impact of selecting a different registered public accounting firm.

After thoroughly considering the criteria set forth above, the Audit Committee and the Board believe that the continued retention of Deloitte as the Company’s independent registered certified public accounting firm is in the best interests of the Company and its stockholders. Although not required, the Board believes that it is a sound corporate governance practice to seek stockholder ratification of Deloitte’s appointment. In the event the stockholders do not ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered certified public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our and our stockholders’ best interests.

Representatives of Deloitte are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. Those representatives will also be available to respond to appropriate questions.

Burlington Stores, Inc. 2024 Proxy Statement	|	39

PROPOSAL NO. 2 — RATIFICATION OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

Principal Accountant Fees and Services

The following table sets forth the aggregate fees for services rendered by Deloitte, our independent registered certified public accounting firm, during fiscal 2023 and fiscal 2022:

	2023	2022
Audit Fees (1)	$1,547,014	$1,432,363
Audit-Related Fees (2)	—	$25,150
Tax Fees (3)	$212,771	$40,321
All Other Fees	—	—
Total	$1,759,785	$1,497,834

(1)

Audit Fees—represents fees associated with the audit of the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K and the review of the Company’s quarterly Condensed Consolidated Financial Statements included in its Quarterly Reports on Form 10-Q that are customary under the standards of the Public Company Accounting Oversight Board (United States), debt offerings and statutory audits.

(2)

Audit-Related Fees—represents fees for services that were provided by our independent registered certified public accounting firm in connection with the filing of our Registration Statement on Form S-8 in May 2022.

(3)	Tax Fees—represents fees incurred in connection with a strategic tax review, the filing of tax returns, and other tax consulting/advisory services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

In accordance with its charter, the Audit Committee must pre-approve all audit and permissible non-audit services. The Audit Committee has pre-approved up to $100,000 in services provided by Deloitte for tax consulting services on an annual basis. Additionally, the Audit Committee has delegated authority to its Chair, Mr. Sullivan, to pre-approve Deloitte’s services without consultation with the full Audit Committee, provided Mr. Sullivan presents pre-approval decisions to the full Committee at its next scheduled meeting. The Audit Committee reviews on at least a quarterly basis the services provided to date by Deloitte and the fees incurred for those services. In its review of any non-audit service fees, the Audit Committee will consider, among other things, the possible effect of the performance of such services on the independence of Deloitte. All services provided by Deloitte during fiscal 2023 and fiscal 2022 were pre-approved by the Audit Committee or by Mr. Sullivan pursuant to the delegation described above.

Recommendation of the Board of Directors and the Audit Committee

The Board of Directors and the Audit Committee unanimously recommend that the stockholders vote FOR the ratification of the appointment of Deloitte to serve as our independent registered certified public accounting firm for the fiscal year ending February 1, 2025.

40	|	Burlington Stores, Inc. 2024 Proxy Statement

Audit Committee Report

The Audit Committee has reviewed and discussed with Burlington’s management and Deloitte & Touche LLP (“Deloitte”) the audited Consolidated Financial Statements of Burlington contained in Burlington’s Annual Report on Form 10-K for the 2023 fiscal year. The Audit Committee has also discussed with Deloitte the matters required to be discussed pursuant to applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communication with the Audit Committee concerning independence and has discussed with Deloitte its independence from Burlington.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited Consolidated Financial Statements be included in Burlington Stores, Inc.’s Annual Report on Form 10-K for fiscal 2023 for filing with the SEC.

Submitted by the Audit Committee

Paul J. Sullivan, Chair

Ted English

Michael Goodwin

Laura J. Sen

The preceding Audit Committee Report does not constitute soliciting material and shall not be deemed to be filed, incorporated by reference into or part of any filing made by us (including any future filings) under the Securities Act or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this report by reference, except to the extent we incorporate such report by specific reference.

Burlington Stores, Inc. 2024 Proxy Statement	|	41

Proposal No. 3 — Advisory Vote on Executive Compensation

General

We are providing our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with Section 14A of the Exchange Act and the related rules of the SEC. This vote is commonly referred to as a “say-on-pay” vote.

Under the Exchange Act, stockholders must have the opportunity to cast an advisory vote on whether the “say-on-pay” vote should be held every year, every other year, or every three years (or to abstain). We last held an advisory vote at our 2020 Annual Meeting of Stockholders to determine the frequency of holding future say-on-pay votes. In accordance with the advisory vote of our stockholders at that meeting, the Board determined that we will hold a say-on-pay vote every year until the next required frequency vote is held at our 2026 Annual Meeting of Stockholders.

The Compensation Discussion and Analysis beginning on page 46 and the compensation tables and narrative discussion beginning on page 65 of this Proxy Statement describe our executive compensation program and the compensation of our NEOs for fiscal 2023. The Board is asking our stockholders to cast a non-binding, advisory vote indicating their approval of that compensation by voting FOR the following resolution:

“RESOLVED, that the stockholders of Burlington Stores, Inc. APPROVE, on an advisory basis, the compensation paid to its named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

As described in detail in the Compensation Discussion and Analysis, our objective is to have a compensation program that will allow us to attract and retain executive officers of a caliber and level of experience necessary to effectively manage our business and to motivate those executive officers to drive stockholder value, consistent with our Core Values.

The Compensation Committee regularly reviews our executive compensation program to evaluate whether compensation is closely tied to aspects of our performance that our executive officers can impact and that are likely to have an impact on stockholder value. We believe that our performance demonstrates the effectiveness of our compensation program.

The vote on this say-on-pay proposal is advisory, which means that the vote will not be binding on us. Nevertheless, our Compensation Committee values the opinions expressed by our stockholders and will review and consider the results of the vote on this proposal in connection with its regular evaluations of our executive compensation program. As noted on page 51 in the Compensation Discussion and Analysis, the Compensation Committee considered our 2023 vote results, in which approximately 83% of votes cast were in favor of the compensation of the Company’s NEOs, and we engaged a number of our stockholders to seek feedback regarding our executive compensation and corporate governance programs.

The advisory vote serves as an additional tool to guide the Compensation Committee and the Board in designing an executive compensation program (i) to further align our executive officers’ interests with the interests of the Company and our stockholders, and (ii) that is consistent with our commitment to strong corporate governance.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends that the stockholders vote FOR the advisory approval of the compensation of our named executive officers.

42	|	Burlington Stores, Inc. 2024 Proxy Statement

Ownership of Securities

The following table describes the beneficial ownership of the Company’s common stock as of March 28, 2024, unless otherwise noted, by each person known to us to beneficially own more than 5% of the Company’s common stock, each director, each continuing named executive officer in the “Summary Compensation Table” and all current directors and executive officers as a group. The beneficial ownership percentages reflected in the table below are based on 63,864,640 shares of our common stock outstanding as of March 28, 2024.

NAME OF BENEFICIAL OWNER(1)	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	PERCENT OF COMMON STOCK OUTSTANDING
Capital International Investors (2)	7,461,353	11.68%
BlackRock, Inc. (3)	6,446,634	10.09%
The Vanguard Group (4)	6,227,333	9.75%
T. Rowe Price Investment Management, Inc. (5)	5,097,891	7.98%
JPMorgan Chase & Co. (6)	4,286,128	6.71%
Michael O’Sullivan (7)	344,876	*
Kristin Wolfe (8)	15,453	*
Jennifer Vecchio (9)	89,805	*
Travis Marquette (10)	52,039	*
Matthew Pasch (11)	6,486	*
Ted English (12)	7,505	*
Michael Goodwin (12)	2,649	*
Jordan Hitch (12)	9,943	*
John J. Mahoney (12)	14,447	*
William McNamara (13)	10,019	*
Jessica Rodriguez (12)	4,624	*
Laura J. Sen (12)	4,916	*
Paul J. Sullivan (12)	8,188	*
Mary Ann Tocio (12)	10,517	*
Executive Officers and Directors as a Group (14 persons) (14)	581,467	*

*	Less than 1%

(1)

A “beneficial owner” of a security is determined in accordance with Rule 13d-3 under the Exchange Act and generally means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares: voting power, which includes the power to vote, or to direct the voting of, such security; and/or investment power, which includes the power to dispose, or to direct the disposition, of such security. Unless otherwise indicated, each person named in the table above has sole voting and investment power, or shares voting and investment power with his or her spouse (as applicable), with respect to all shares of stock listed as owned by that person. Shares issuable upon the exercise of options exercisable on March 28, 2024 or within 60 days thereafter, as well as restricted stock unit awards scheduled to vest within 60 days of March 28, 2024, are considered outstanding and to be beneficially owned by the person holding such options or awards for the purpose of computing such person’s percentage beneficial ownership, but are not deemed outstanding for the purposes of computing the percentage of beneficial ownership of any other person.

Burlington Stores, Inc. 2024 Proxy Statement	|	43

OWNERSHIP OF SECURITIES

(2)

Based on information set forth in a Schedule 13G/A filed with the SEC on February 9, 2024 by Capital International Investors (“CII”) reporting that, as of December 29, 2023, CII has beneficial ownership as to, and sole power to dispose or direct the disposition of, all such shares of common stock, and has sole power to vote or direct the vote of 7,417,993 shares of common stock. The number of shares held by CII may have changed subsequent to December 29, 2023. The address of CII is 333 South Hope Street, 55th Fl, Los Angeles, California 90071.

(3)

Based on information set forth in a Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the SEC on January 24, 2024, reporting beneficial ownership as of December 31, 2023. BlackRock is the parent of several subsidiaries that directly hold the shares listed in the table. Of the shares listed in the table, BlackRock has sole power to vote or direct the vote of 6,045,503 shares of common stock and sole power to dispose or direct the disposition of all 6,446,634 shares of common stock. The number of shares held by BlackRock may have changed subsequent to December 31, 2023. The address of BlackRock is 50 Hudson Yards, New York, NY 10001.

(4)

Based on information set forth in a Schedule 13G/A filed with the SEC on February 13, 2024 by The Vanguard Group (“TVG”) reporting that, as of December 29, 2023, TVG has beneficial ownership as to all such shares of common stock, shared power to vote or direct the vote of 49,194 shares of common stock, sole power to dispose or direct the disposition of 6,077,005 shares of common stock and shared power to dispose or direct the disposition of 150,328 shares of common stock. The number of shares held by TVG may have changed subsequent to December 29, 2023. The address of TVG is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(5)

Based on information set forth in a Schedule 13G/A filed with the SEC on February 14, 2024 by T. Rowe Price Investment Management, Inc. (“TRPIM”) reporting that, as of December 31, 2023, TRPIM has beneficial ownership as to, and sole power to dispose or direct the disposition of, all such shares of common stock, and has sole power to vote or direct the vote of 2,055,204 shares of common stock. The number of shares held by TRPIM may have changed subsequent to December 31, 2023. The address of TRPIM is 101 E. Pratt Street, Baltimore, Maryland 21201.

(6)

Based on information set forth in a Schedule 13G/A filed with the SEC on January 16, 2024 by JPMorgan Chase & Co. (“JPM”) reporting that, as of December 29, 2023, JPM has beneficial ownership as to all such shares of common stock, sole power to vote or direct the voting of 3,738,507 shares of common stock, shared power to vote or direct the vote of 55,443 shares of common stock, sole power to dispose or direct the disposition of 4,252,228 shares of common stock and shared power to dispose or direct the disposition of 32,798 shares of common stock. The number of shares held by JPM may have changed subsequent to December 29, 2023. The address of JPM is 383 Madison Avenue, New York, New York 10179.

(7)

Includes (i) 264,814 shares of common stock that can be acquired upon the exercise of options exercisable on March 28, 2024 or within 60 days thereafter; and (ii) 10,895 RSUs scheduled to vest within 60 days of March 28, 2024.

(8)

Includes (i) 12,012 shares of common stock that can be acquired upon the exercise of options exercisable on March 28, 2024 or within 60 days thereafter; and (ii) 628 RSUs scheduled to vest within 60 days of March 28, 2024.

(9)

Includes (i) 42,434 shares of common stock that can be acquired upon the exercise of options exercisable on March 28, 2024 or within 60 days thereafter; (ii) 5,216 RSUs scheduled to vest within 60 days of March 28, 2024; and (iii) 372 shares in the aggregate owned indirectly by Ms. Vecchio as custodian for two children under the Uniform Transfers to Minors Act.

(10)

Includes (i) 40,362 shares of common stock that can be acquired upon the exercise of options exercisable on March 28, 2024 or within 60 days thereafter; and (ii) 5,327 RSUs scheduled to vest within 60 days of March 28, 2024.

(11)

Includes (i) 2,780 shares of common stock that can be acquired upon the exercise of options exercisable on March 28, 2024 or within 60 days thereafter; and (ii) 715 RSUs scheduled to vest within 60 days of March 28, 2024.

(12)	Includes 934 shares of common stock underlying unvested restricted stock unit awards scheduled to vest within 60 days of March 28, 2024.

(13)

Includes (i) 8,154 shares of common stock held by a family trust of which Mr. McNamara is the trustee and he and members of his immediate family are the sole beneficiaries; and (ii) 934 shares of common stock underlying unvested restricted stock unit awards scheduled to vest within 60 days of March 28, 2024.

(14)

Includes our current directors (Mses. Rodriguez, Sen, and Tocio and Messrs. O’Sullivan, English, Goodwin, Hitch, Mahoney, McNamara and Sullivan) and our current executive officers (Mses. Vecchio and Wolfe and Messrs. O’Sullivan, Marquette and Pasch).

44	|	Burlington Stores, Inc. 2024 Proxy Statement

OWNERSHIP OF SECURITIES

Securities Authorized for Issuance Under Equity Compensation Plans

The 2022 Incentive Plan was adopted by our stockholders on May 18, 2022. Securities have been issued under the 2006 Management Incentive Plan (the “2006 Incentive Plan”) (through the termination of such plan in April 2016), the 2013 Omnibus Incentive Plan (the “2013 Incentive Plan”) (through the adoption of the 2022 Incentive Plan) and the 2022 Incentive Plan. The following table presents aggregated information regarding each of the plans at February 3, 2024:

PLAN CATEGORY	(A) NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	(B) WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	(C) NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (A))

Equity Compensation Plans Approved by Security Holders	2,154,127 (1)	$197.90 (2)	5,214,963 (3)

Equity Compensation Plans Not Approved by Security Holders	N/A	N/A	N/A

Total	2,154,127 (1)	$197.90 (2)	5,214,963 (3)

(1)

Includes 1,356,258 options, 570,952 RSUs and 226,917 performance-based restricted stock units (“PSUs”) that were outstanding on February 3, 2024, based on target performance with respect to PSUs. Assuming maximum payout for PSU grants that have not completed the required performance period, the number of securities to be issued would increase by 226,917.

(2)	Only option awards were used in computing the weighted-average exercise price.

(3)

This amount represents shares of the Company’s common stock available for issuance under the 2022 Incentive Plan. Awards available for grant under the 2022 Incentive Plan include stock options, stock appreciation rights, restricted stock, RSUs, PSUs, performance awards, other stock-based awards, other cash-based awards, and any combination of the foregoing awards.

For additional information concerning our equity compensation plans, see Note 11 (entitled “Stock-Based Compensation”) to our Consolidated Financial Statements included in our fiscal 2023 10-K.

Burlington Stores, Inc. 2024 Proxy Statement	|	45

Executive Compensation

Compensation Discussion and Analysis

Executive Summary

At Burlington, we live by our Core Values:

•	Developing Trust and Respect among all members of the Burlington community.

•	Building Strong Teams and Partnerships through collaborative work.

•	Driving Business Results by taking ownership and pride in Burlington, and getting things done well.

By conducting our business in accordance with our Core Values, we strive to ensure that Burlington provides value for our stockholders and rewarding careers for our associates. We seek to attract and develop the most talented people in retail.

We believe that our executive compensation program reflects our Core Values and promotes the achievement of specific annual and long-term goals by our executive management team, further aligning our executives’ interests with those of our stockholders.

This Compensation Discussion and Analysis provides an overview of our executive compensation program together with a description of the material factors underlying the decisions that resulted in the compensation provided to our principal executive officer, our principal financial officer, our three other most highly compensated executive officers serving as of fiscal 2023 year-end, and one former executive officer of the Company. These individuals are referred to collectively as our NEOs and the individuals who remain NEOs of the Company (i.e., Messrs. O’Sullivan, Marquette and Pasch and Mses. Wolfe and Vecchio) are referred to as our continuing NEOs.

The following table identifies our NEOs as well as the positions held by such individuals during fiscal 2023.

Named Executive Officers
Michael O’Sullivan	Chief Executive Officer
Kristin Wolfe	Executive Vice President and Chief Financial Officer
Jennifer Vecchio	Group President and Chief Merchandising Officer
Travis Marquette	President and Chief Operating Officer
Matthew Pasch(1)	Executive Vice President and Chief Human Resources Officer
Michael Allison(2)	Former Executive Vice President and Chief Administrative Officer

(1)	Mr. Pasch was promoted from Senior Vice President of Human Resources, Merchandising to Executive Vice President and Chief Human Resources Officer effective September 17, 2023.
(2)	Mr. Allison passed away on August 11, 2023.

46	|	Burlington Stores, Inc. 2024 Proxy Statement

EXECUTIVE COMPENSATION

Fiscal 2023 Performance

In fiscal 2023 we delivered strong financial results in a challenging environment. Below is a summary of our 53-week fiscal 2023 performance compared with our 52-week fiscal year ended January 28, 2023 (“fiscal 2022”):

•	We generated total revenues of $9,727 million compared with $8,703 million in fiscal 2022

•	Total sales increased 12%

•	Net income increased 48%, or $110 million, to $340 million, or $5.23 per share vs. $3.49 per share in fiscal 2022, an increase of 50%

•	In fiscal 2023 we acquired 64 Bed Bath & Beyond store leases, significantly strengthening our new store pipeline

For purposes of comparison, for the 52 weeks ended January 27, 2024 compared with the 52 weeks ended January 28, 2023, and excluding approximately $18 million of expenses associated with the acquisition of the Bed Bath & Beyond store leases:

•	Adjusted Net Income increased 44% to $405 million and Adjusted EPS was $6.24 vs. $4.26, an increase of 46%; and

•	Adjusted EBIT increased 39%, or $166 million, to $596 million

•	We opened 80 net new stores

In fiscal 2023 we also strengthened our balance sheet, enhanced our liquidity position, and returned significant excess cash to our stockholders. During the year, we used excess cash to pay down $110 million of our 2.25% Convertible Senior Notes due in 2025 and we returned $232 million to stockholders through common stock repurchases. We ended the fiscal year with $1.6 billion in liquidity, including $925 million in cash.

Information regarding how we calculate Adjusted Net Income (which is divided by our fully diluted weighted average shares outstanding for fiscal 2023 of 64,917 thousand and for fiscal 2022 of 65,901 thousand to arrive at Adjusted EPS) and Adjusted EBIT, and a reconciliation of those non-GAAP financial measures to the most directly comparable GAAP financial measure, is contained in Appendix A.

Compensation Philosophy and Guiding Principles

Our objective is to have a compensation program that will allow us to attract and retain executive officers of a caliber and level of experience necessary to effectively manage our business and to motivate those executive officers to drive stockholder value, consistent with our Core Values.

To achieve that objective, the Committee utilizes the following guiding principles:

•	Align compensation received to the financial outcomes of the business. A majority of NEO compensation should be at-risk and vary with the performance outcomes of stockholders.

•

Engage high-performing executive talent through compelling compensation opportunities. The value and structure of compensation provided should assist in the attraction and retention of key executive talent with high-performance generally targeted above market medians. Special non-annual incentives may be used strategically to motivate and retain key talent.

•

Foster growth and motivation through a simplified approach to compensation design. Complex compensation designs can lead to confusion and stifle motivation. Compensation arrangements should be simple and focus on broad performance factors.

•

Cultivate ownership of our vision and strategic direction through sound compensation policies and structure that reinforce desired behaviors. Policies and structure should support strong corporate governance and drive ownership culture among executives.

Burlington Stores, Inc. 2024 Proxy Statement	|	47

EXECUTIVE COMPENSATION

The Committee reviews our executive compensation program on an ongoing basis, including our compensation philosophy and guiding principles.

Fiscal 2023 Target Compensation Mix

A significant portion of the targeted annual compensation for our NEOs is performance-based and/or subject to forfeiture (“at-risk”). For fiscal 2023, target performance-based compensation was comprised of annual cash incentives, PSUs and stock options. The annual cash incentives and PSUs reward performance measured against pre-established performance objectives linked to the Company’s internal operating plan. The future realizable value of stock options is dependent on stock price appreciation following the grant date.

At-risk compensation was targeted to be delivered through the performance-based compensation discussed above and RSU awards. The Committee considers RSUs to be at-risk due to the vesting period and given that the realizable value of the awards is subject to our future stock price performance. The Committee promotes a pay-for-performance philosophy and alignment between the interests of our NEOs with those of our stockholders by linking pay to our operating and/or stock price performance.

The chart below illustrates Mr. O’Sullivan’s target annual compensation mix as of May 1, 2023, the date of the 2023 LTIP grant. As reflected in the chart, approximately 71.5% of total target annual compensation was performance-based and approximately 90% of the total target annual compensation for Mr. O’Sullivan was “at-risk.”

48	|	Burlington Stores, Inc. 2024 Proxy Statement

EXECUTIVE COMPENSATION

The chart below illustrates the average fiscal 2023 target annual compensation mix as of May 1, 2023 for our NEOs other than Mr. O’Sullivan and Mr. Pasch, who was promoted to Executive Vice President in September 2023. As reflected in the chart, approximately 67% of the average total target annual compensation was performance-based and approximately 81% of the average total target annual compensation for our NEOs other than Mr. O’Sullivan and Mr. Pasch was “at-risk.”

Fiscal 2023 Incentive Plan Performance

The following results under our performance-based incentive plans are described in more detail below:

Annual Incentive Plan	Long-Term Incentive Plan (LTIP)

The Committee determined that Adjusted EBIT (as defined below) should be the sole performance metric for purposes of the fiscal 2023 Annual Incentive Plan.

Our performance during fiscal 2023 led to Adjusted EBIT of $596 million as compared with a target of $572-$633 million. Based on achieved performance, the Committee determined that each NEO earned 100% of their respective target annual incentive.

Fiscal 2023 represented the final year of the performance period for PSUs granted in fiscal 2021. The fiscal 2021 PSUs were earned based upon the cumulative Adjusted EBIT margin expansion and sales CAGR (each weighted 50%) achieved by the Company during the 2021, 2022 and 2023 fiscal years.

Over the three-year performance period, we achieved sales CAGR of 9.6% (compared with a target of 8%) and Adjusted EBIT margin expansion of -3.2% (compared with a target of 0.20%). As a result, NEOs earned 91% of their fiscal 2021 PSU awards, reflecting performance above the target level for the sales CAGR metric (182%) and below the threshold level for the Adjusted EBIT margin expansion metric (0%).

Fiscal 2024 Plan Enhancements

In February 2024, the Committee approved the design of the 2024 LTIP and Annual Incentive Plan. Performance for purposes of 2024 PSU awards will be measured based on Adjusted EPS growth over a cumulative three-year performance period (instead of averaging the three individual years). With respect to the Annual Incentive Plan, the Committee determined to revert to a fixed target (instead of a target range) with a 50% (instead of a 20%) threshold, and once again measure performance based on full-year Adjusted EBIT. These enhancements are described in more detail below.

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EXECUTIVE COMPENSATION

Key Features of Our Executive Compensation Program

The Company’s executive compensation program includes key features that we believe further align the interests of our NEOs with those of our stockholders.

What We Do

Align Pay with Company Financial Performance	✓	The compensation program for our NEOs is designed to align pay with actual Company results, and the Committee regularly reviews such alignment. Annual incentive awards, as well as PSU awards (which accounted for 50% of the annual long-term incentive grants made to our NEOs in fiscal 2023), are based on the achievement of pre-established goals linked to our performance.

Balance Short-Term and Long-Term Incentives	✓	Our compensation program is designed to provide an appropriate balance of short-term and long-term incentives.

Say-on-Pay Frequency	✓	Our Board elected to have our executive compensation program considered by stockholders annually through our Say-on-Pay vote.

Independent Compensation Consultant	✓	The Committee directly engages an independent compensation consultant that does not provide services to management.

Annual Compensation Risk Assessment	✓	The Committee conducts a risk assessment of our compensation program on an annual basis. Based on that assessment, the Committee concluded that our compensation policies and practices do not encourage behaviors that could create material risk for the Company.

Robust Stock Ownership Guidelines	✓	We have stock ownership guidelines which provide that (i) our CEO should own shares of our common stock valued at a 6x multiple of annual base salary; and (ii) each continuing NEO (other than our CEO) should own shares of our common stock valued at a 3x multiple of annual base salary.

Award Limits	✓	Annual Incentive Plan payouts for our NEOs, as well as PSU awards made to our NEOs, are subject to maximum payout limits.

Compensation Recoupment Policy	✓	Our compensation recoupment policy provides that the Committee may require relinquishment of previously awarded equity-based compensation and/or repayment of previously paid incentive cash compensation in the event of a financial restatement or significant financial harm to the Company arising out of willful actions or gross negligence by any officer of the Company. In addition, the Committee has approved a clawback policy as required by Section 954 of the Dodd-Frank Act and the related rules and regulations promulgated by the SEC and NYSE.

Regularly Review Share Utilization	✓	Management and the Committee periodically evaluate overhang levels (dilutive impact of equity compensation on our stockholders) and annual run rates (the aggregate shares awarded as a percentage of total outstanding shares) to assess alignment with our compensation program and market practices.

What We Don’t Do

No Excise Tax Gross-Ups	×	In the event of a change in control, none of our NEOs are entitled to a tax gross-up of any excise taxes imposed.

No Discounted Stock Options	×	We do not set the exercise price of stock options at less than 100% of the fair market value of our common stock on the date of grant.

No Repricing Without Stockholder Approval	×	The 2022 Incentive Plan does not allow the repricing of any stock option or stock appreciation right without stockholder approval.

No Hedging or Pledging of Company Stock	×	Our directors and executive officers are prohibited from engaging in pledging or hedging activities involving Company securities.

No Automatic “Single-Trigger” Vesting	×	In the event of a change in control, our equity award grants contain a “double trigger” – meaning that both a change in control and qualifying termination of employment must occur for automatic vesting.

No Pension Plans or SERPs	×	We do not sponsor any qualified or non-qualified defined benefit plans or SERPs.

No Guaranteed Bonuses or Salary Increases	×	We do not guarantee salary increases or provide guaranteed bonuses to any of our executive officers other than to certain newly hired executive officers with respect to their first year of employment with us.

No Evergreen Provision or Reload Options	×	The 2022 Incentive Plan does not provide for automatic share additions during its term or provide for the ability to grant reload options.

No Liberal Share Recycling	×	Under the 2022 Incentive Plan, shares tendered to or withheld by the Company to satisfy tax withholding obligations or to pay an option exercise price are not available for future issuance or delivery.

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EXECUTIVE COMPENSATION

2023 Stockholder Say-on-Pay Vote and Stockholder Outreach

Stockholders supported our 2023 Say-on-Pay vote, with approximately 83% of votes cast in favor. The Committee viewed the results of this vote as demonstrating solid stockholder support for our executive compensation program. Based on these results and the Committee’s ongoing review of our compensation practices, the Committee believes that our program has been effective in implementing our compensation philosophy and objectives.

Nevertheless, the Committee recognizes that pay practices continue to evolve, and the Committee intends to continue to refine our executive compensation program in its ongoing effort to design an executive compensation program that supports long-term stockholder value creation consistent with our compensation philosophy and guiding principles. We view a continuing, constructive dialogue with our stockholders as important to keeping us informed on stockholder views regarding a variety of matters, including executive compensation. Our approach to engagement is detailed in the section above entitled “Stockholder Engagement.”

Leadership Succession and Management Development

The Board and the Committee recognize that retention of highly-qualified leadership talent is critical to our continued strong performance and to successful succession planning. The Board is responsible for the succession planning of the CEO, and the CEO reviews succession planning and management development for executive vice presidents and officers above that level with the Committee.

As part of this process, succession candidates for senior leadership positions are considered, taking into account demonstrated performance, leadership qualities and potential to take on more complex responsibilities. The Board and the Committee consider various succession-related factors, including: (i) the

potential retention risk regarding incumbent senior executives and the identified succession candidates; (ii) the competitive landscape for executive talent; (iii) the specific succession planning time horizon for each senior executive position; and (iv) the extent of disruption likely to be caused by unplanned attrition.

Process for Setting Executive Officer Compensation

Role of the Compensation Committee

The Committee is tasked with discharging our Board’s responsibilities related to oversight of the compensation of our NEOs, including the design and implementation of our executive compensation program, and designing our executive compensation program so that it is aligned with our corporate objectives. Each member of the Committee is independent under the listing standards of the NYSE.

The Committee makes decisions regarding salaries, annual incentive awards, long-term equity incentives and other compensation for our NEOs. The Committee is also responsible for reviewing and approving corporate goals and objectives relevant to the compensation of our NEOs. The Committee, in conjunction with the CEO’s evaluation of our other NEOs, evaluates the performance of such officers in light of those goals and objectives. The independent directors, in consultation with the Committee, evaluate the performance of our CEO. In determining the overall level of executive compensation and establishing the design and mix of its specific elements, the Committee considers various quantitative and qualitative factors, such as Company performance; individual executive performance and responsibilities; market data; competitiveness and peer practices; its experience with the existing compensation program; results of our advisory votes on executive compensation and other stockholder feedback; recruitment, retention and succession planning; contractual obligations; promotions; organizational changes; relocations; and transitional roles.

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EXECUTIVE COMPENSATION

The Committee maintains an annual cycle of executive compensation actions and addresses special actions in connection with management changes, employment agreements and executive benefits, and other Committee charter responsibilities. The Committee generally reviews and approves elements of compensation for our NEOs based on the schedule below:

Role of Independent Compensation Consultant

The Committee engages an independent compensation consultant to assist in its deliberations and decision-making regarding executive compensation. The Committee’s consultant provides current market research and analyses against which executive compensation programs and proposals can be evaluated, including a review of competitive market trends and design practices, a review of the Company’s peer group, and market benchmarking. The Committee has sole authority to retain and terminate its consultant and sole authority to approve the fees and other terms of the engagement of its consultant.

Meridian served as the Committee’s independent compensation consultant in fiscal 2023. Meridian reports directly to the Committee and, in addition to performing the services described above, assists the Committee on director compensation matters. Meridian did not work for the Company’s management in any capacity in fiscal 2023. The Committee assessed the independence of Meridian pursuant to the listing standards of the NYSE and we believe that the work performed by Meridian did not raise any conflict of interest.

As part of the Committee’s responsibility to review the extent to which our compensation policies and practices may encourage associates to take risks that could have a material adverse effect on us, the Committee directed Meridian to complete a comprehensive review of our compensation policies and practices and reviewed it with the Committee. As described below under the caption entitled “Compensation-Related Risk”, upon receiving Meridian’s assessment, the Committee concluded that our compensation policies and practices do not encourage behaviors that could create material risk for the Company.

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EXECUTIVE COMPENSATION

Role of Peer Companies and Benchmarking

The Committee used the compensation peer group set forth below to evaluate fiscal 2023 compensation decisions:

• Abercrombie & Fitch Co. • American Eagle Outfitters, Inc. • Big Lots, Inc. • Dick’s Sporting Goods, Inc. • Dollar Tree, Inc. • Five Below, Inc. • Foot Locker, Inc. • Kohl’s Corporation	• Macy’s, Inc. • RH • Ross Stores, Inc. • The TJX Companies, Inc. • Tractor Supply Company, Inc. • ULTA Beauty, Inc. • V.F. Corporation • Williams-Sonoma, Inc.

The Committee reviews the companies included in the peer group on an annual basis and in so doing considers information provided by the Committee’s independent consultant and management. In August 2022, the Committee conducted its annual review of the peer group for fiscal 2023 compensation decisions. After consultation with Meridian, the Committee determined not to make any changes to the peer group as compared to 2022 based on criteria that included the following: annual revenues; company performance; industry/business; similar customer demographics and competition for talent.

The median trailing twelve-month revenue for the peer group as of January 28, 2023 was $10,953 million (versus $8,703 million for Burlington) and the median trailing 20-trading-day average market cap as of January 28, 2023 was $9,228 million (versus $14,294 million for Burlington). Peer revenues are generally within a range of 0.4x to 3.0x our revenues.

The Committee believes that an appropriate peer group is a key element of the Company’s compensation program in order to provide meaningful comparisons to market compensation levels. The Committee will consider comparative compensation data of the companies in our peer group, as well as quality retail-specific surveys, as a frame of reference in assessing the competitiveness of our executive compensation levels and opportunities, and in determining the individual components of compensation, compensation practices, and the relative proportions of each component of compensation.

The Committee will review market total compensation and target each executive’s annual compensation within a reasonable range of this market benchmark based upon its assessment of a variety of factors, including those discussed under the caption above entitled “Role of the Compensation Committee.” Actual pay delivered will vary above or below this level based on Company performance.

While the Committee considers relevant market pay practices when setting executive compensation, it does not believe it is appropriate to establish compensation levels based only on such practices. The Committee believes that compensation decisions are complex and require a deliberate review of Company performance and peer compensation levels.

Role of Management

Our CEO makes compensation recommendations for executive officers other than himself. These recommendations are based on annual performance reviews completed by the CEO for each executive officer. The Committee considers these performance reviews and recommendations, among other factors, in establishing base salaries and making other compensation decisions for our NEOs. Our NEOs do not play a role in their own compensation determinations.

The Committee meets in executive session (without the presence of any management director) from time to time and invites executive officers to attend other portions of its meetings. In addition, members of our management team keep informed of developments in compensation and benefits matters and participate in the gathering and presentation of data related to these matters as requested by the Committee. Management periodically makes recommendations to the Committee regarding the design and implementation of our executive compensation program, although any adoption or implementation of such recommendations requires approval by the Committee.

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EXECUTIVE COMPENSATION

Internal Pay Relationships

Our compensation philosophy reflects the importance of offering a competitive target compensation package to our NEOs. The differences in pay between the NEOs relative to each other as well as the CEO are based on various factors, including market differences for the particular job, job responsibilities and scope, and adjustments for individual experience and performance, rather than a pre-determined ratio or multiple.

Elements of Our Executive Compensation and Benefits Programs

We provide annual compensation to our NEOs primarily through a combination of:

•	Base salary;

•	Annual cash incentives; and

•	Long-term equity incentives.

We also provide our NEOs with retirement (401(k) Plan), health and welfare benefits, and limited perquisites.

The portion of annual executive compensation devoted to each of the elements of pay is driven by our principles and objectives as well as each NEO’s role and strategic value to the organization as further described in the table below. The Committee occasionally grants other types of awards in special circumstances to reward superior past performance or support recruitment, succession planning, and retention objectives.

Element of Pay	Form	Designed to Reward/Promote	Alignment with Objectives

Base Salary	• Cash	• Experience, knowledge in industry, duties, scope of responsibility and individual performance.	• Provides a minimum, fixed level of cash compensation to attract and retain talented executives who can continue to improve our overall performance.

Annual Cash Incentives	• Cash	• Achievement of the Company’s annual strategic and financial goals; incent and reward financial and operating performance.	• Motivates executives to achieve specific performance goals and objectives.

Long-Term Equity Incentives	• PSUs • Stock Options • RSUs

•  Achievement of efficient long-term growth and development.

•  Value-creating actions deemed necessary to increase the market value of our stock.

•  Executive retention, stock ownership and alignment of interests with stockholders.

•  Aligns our executives’ interests with those of our stockholders to increase overall stockholder value.

•  Represents potentially the largest pay component, which provides an opportunity for significant compensation following strong Company performance and share performance, helping us to attract and retain talented executives.

The Committee believes that we can meet the objectives of our executive compensation program by achieving a balance among these elements that is competitive with our industry peers and creates appropriate incentives for our NEOs. Actual annual compensation levels are a function of both corporate and individual performance as described under each compensation element below.

Base Salary

Our goal is to provide our NEOs with base salaries that are appropriate and commensurate with position, experience and performance. Base salaries are reviewed by the Committee annually and at the time of promotion or other change in responsibilities. Generally, in making base salary determinations, the Committee considers the following factors:

•	individual performance;

•	experience with us and industry knowledge;

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•	duties and scope of responsibilities;

•	competitive market compensation paid by other companies for similar positions; and

•	annual performance reviews completed by the CEO with respect to the NEOs other than himself.

In addition, the Committee considers internal pay equity among our executives and, when reviewing the base salaries of our NEOs, their current aggregate compensation. The Committee reviewed the base salaries of each of the then-serving NEO’s following the end of fiscal 2022. Pursuant to its review, the Committee adjusted the base salaries of our then-serving NEOs as follows:

Named Executive Officer	Percentage Base Salary Adjustment	Dollar Base Salary Adjustment	Resulting Base Salary

Michael O’Sullivan	3.00%	$42,000	$1,442,000

Kristin Wolfe(1)	6.33%	$47,500	$797,500

Jennifer Vecchio	3.00%	$32,681	$1,122,056

Travis Marquette	3.00%	$27,540	$945,540

Michael Allison	3.00%	$21,750	$746,750

(1)

In addition to a merit increase of $22,500, the Committee approved an incremental adjustment of $25,000 to Ms. Wolfe’s base salary in recognition of the value of her role to the Company and her important contributions to the Company’s ongoing performance, and to maintain competitive positioning relative to the market.

At the beginning of fiscal 2023, Mr. Pasch’s salary was $453,750, and was subsequently increased to $471,900 based on a merit increase in April 2023. Mr. Pasch’s base salary was further increased to $600,000 in connection with his promotion to Executive Vice President and Chief Human Resources Officer. In making this adjustment, the Committee reviewed comparable market data for his role as well as the compensation of his predecessor.

Annual Incentive Awards

2023 Annual Incentive Plan

Annual incentive awards are an important part of the overall compensation we pay our NEOs. Unlike base salary, which is fixed, annual incentive awards are paid only if specified performance levels are achieved. The Committee believes that annual incentive awards encourage our NEOs to focus on specific short-term business and financial goals, without sacrificing our long-term objectives.

The Committee recognizes the importance of achieving an appropriate balance between supporting the Company’s objective of rewarding executives for strong performance over the short-term and establishing realistic targets that continue to motivate and retain executives. As a result, our 2023 Annual Incentive Plan provides for measurable, rigorous performance goals that are designed to be achievable but challenge our executives to drive business results that produce stockholder value.

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EXECUTIVE COMPENSATION

2023 Annual Incentive Target

Under our 2023 Annual Incentive Plan, and consistent with practice in prior years, the Committee approves each NEO’s annual incentive target, which is expressed as a percentage of his or her base salary in effect at the end of the fiscal year. In setting or adjusting an NEO’s annual incentive target, the Committee considers the NEO’s individual performance, market data as well as internal pay practices. The table below shows each of our NEO’s 2023 annual incentive target expressed as a percentage of base salary and as a dollar amount. The fiscal 2023 annual incentive target percentages for Messrs. O’Sullivan, Marquette, and Allison and Mses. Vecchio and Wolfe were unchanged from fiscal 2022. The annual incentive target for Mr. Pasch was increased from 50% to 75% of base salary in connection with his promotion to Executive Vice President and Chief Human Resources Officer after considering market data, the compensation of his predecessor as well as the Company’s internal pay practices.

Named Executive Officer	Annual Incentive Target as % of Base Salary	Fiscal 2023 Base Salary Rate	Target Award

Michael O’Sullivan	150%	$1,442,000	$2,163,000

Kristin Wolfe	75%	$797,500	$598,125

Jennifer Vecchio	130%	$1,122,056	$1,458,673

Travis Marquette	100%	$945,540	$945,540

Matthew Pasch[1]	75%	$600,000	$356,604

Michael Allison [2]	75%	$746,750	$560,063

1	Mr. Pasch’s target award is pro-rated based on the number of days in each role that he held during fiscal 2023.

2

The Committee approved a payment to Mr. Allison’s beneficiaries representing the cash bonus Mr. Allison would have been entitled to receive under the 2023 Annual Incentive Plan, based on actual Company performance and pro-rated for service through his death, payable at the same time and in the same manner bonuses were paid to other Executive Vice President level associates under the plan.

2023 Performance Measures, Goals, and Payout Scale

Consistent with the fiscal 2022 design, in February 2023, the Committee determined that Adjusted EBIT should be the sole performance metric for purposes of the 2023 Annual Incentive Plan. Adjusted EBIT is a core driver of our performance and success, as it measures profitability, reflects management efforts to manage expenses, and further aligns our NEOs’ interests with our stockholders’ interests.

In addition, the Committee determined that the Company’s actual Adjusted EBIT performance should be measured on a full-year basis, rather than separately measured for each half of the fiscal year (which had been the Company’s approach in fiscal 2022). The Committee also established a target Adjusted EBIT goal range of $572 – $633 million for the full fiscal year 2023. Although there was still economic uncertainty at the time the Committee established the fiscal year 2023 goals, because much of the volatility associated with the pandemic and its aftermath had subsided, the Committee elected to revert to its historical practice of determining payouts based on an annual performance period rather than two six-month performance periods. The use of six-month performance periods under the Annual Incentive Plan was implemented to help manage the market volatility that occurred as a result of the pandemic. The Committee established a full year target with a range to balance the need to set clear goals for the year in advance while still providing flexibility given the uncertain economic environment at the time the goals were set. Based on the Company’s achieved performance against this goal, each NEO’s incentive award could range from 20% (at threshold performance) to no more than 200% (at maximum performance) of his or her annual incentive target award.

In establishing the Annual Incentive Plan targets, the Committee considers the financial plan approved by the Board, which is informed by our prior year results as well as our forecast, including our projections for new store openings. While the Committee believed the target range to be achievable with strong performance, the Committee designed the target range to be challenging to help drive business results that produce stockholder value.

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EXECUTIVE COMPENSATION

In February 2024, the Committee approved the 2024 Annual Incentive Plan. As the unprecedented volatility that we experienced during the pandemic and its aftermath has largely subsided, the Committee determined to revert to a fixed target (instead of a target range) with a 50% (instead of a 20%) threshold, and once again measure performance based on full-year Adjusted EBIT.

The tables below show the threshold, target and maximum performance goals and the associated annual incentive payout percentage for fiscal 2023.

	Zero	Threshold Performance	At Target	Maximum
Adjusted EBIT ($M)(1)	< $396	$396	$572 - $633	$810
Payout Percentage(2)	0%	20%	100%	200%

(1)

Adjusted EBIT is defined as net income, exclusive of the following items, if applicable: (i) interest expense; (ii) interest income; (iii) loss on extinguishment of debt; (iv) income tax expense; (v) impairment charges; (vi) net favorable lease costs; (vii) costs related to debt amendments; (viii) amounts related to certain litigation matters; and (ix) other unusual or non-recurring expenses, losses, charges or gains. In order to ensure comparability between periods, the Committee determined that it was appropriate to assess performance under the 2023 Annual Incentive Plan using the 52-week period ending January 27, 2024 as opposed to the 53-week period (fiscal year) ending February 3, 2024.

(2)	Payouts for performance between these various performance achievement levels are calculated using straight line interpolation.

Awards made to NEOs under the fiscal 2023 Annual Incentive Plan are equal to the product of: (i) the Adjusted EBIT Payout Percentage; and (ii) the NEO’s target annual incentive award. Notwithstanding this formula, the Committee retains discretion to adjust payouts, including making no payout, based on unanticipated positive or negative events or other factors deemed relevant by the Committee, as determined by the Committee in its sole and absolute discretion. In exercising its discretion to reduce the amount of an award, the Committee may take into account the NEO’s individual performance rating.

2023 Achieved Performance and Determination of Payout

Following the conclusion of fiscal 2023, the Committee assessed whether and to what extent the performance goal for the year was met. Our performance with respect to the performance goal was as follows:

Metric	Target	Actual	Payout Percentage

Adjusted EBIT ($M)	$572 - $633	$596	100%

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EXECUTIVE COMPENSATION

Further, each participating NEO received a performance rating of at least “Meets Expectations.” In making these determinations, the independent directors, in consultation with the Committee, reviewed Mr. O’Sullivan’s personal performance in fiscal 2023, and Mr. O’Sullivan reviewed and recommended to the

Committee the fiscal 2023 personal performance assessment with respect to the other participating NEOs.

Based on Company and individual performance, the Committee did not exercise discretion to reduce any award.

Accordingly, our NEOs earned the following awards under the Annual Incentive Plan for fiscal 2023, which were calculated in accordance with the formula set forth above:

Named Executive Officer	Award

Michael O’Sullivan	$2,163,000

Kristin Wolfe	$598,125

Jennifer Vecchio	$1,458,673

Travis Marquette	$945,540

Matthew Pasch(1)	$356,604

Michael Allison(2)	$294,372

(1)

In connection with his promotion to Executive Vice President and Chief Human Resources Officer in September of 2023, Mr. Pasch’s target opportunity was increased from 50% to 75%. Accordingly, Mr. Pasch’s target award was pro-rated based on the periods of fiscal 2023 during which he served in each role.

(2)	Mr. Allison’s 2023 Annual Incentive Plan award was pro-rated based on his employment during fiscal 2023 through his passing.

The range of potential payouts under the 2023 Annual Incentive Plan for each of our NEOs is presented below in the Fiscal 2023 Grants of Plan-Based Awards Table. The actual 2023 Annual Incentive Plan awards earned and payable to each NEO are also reported below in the Fiscal 2023 Summary Compensation Table.

Long-Term Incentives

The Committee believes that long-term incentives (“LTIPs”) are an important component of compensation that helps us to attract, retain and motivate our NEOs. These incentives also align the financial rewards paid to our NEOs with our long-term performance, thereby encouraging our NEOs to focus on long-term goals. The LTIP is designed to promote achievement of corporate goals, encourage the growth of stockholder value, enable participation in our long-term growth and profitability, and serve as an incentive for continued employment. In setting the value of equity incentive compensation for executives, the Committee’s determinations are informed by assessments conducted by Meridian, peer group market data and alignment with our compensation philosophy.

For fiscal 2023, the Committee approved each NEO’s LTIP target value and the allocation of the value across the three equity vehicles granted to the NEOs based on a variety of factors including but not limited to role, contributions, market data, and recommendations from the CEO (for all NEOs except the CEO). The Committee increased Ms. Wolfe’s annual target LTIP value from $1,595,000 to $1,875,000 in February 2023 in recognition of the value of her role to the Company and her important contributions to the Company’s ongoing performance, and to maintain competitive positioning relative to the market. The Committee also approved a one-time increase to Ms. Vecchio’s LTIP target grant from $5,610,280 to $6,446,875 (for her fiscal 2023 LTIP grant only) in recognition of her important contributions to the Company’s ongoing performance and her ongoing role in leading our merchandising growth strategy. In connection with Mr. Pasch’s promotion to Executive Vice President and Chief Human Resources Officer in September 2023, the Committee increased the target value of his LTIP award from $401,115 to $750,000 and approved an additional award to Mr. Pasch in October 2023 in order to align the value of his fiscal 2023 equity grants with his updated target opportunity with the additional equity awards delivered in the same mix and with the same

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vesting terms as those approved for the then-serving NEOs in February 2023 and pro-rated based on his time served in his new role in fiscal 2023.

2023 LTIP Mix

The Committee routinely evaluates and considers the type of awards granted under our LTIP. Based on input and analysis from Meridian, the Committee determined that it was appropriate to deliver fiscal 2023 LTIP awards in the following mix, which is identical to the mix used for fiscal 2022 LTIP awards:

PSUs. In February 2023, the Committee approved the grant of PSUs to each then-serving NEO. The grant of PSUs supports the Committee’s desire to create a strong and visible link between executive pay and Company performance and further align our executives’ interests with those of our stockholders.

Consistent with the design of the PSUs granted in fiscal 2022, the 2023 PSUs measure performance over a three-year period. The eligible vesting with respect to each fiscal year within the three-year period will be determined based on pre-established Adjusted EPS growth goals for such fiscal year, with the goals for each year in the three-year performance period established in fiscal 2023. The payout will be measured based on the Adjusted EPS growth of each individual year during the three-year performance period and then the payouts for each year will be averaged to determine the overall payout. Based on the Company’s achievement of the goals, the vesting of each NEO’s fiscal 2023 PSU award may range from 50% (at threshold performance) to no more than 200% (at maximum performance) of his or her target award.

Adjusted EPS growth measures the growth rate of our per share earnings over the performance period, and the Committee believes this metric is closely aligned with driving stockholder value and incentivizes sales growth, margin expansion and the efficient use of cash. The performance goals for 2023 PSU grants were designed to be challenging but achievable with the coordinated, cross-functional focus and effort of our executives.

In February 2024, the Committee approved the design of annual PSU grants to be made in 2024. As the unprecedented volatility that we experienced during the pandemic and its aftermath has largely subsided, the Committee, after taking into consideration stockholder feedback received in connection with our engagement program, determined to revert to a three-year cumulative measurement period for purposes of measuring PSU performance.

Stock Options. In February 2023, the Committee approved the grant of stock options to each then-serving NEO. The grant of stock options supports the Committee’s philosophy that stock price appreciation should be a significant determinant of the economic return received by our executives from equity compensation. Options have an exercise price per share equal to the fair market value of a share of stock on the grant date and vest in 25% increments over a four-year vesting period, subject to the NEO’s continued employment through the applicable vesting date. Accordingly, each NEO realizes value from stock options only to the extent our share price is greater than the option exercise price and the NEO is employed through the vesting period. In contrast, if our share price declines and remains below the exercise price of a stock option granted to a NEO, the NEO would realize no value with respect to such stock option.

RSUs. In February 2023, the Committee approved the grant of RSUs to each then-serving NEO. RSUs are subject to time-based vesting and provide a retention incentive for our NEOs and an incentive to increase stockholder value. RSUs vest in 25% increments over a four-year vesting period, subject to the NEO’s continued employment through the applicable vesting date.

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EXECUTIVE COMPENSATION

The table below shows the target LTIP values for fiscal 2023 and the type and number of LTIP awards for each NEO:

Named Executive Officer	Target LTIP Value	PSUs (Target)	RSUs	Options

Michael O’Sullivan	$10,221,632	27,384	13,692	36,831

Kristin Wolfe	$1,875,366	5,024	2,512	6,758

Jennifer Vecchio	$6,447,924	17,274	8,637	23,234

Travis Marquette	$2,754,667	7,380	3,690	9,925

Matthew Pasch[1]	$635,067	1,473	1,549	2,709

Michael Allison	$1,087,759	2,914	1,457	3,920

1

In connection with Mr. Pasch’s promotion to Senior Vice President of Human Resources, Merchandising and his subsequent promotion to Executive Vice President and Chief Human Resources Officer, he received additional 2023 LTIP awards on February 1, 2023 and October 9, 2023, respectively, which awards were pro-rated to reflect his time served in such roles in fiscal 2023.

PSUs Granted in Fiscal 2021

Fiscal 2023 represented the final year of the performance period for the PSUs granted in fiscal 2021. In February 2024, the Committee reviewed our performance relative to the targets established for these PSU awards. The fiscal 2021 PSUs were earned based upon the cumulative Adjusted EBIT margin expansion and sales CAGR (each weighted 50%) achieved by the Company during the 2021, 2022 and 2023 fiscal years (using fiscal 2019 as the baseline) as follows:

Fiscal 2021 PSUs(1)	Threshold	Target	Maximum

Three-Year Adjusted EBIT Margin Expansion	-0.20%	0.20%	0.60%

Three-Year Sales CAGR	6%	8%	10%

Percent of Target Payout(2)	50%	100%	200%

(1)

In order to ensure comparability between periods, fiscal 2023 performance was assessed using the 52-week period ending January 27, 2024 as opposed to the 53-week period (fiscal year) ending February 3, 2024.

(2)	The number of PSUs earned based on performance between these various performance achievement levels are calculated using straight line interpolation.

Over the performance period, the Company achieved Adjusted EBIT margin expansion of -3.2% and sales CAGR of 9.6%, as calculated pursuant to the terms of the awards. As a result, NEOs earned 91% of their fiscal 2021 awards, reflecting performance above the target level for the sales CAGR metric (182%) and below the threshold level for the Adjusted EBIT margin expansion metric (0%), as follows:

Named Executive Officer(1)	Value at Date of Grant(2)	Shares Granted at Target	Shares Earned at End of Performance Period

Michael O’Sullivan	$4,257,619	13,031	11,859

Jennifer Vecchio	$2,520,402	7,941	7,227

Travis Marquette	$773,222	2,789	2,538

Matthew Pasch	$65,999	202	184

Michael Allison	$418,541	1,281	1,076

(1)

Mr. Marquette’s grant reflects a pro-rated amount based on his start date with the Company. As Ms. Wolfe commenced employment with us in fiscal 2022, she did not receive a 2021 PSU award. In connection with his passing and in accordance with the terms of the award agreement, Mr. Allison’s 2021 PSU award vested on a pro-rated basis based on target performance.

(2)	Reflects the grant date fair value assuming the probable satisfaction of the performance conditions at the time of grant.

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Benefits and Perquisites

Our executive compensation program includes limited perquisites, which are subject to Committee review and approval, and broad-based benefits. The perquisites and benefits included in our executive compensation program represent a modest portion of each NEO’s total compensation. In addition, in connection with Mr. Allison’s passing, the Committee approved a one-time reimbursement of approximately $17,000 and a related tax reimbursement for funeral expenses and an amount equal to $15,000 to help defray the costs associated with continued COBRA coverage. The cost of these perquisites or other personal benefits is set forth below in the Fiscal 2023 Summary Compensation Table below under the column “All Other Compensation,” and additional detail is set forth in the footnotes following the Fiscal 2023 Summary Compensation Table.

We maintain broad-based benefits that are provided to all full-time associates, including medical, dental, vision, life and disability insurance. Certain of these benefits require associates to pay a portion of the premium. Except with respect to life insurance (our NEOs all receive such insurance in an amount equal to the lesser of three times their annual base salary or a pre-determined maximum) and financial planning services, these benefits are offered to our NEOs on the same basis as all other associates. We also offer a retirement savings plan in which eligible associates (including our NEOs) may participate. The savings plan includes a traditional 401(k) pre-tax savings option and a post-tax Roth 401(k) option. We provide a matching contribution of 100% on the first 3% of eligible compensation that is deferred and 50% on the next 2% of eligible compensation that is deferred, up to the Internal Revenue Code limit for each respective year in which the eligible associate participates in the plan.

The Committee believes that the limited perquisites and other benefits provided to our NEOs are reasonable and consistent with the perquisites that would be available to them at companies with whom we compete for experienced senior management.

Termination-Based Compensation

Severance arrangements applicable to each of our continuing NEOs other than Mr. Pasch are set forth in each of their respective employment agreements. Mr. Pasch’s severance benefits are governed by the Burlington Stores, Inc. Executive Severance Plan (the “Severance Plan”).

The Committee believes these arrangements play an important role in protecting our highly competitive business by restricting our executive officers from working for a competitor or soliciting our associates during the specified severance period. Additionally, each NEO’s equity grant agreements contain terms regarding vesting in connection with the termination of employment and change in control. The Committee believes that these termination and change in control terms provide our NEOs with an incentive to act in stockholders’ best interests during a potential change in control despite the risk of losing their jobs or a significant change in the nature of their benefits and responsibilities.

A detailed discussion of compensation payable upon termination or a change in control is provided below under the caption entitled “Potential Payments Upon Termination or Change in Control.”

Compensation Recoupment (“Clawback”) Policy

We strive to maintain a culture that emphasizes integrity and accountability and reinforces our pay-for-performance compensation philosophy. Accordingly, the Committee has adopted a compensation recoupment (or “clawback”) policy, included in our Corporate Governance Guidelines, providing that, in the event of a financial restatement or significant financial harm to the Company arising out of willful actions, including without limitation fraud or intentional misconduct, or gross negligence by any officer of the Company, the Committee shall have the discretion and authority to determine the appropriate action to take, which may include requiring relinquishment of previously awarded equity-based compensation and/or repayment of previously paid incentive cash compensation. Additionally, the Committee has adopted a clawback policy to comply with the requirements of Section 954 of the Dodd-Frank Act and the related rules and regulations promulgated by the SEC and NYSE. This policy provides for recovery of erroneously awarded incentive-based compensation (such as cash bonuses received under the Company’s Annual Incentive Plan and performance-based restricted stock units received under the Company’s 2022 Incentive Plan) received by current and former executive officers during the three years prior to an accounting restatement. The policy applies to incentive compensation received on or after October 2, 2023. It removes discretion from the Committee as to whether to recover compensation and

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requires recovery without regard to culpability. The full text of the policy is available as an exhibit to our Fiscal 2023 Form 10-K.

Stock Ownership Guidelines

As described above, the Committee has adopted stock ownership guidelines for our executives. These stock ownership guidelines provide that (i) the Chief Executive Officer should own shares of our common stock with a value equal to or exceeding six times his or her then-current base salary, and (ii) other continuing NEOs should own shares of our common stock with a value equal to or exceeding three times his or her then-current base salary. As of the end of fiscal 2023, each continuing NEO owned shares in excess of the applicable guideline or was in compliance with the retention requirement described above. Stock ownership includes shares owned directly or held in trust by the individual and shares subject to unvested service-based restricted stock and restricted stock unit awards. Stock ownership under the guidelines does not include shares that an individual has the right to acquire through unvested performance-based restricted stock unit awards or shares subject to outstanding stock options (whether vested or unvested).

Prohibition on Hedging and Pledging of Company Stock

The Board considers it inappropriate for our directors or any of our corporate personnel (including our executive officers) to enter into speculative transactions in Company securities. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including, but not limited to, through the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments, or through the establishment of a short position in our securities. Such hedging and monetization transactions may permit persons to continue to own Company securities obtained through our benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, such persons may no longer have the same incentives as our other stockholders. Moreover, certain short-term or speculative transactions in our securities by directors and corporate personnel create the potential for heightened legal risk and/or the appearance of improper or inappropriate conduct involving our securities.

Under our hedging and pledging policy, our directors and all corporate personnel are prohibited from engaging in any hedging or monetization transactions with respect to our securities. Further, directors and corporate personnel may not engage in the following short-term or speculative transactions in our securities that could create heightened legal risk and/or the appearance of improper or inappropriate conduct by such persons:

•	Short Sales. Short sales of our securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value and therefore have the potential to signal to the market that the seller lacks confidence in our prospects. In addition, short sales may reduce a seller’s incentive to seek to improve our performance. For these reasons, short sales of our securities by our directors and corporate personnel are prohibited under our policy.

•	Publicly-Traded Options. Given the relatively short terms of publicly-traded options, transactions in options may cause focus on short-term performance at the expense of our long term objectives. Accordingly, our policy prohibits transactions in put options, call options or other derivative securities related to our securities, on an exchange or in any other organized market.

•	Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in our securities, directors and corporate personnel are prohibited from holding our securities in a margin account or otherwise pledging our securities as collateral for a loan.

Tax and Accounting Considerations

The Committee seeks to structure our compensation program in a manner that is consistent with our compensation philosophy and objectives. In the course of making decisions about executive compensation, the Committee takes into account tax and accounting considerations. For example, the Committee takes into

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account Section 409A of the Internal Revenue Code regarding non-qualified deferred compensation. The Committee also considers how various elements of compensation will affect our financial reporting. For example, the Committee considers the impact of FASB

ASC Topic 718—Stock Compensation, which requires us to recognize the cost of employee services received in exchange for awards of equity instruments based upon the grant date fair value of those awards.

Report of the Compensation Committee

We, the Compensation Committee of the Board of Directors of Burlington Stores, Inc., have reviewed and discussed the “Compensation Discussion and Analysis” set forth above with management and, based on such review and discussions, recommended to the Board of Directors that the “Compensation Discussion and Analysis” set forth above be included in this Proxy

Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2024.

Compensation Committee of the Board of Directors:

Jordan Hitch, Chair

Ted English

Mary Ann Tocio

The preceding Compensation Committee Report does not constitute soliciting material and shall not be deemed to be filed, incorporated by reference into or part of any filing made by us (including any future filings) under the Securities Act or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this report by reference, except to the extent we incorporate such report by specific reference.

Compensation Committee Interlocks and Insider Participation

Ted English, Jordan Hitch and Mary Ann Tocio served on the Committee during fiscal 2023 and currently serve on the Committee. None of these individuals (i) have ever been an officer or an associate of ours, nor (ii) have any relationship that is required to be disclosed pursuant to the rules of the SEC. In addition, none of our executive officers serve (or served at any time during fiscal 2023) as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or the Committee.

Compensation-Related Risk

In accordance with applicable disclosure requirements, to the extent that risks may arise from our compensation policies and practices that are reasonably likely to have a material adverse effect on us, we are required to discuss those policies and practices for compensating our associates as they relate to our risk management practices and the possibility of incentivizing risk-taking. The Committee considers risks associated with our compensation policies and practices and, as part of its consulting services for the Committee, Meridian evaluates the potential for unintended risk associated with the design of our compensation programs.

At the direction of the Committee, Meridian completed a comprehensive review of our compensation policies and practices to determine whether potential risk existed and whether there were design factors that mitigated potential risk areas. Upon receiving Meridian’s assessment, the Committee concluded that our compensation policies and practices do not encourage behaviors that could create material risk for the Company.

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A number of features in our compensation programs mitigate risk and protect against excessive risk-taking behavior and the potential for unintended consequences, including:

•	Our compensation mix for participants in our LTIP and Annual Incentive Plans is designed to create a balance between short-term results and long-term sustainable performance. Throughout the organization, variable/fixed pay and short-term/long-term pay is carefully calibrated to create an appropriate pay mix and structure by level and, for senior executives, a large portion of pay is variable and oriented toward long-term performance.

•	A portion of the 2023 LTIP awards made to senior vice presidents and officers above that level (including our NEOs) are in the form of PSUs based on pre-established goals linked to our performance over a three-year period. Accordingly, the performance period and vesting schedules for long-term incentives awards will thereafter overlap which we believe reduces the motivation to maximize performance in any one period.

•	Our Annual Incentive Plan and PSUs include a maximum payout cap. In addition, the Committee has the authority to exercise discretion when determining payouts under our incentive programs. In fiscal 2022, the Committee exercised negative discretion to reduce the payout under the Annual Incentive Plan.

•	Time-based equity awards granted to our associates generally do not vest fully for four years. We believe this longer vesting period discourages unnecessary or excessive risk-taking.

•	Because executive incentive compensation has a large stock component, the value is best realized through long-term appreciation of stockholder value, especially when coupled with our stock ownership guidelines for our executive officers and non-employee directors, which expose our executive officers and non-employee directors to the loss of the value of the retained equity.

•	We maintain a compensation recoupment policy, which provides that the Committee may require relinquishment of previously awarded equity-based compensation and/or repayment of previously paid incentive cash compensation in the event of a financial restatement or significant financial harm to us arising out of willful actions or gross negligence by any officer. We also maintain a compensation recoupment policy (adopted by the Compensation Committee) to comply with the requirements of Section 954 of the Dodd-Frank Act and the related rules and regulations promulgated by the SEC and NYSE.

•	The Committee has established a compensation peer group designed to provide meaningful comparisons to ‘market’ and align compensation programs with industry practice.

•	We have a rigorous system of internal controls designed to prevent fraud, deterring individual associates from creating adverse material risk in pursuit of short- or long-term compensation. In addition, our directors and all corporate personnel are prohibited from engaging in any hedging or monetization transactions with respect to our securities.

•	We have reasonable general severance arrangements.

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Fiscal 2023 Summary Compensation Table

The following table sets forth summary information concerning the compensation of our NEOs for fiscal 2023 and, to the extent required by applicable SEC disclosure rules, fiscal 2022 and fiscal 2021:

Name and Principal Position(1)	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)

Michael O’Sullivan,	2023	1,459,231	—	7,665,192	2,556,440	2,163,000	15,120	13,858,983
Chief Executive Officer	2022	1,382,500	—	7,309,310	2,440,115	1,680,000	13,979	12,825,904
	2021	1,310,769	—	6,386,592	2,128,375	4,005,000	36,699	13,867,435

Kristin Wolfe,	2023	800,962	—	1,406,293	469,073	598,125	15,120	3,289,573
Executive Vice President and Chief Financial Officer	2022	360,577	1,100,000	2,591,634	2,032,626	223,764	749	6,309,350

Jennifer Vecchio,	2023	1,135,464	—	4,835,252	1,612,672	1,458,673	15,120	9,057,181
Group President and Chief Merchandising Officer	2022	1,078,774	—	3,937,671	1,314,551	1,132,950	13,979	7,477,925
	2021	1,008,303	—	3,780,766	1,260,015	2,730,000	30,033	8,809,117

Travis Marquette,	2023	956,838	—	2,065,773	688,894	945,540	30,620	4,687,665
President and Chief Operating Officer	2022	913,154	—	2,025,143	676,032	734,400	1,100,003	5,448,732
	2021	276,923	2,437,637	4,159,986	3,388,327	145,879	187,153	10,595,905

Matthew Pasch,	2023	525,707	—	476,285	158,782	356,604	18,823	1,536,201
Executive Vice President and Chief Human Resources Officer

Michael Allison,	2023	394,607	—	815,672	272,087	294,372	65,348	1,842,086
Former Executive Vice President & Chief Administrative Officer	2022	704,808	—	1,615,965	272,289	435,000	16,970	3,045,032
	2021	512,500	—	627,975	209,251	803,571	11,599	2,164,896

(1)

Following Mr. Allison’s passing on August 11, 2023, Mr. Pasch was promoted to Executive Vice President and Chief Human Resources Officer, effective September 17, 2023. The amounts included for Mr. Pasch include amounts prior to his promotion to Executive Vice President and Chief Human Resources Officer.

(2)

Represents the aggregate grant date fair value of RSU and PSU awards calculated in accordance with FASB ASC Topic 718, based on the closing share price on the date of grant and, in the case of the PSUs, the probable satisfaction of the performance conditions at target for such PSUs as of the date of grant. Assuming the highest level of performance is achieved for the 2023 PSU awards, the maximum value of these awards at the grant date would be as follows: Mr. O’Sullivan—$10,220,256; Ms. Wolfe—$1,875,057; Ms. Vecchio—$6,447,002; Mr. Marquette—$2,754,364; Mr. Pasch—$430,616; and Mr. Allison—$1,087,563. In connection with his passing, under the terms of the equity grant agreement, Mr. Allison’s outstanding PSU awards vested on a prorated basis based on target performance. In connection with Mr. Pasch’s promotion to Senior Vice President of Human Resources, Merchandising and his subsequent promotion to Executive Vice President and Chief Human Resources Officer, he received pro-rated 2023 LTIP awards on February 1, 2023 and October 9, 2023, respectively. The amount of compensation, if any, actually realized by a NEO from RSU and PSU awards will depend on numerous factors, including the continued employment of the NEO through the vesting period of the award and, in the case of the PSUs, whether the underlying performance goals have been achieved. The vesting terms and conditions of the awards granted to our NEOs are described below under the table entitled “Outstanding Equity Awards at Fiscal 2023 Year-End.”

(3)

Represents the aggregate grant date fair value of stock option awards. The amount reported in this column for Mr. Pasch includes stock options granted in connection with each promotion referenced above. The amounts shown were calculated in accordance with FASB ASC Topic 718, and are based on a number of key assumptions described in Note 11 (entitled “Stock-Based Compensation”) to our February 3, 2024 Consolidated Financial Statements. The amount of compensation, if any, actually realized by a NEO from the exercise and sale of vested options will depend on numerous factors, including the continued employment of the NEO through the vesting period of the award and the amount by which the share price on the day of exercise and sale exceeds the option exercise price. The vesting terms and conditions of the awards granted to our NEOs are described below under the table entitled “Outstanding Equity Awards at Fiscal 2023 Year-End.”

(4)

Amounts in this column represent awards made under the Annual Incentive Plan described above in the section of the Compensation Discussion and Analysis entitled ”Annual Incentive Awards.” The fiscal 2023 amount for Mr. Pasch is pro-rated based on the number of days in each role held during the year. The fiscal 2023 amount for Mr. Allison is pro-rated to reflect his service with the Company during the year.

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(5)	The amounts reported in this column for fiscal 2023 include the following:

Name	Company Matching 401(k) Contributions ($)	Financial Planning Services ($)	Insurance Premiums ($)(a)	Other ($)(b)	Total ($)

Michael O’Sullivan	13,200	—	1,920	—	15,120

Kristin Wolfe	13,200	—	1,920	—	15,120

Jennifer Vecchio	13,200	—	1,920	—	15,120

Travis Marquette	13,200	15,500	1,920	—	30,620

Matthew Pasch	13,200	4,162	1,461	—	18,823

Michael Allison	13,200	15,500	40	36,608	65,348

(a)	Represents the dollar value of life insurance premiums that we paid for the benefit of each NEO.

(b)

Represents the following payments to Mr. Allison’s family: (i) $16,854 for funeral expenses and $4,754 for the associated taxes; and (ii) $15,000 to defray the costs associated with twelve months of COBRA coverage.

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Fiscal 2023 Grants of Plan-Based Awards

The following table sets forth information regarding our grants of plan-based awards to our NEOs during fiscal 2023. PSUs, RSUs and options granted in fiscal 2023 to the NEOs were granted under the 2022 Incentive Plan:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3) (#)	All Other Option Awards: Number of Securities Underlying Options (4) (#)	Exercise or Base Price of Option Awards ($/ Share)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael O’Sullivan	—	—	432,600	2,163,000	4,326,000	—	—	—	—	—	—	—
	5/1/23	2/13/23	—	—	—	13,692	27,384	54,768	—	—	—	5,110,128
	5/1/23	2/13/23	—	—	—	—	—	—	13,692	—	—	2,555,064
	5/1/23	2/13/23	—	—	—	—	—	—	—	36,831	186.61	2,556,440
Kristin Wolfe	—	—	119,625	598,125	1,196,250	—	—	—	—	—	—	—
	5/1/23	2/13/23	—	—	—	2,512	5,024	10,048	—	—	—	937,529
	5/1/23	2/13/23	—	—	—	—	—	—	2,512	—	—	468,764
	5/1/23	2/13/23	—	—	—	—	—	—	—	6,758	186.61	469,073
Jennifer Vecchio	—	—	291,735	1,458,673	2,917,346	—	—	—	—	—	—	—
	5/1/23	2/13/23	—	—	—	8,637	17,274	34,548	—	—	—	3,223,501
	5/1/23	2/13/23	—	—	—	—	—	—	8,637	—	—	1,611,751
	5/1/23	2/13/23	—	—	—	—	—	—	—	23,234	186.61	1,612,672
Travis Marquette	—	—	189,108	945,540	1,891,080	—	—	—	—	—	—	—
	5/1/23	2/13/23	—	—	—	3,690	7,380	14,760	—	—	—	1,377,182
	5/1/23	2/13/23	—	—	—	—	—	—	3,690	—	—	688,591
	5/1/23	2/13/23	—	—	—	—	—	—	—	9,925	186.61	688,894
Matthew Pasch(6)	—	—	71,321	356,604	713,208	—	—	—	—	—	—	—
	2/1/23	1/19/23	—	—	—	13	25	50	—	—	—	5,854
	2/1/23	1/19/23	—	—	—	—	—	—	49	—	—	11,473
	2/1/23	1/19/23	—	—	—	—	—	—	—	66	234.15	5,754
	5/1/23	2/13/23	—	—	—	259	517	1,034	—	—	—	96,477
	5/1/23	2/13/23	—	—	—	—	—	—	1,034	—	—	192,955
	5/1/23	2/13/23	—	—	—	—	—	—	—	1,390	186.61	96,480
	10/9/23	10/9/23	—	—	—	466	931	1,862	—	—	—	112,977
	10/9/23	10/9/23	—	—	—	—	—	—	466	—	—	56,549
	10/9/23	10/9/23	—	—	—	—	—	—	—	1,253	121.35	56,548
Michael Allison	—	—	112,013	560,063	1,120,126	—	—	—	—	—	—	—
	5/1/23	2/13/23	—	—	—	1,457	2,914	5,828	—	—	—	543,782
	5/1/23	2/13/23	—	—	—	—	—	—	1,457	—	—	271,891
	5/1/23	2/13/23	—	—	—	—	—	—	—	3,920	186.61	272,087

(1)

Represents the threshold, target and maximum payments each NEO was eligible to receive based upon achievement of the performance goal under our 2023 Annual Incentive Plan. In connection with his passing, the Committee approved a prorated payout under the 2023 Annual Incentive Plan for Mr. Allison. Amounts shown for Mr. Pasch are pro-rated based on the number of days in each role held by him during fiscal 2023. For additional information regarding the 2023 Annual Incentive Plan, please refer to the section in the Compensation Discussion and Analysis entitled “Annual Incentive Awards.”

(2)

Represents the threshold, target and maximum PSUs that may vest based upon achievement of pre-established Adjusted EPS goals over a three-year performance period, measured based on the achievement during each individual year during the period. Based on our achievement of these goals, the vesting of each NEO’s award may range from 50% to no more than 200% of his or her target award. In the event that actual performance is below threshold, the PSUs will not vest. For additional information regarding the PSUs, please refer to the section in the Compensation Discussion and Analysis entitled “Long Term Incentives.”

(3)

Represents RSU awards included in 2023 LTIP grants, which vest in 25% annual increments, subject to the NEO’s continued employment through the applicable vesting date and the terms of the underlying award agreement.

(4)

Represents awards of options to purchase shares of our common stock included in 2023 LTIP grants, which vest in 25% annual increments, subject to the NEO’s continued employment through the applicable vesting date and the terms of the underlying award agreement.

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(5)

Represents the aggregate grant date fair value of awards of options to purchase shares of our common stock, PSUs and RSUs. The amounts shown were calculated in accordance with FASB ASC Topic 718, based on the closing share price on the date of grant for PSUs and RSUs, and (i) in the case of the PSUs, the probable satisfaction of the performance conditions for such PSUs as of the date of grant; and (ii) with respect to the grant date fair value of option awards, are based on a number of key assumptions described in Note 11 (entitled “Stock-Based Compensation”) to our February 3, 2024 Consolidated Financial Statements. The vesting terms and conditions of the awards are described below under the table entitled “Outstanding Equity Awards at Fiscal 2023 Year-End.”

(6)

Mr. Pasch’s February 2023 LTIP grant represents an additional grant to reflect his promotion to Senior Vice President of Human Resources, Merchandising in January 2023 (which promotion occurred during fiscal year 2022). Mr. Pasch’s May 2023 grants were annual grants made prior to his promotion to Executive Vice President and Chief Human Resources Officer. Mr. Pasch’s October 2023 LTIP grants represent an additional grant to reflect his promotion to the position of Executive Vice President and Chief Human Resources and were pro-rated to reflect his time served in such role in fiscal 2023.

Outstanding Equity Awards at Fiscal 2023 Year-End

The table below sets forth information with respect to the outstanding option and stock awards held by each NEO as of February 3, 2024.

		Option Awards				Stock Awards
Name	Grant Date	Number of Shares Underlying Unexercised Options (#) Exercisable	Number of Shares Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($/ Share)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Michael O’Sullivan	9/16/2019	192,462	—	$192.27	9/16/29	—	—	—	—
	5/1/2020	25,266	8,423	$179.46	5/1/30	—	—	—	—
	5/1/2020	—	—	—	—	2,966	$583,501	—	—
	5/3/2021	9,317	9,317	$326.73	5/3/31	—	—	—	—
	5/3/2021	—	—	—	—	3,258	$640,946	—	—
	5/2/2022	7,741	23,221	$211.68	5/2/32	—	—	—	—
	5/2/2022	—	—	—	—	8,632	$1,698,173	—	—
	5/2/2022	—	—	—	—	—	—	46,040	$9,057,449
	5/1/2023	—	36,831	$186.61	5/1/33	—	—	—	—
	5/1/2023	—	—	—	—	13,692	$2,693,627	—	—
	5/1/2023	—	—	—	—	—	—	54,768	$10,774,509
Kristin Wolfe	8/1/2022	9,067	22,747(6)	$150.17	8/1/32	—	—	—	—
	8/1/2022	—	—	—	—	8,333(6)	$1,639,351	—	—
	8/1/2022	1,256	3,769	$150.17	8/1/32	—	—	—	—
	8/1/2022	—	—	—	—	1,401	$275,619	—	—
	8/1/2022	—	—	—	—	—	—	7,472	$1,469,967
	5/1/2023	—	6,758	$186.61	5/1/33	—	—	—	—
	5/1/2023	—	—	—	—	2,512	$494,186	—	—
	5/1/2023	—	—	—	—	—	—	10,048	$1,976,743
Jennifer Vecchio	5/1/2019	10,534	—	$170.08	5/1/29	—	—	—	—
	5/1/2020	7,789	2,597	$179.46	5/1/30	—	—	—	—
	5/1/2020	—	—	—	—	915	$180,008	—	—
	5/3/2021	3,378	3,379	$326.73	5/3/31	—	—	—	—
	5/3/2021	—	—	—	—	1,182	$232,535	—	—
	6/7/2021	2,299	2,300	$303.67	6/7/31	—	—	—	—
	6/7/2021	—	—	—	—	804	$158,171	—	—
	5/2/2022	4,170	12,510	$211.68	5/2/32	—	—	—	—
	5/2/2022	—	—	—	—	4,651	$914,991	—	—
	5/2/2022	—	—	—	—	—	—	24,802	$4,879,297
	5/1/2023	—	23,234	$186.61	5/1/33	—	—	—	—
	5/1/2023	—	—	—	—	8,637	$1,699,157	—	—
	5/1/2023	—	—	—	—	—	—	34,548	$6,796,628

68	|	Burlington Stores, Inc. 2024 Proxy Statement

EXECUTIVE COMPENSATION

		Option Awards				Stock Awards
Name	Grant Date	Number of Shares Underlying Unexercised Options (#) Exercisable	Number of Shares Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($/ Share)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Travis Marquette	10/4/2021	21,065	10,533(7)	$277.24	10/4/31	—	—	—	—
	10/4/2021	—	—	—	—	3,607(7)	$709,605	—	—
	10/4/2021	1,994	1,994	$277.24	10/4/31	—	—	—	—
	10/4/2021	—	—	—	—	698	$137,318	—	—
	5/2/2022	2,145	6,433	$211.68	5/2/32	—	—	—	—
	5/2/2022	—	—	—	—	2,392	$470,578	—	—
	5/2/2022	—	—	—	—	—	—	12,756	$2,509,488
	5/1/2023	—	9,925	$186.61	5/1/33	—	—	—	—
	5/1/2023	—	—	—	—	3,690	$725,934	—	—
	5/1/2023	—	—	—	—	—	—	14,760	$2,903,735
Matt Pasch	5/1/2018	282	—	$135.37	5/1/28	—	—	—	—
	5/1/2019	478	—	$170.08	5/1/29	—	—	—	—
	5/1/2020	485	243	$179.46	5/1/30	—	—	—	—
	5/1/2020	—	—	—	—	171	$33,641	—	—
	5/3/2021	288	289	$326.73	5/3/31	—	—	—	—
	5/3/2021	—	—	—	—	202	$39,739	—	—
	5/2/2022	249	745	$211.68	5/2/32	—	—	—	—
	5/2/2022	—	—	—	—	554	$108,988	—	—
	5/2/2022	—	—	—	—	—	—	740	$145,580
	1/9/2023	—	—	—	—	1,808(8)	$355,688	—	—
	2/1/2023	16	50	$234.15	2/1/33	—	—	—	—
	2/1/2023	—	—	—	—	37	$7,279	—	—
	2/1/2023	—	—	—	—	—	—	50	$9,837
	5/1/2023	—	1,390	$186.61	5/1/33	—	—	—	—
	5/1/2023	—	—	—	—	1,034	$203,419	—	—
	5/1/2023	—	—	—	—	—	—	1,034	$203,419
	10/9/2023	—	1,253	$121.35	10/9/33	—	—	—	—
	10/9/2023	—	—	—	—	466	$91,676	—	—
	10/9/2023	—	—	—	—	—	—	1,862	$366,311
Michael Allison (9)	5/3/2021	1,832	—	$326.73	2/7/24	—	—	—	—
	5/2/2022	3,455	—	$211.68	2/7/24	—	—	—	—
	5/1/2023	3,920	—	$186.61	2/7/24	—	—	—	—

(1)

Unless otherwise noted, all options (i) vest one-quarter on each of the first four anniversaries of the grant date; (ii) become exercisable if, within two years following a change in control, the executive’s employment is terminated by us without cause or the executive resigns with good reason; (iii) will immediately be forfeited upon a termination of employment by us for cause; (iv) that have not vested will be forfeited immediately, and unexercised vested options will be exercisable for a period of 180 days, in the event of termination of employment for any other reason; and (v) provide for fully accelerated vesting in the event of death or disability and pro-rata accelerated vesting in the event of termination due to a reduction in force or retirement.

(2)

The amounts set forth in this column represent RSUs granted to each NEO. Unless otherwise noted, (i) all RSU awards vest one-quarter on each of the first four anniversaries of the grant date; and (ii) RSUs vest only in the event that the recipient remains continuously employed by us on each vesting date, provided, however, that (a) all unvested RSUs will vest if the NEO’s employment is terminated by us without cause or the recipient resigns with good reason within two years following a change in control; and (b) vesting of RSUs will fully accelerate in the event of death or disability and will accelerate on a pro-rata basis in the event of termination due to a reduction in force or retirement.

(3)

The amounts set forth in this column represent the market value of RSUs held by the NEO using a market price of $196.73 per share, which was the closing price of our common stock on February 2, 2024 (the last business day of fiscal 2023), as reported by the NYSE.

Burlington Stores, Inc. 2024 Proxy Statement	|	69

EXECUTIVE COMPENSATION

(4)

Represents PSU awards granted in fiscal 2022 and fiscal 2023, which are earned based on achievement of pre-established Adjusted EPS goals over a three-year performance period, measured based on the achievement during each individual year during the period. Based on our achievement of these goals, the vesting of each NEO’s PSU awards may range from 50% (at threshold performance) to no more than 200% of his or her target award. In the event that actual performance is below threshold, the PSUs will not vest. The awards are paid out following certification by the Committee of the achievement of the goals after completion of the applicable three-year performance period. The reported number of shares for awards made in fiscal 2022 and fiscal 2023 assumes achievement of the maximum level of performance, in accordance with SEC requirements.

Unless otherwise noted, PSUs vest only in the event that the recipient remains continuously employed by us through the date the award is settled, in each case provided, however, that (a) the recipient’s award will vest as of the date of termination, assuming that performance goals were satisfied at target, in the event that the NEO’s employment is terminated by us without cause or the recipient resigns with good reason within two years following a change in control; and (b) the recipient’s award will vest on a pro-rata basis based on target performance in the event of death or disability or in the event of termination due to a reduction in force or retirement.

(5)

The amounts set forth in this column represent the market value of PSUs held by the NEO using a market price of $196.73 per share, which was the closing price of our common stock on February 2, 2024 (the last business day of fiscal 2023), as reported by the NYSE.

(6)

Represents a grant of RSUs or options to purchase shares of our common stock, as applicable, to compensate Ms. Wolfe for a portion of the equity awards forfeited at her prior employer pursuant to the terms of her employment agreement and which vested 28.5% on August 1, 2023 and vest 28.5% on August 1, 2024 and 43% on August 1, 2025, subject to Ms. Wolfe’s continued employment through the applicable vesting date, except that the grant shall vest in full upon a termination of Ms. Wolfe’s employment by us without cause.

(7)

Represents a grant of RSUs or options to purchase shares of our common stock, as applicable, to compensate Mr. Marquette for a portion of the equity awards forfeited at his prior employer pursuant to the terms of his employment agreement and which vested one-third on each of May 3, 2022 and May 3, 2023 and vest one-third on May 3, 2024, subject to Mr. Marquette’s continued employment through such vesting date, except that the grant shall vest in full upon a termination of Mr. Marquette’s employment by us without cause.

(8)	Provided that the NEO remains continuously employed by us on such date, 100% of the RSUs will vest on the third anniversary of the grant date.

(9)

In connection with his passing, under the terms of the equity grant agreement, Mr. Allison’s unvested option and RSU awards fully vested and his outstanding PSU awards vested on a prorated basis based on target performance.

Fiscal 2023 Option Exercises and Stock Vested

The following table sets forth information regarding stock options exercised by our NEOs, and the vesting of our NEOs’ RSUs, during fiscal 2023.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)(3)

Michael O’Sullivan	—	—	21,057	4,327,035

Kristin Wolfe	—	—	3,788	659,453

Jennifer Vecchio	47,153	4,275,427	16,532	3,229,145

Travis Marquette	—	—	7,291	1,436,093

Matthew Pasch	—	—	2,367	406,786

Michael Allison	—	—	9,904	1,626,351

(1)	Represents the difference between the selling price and the exercise price, multiplied by the number of shares acquired on exercise

(2)

Represents the value realized upon vesting based on the closing price of our common stock on the vesting date. Includes $227.32 in the case of 11,859, 7,227, 2,538 and 184 PSUs for each of Mr. O’Sullivan, Ms. Vecchio, Mr. Marquette and Mr. Pasch, respectively, that vested on February 3, 2024. The PSUs were granted in fiscal 2021, and the amount vested was based on the performance level met as of February 3, 2024, the last day of fiscal 2023 and the end of the performance period, as certified by the Committee on February 20, 2024.

(3)

Included in this column are the following amounts of shares that were withheld (in the aggregate) to cover withholding tax obligations due upon vesting: Mr. O’Sullivan— 8,549; Ms. Wolfe — 975; Ms. Vecchio — 8,040; Mr. Marquette — 3,200; Mr. Pasch— 657; and Mr. Allison — 346.

70	|	Burlington Stores, Inc. 2024 Proxy Statement

EXECUTIVE COMPENSATION

Pension Benefits

The Company does not maintain any qualified or non-qualified defined benefit plans.

Nonqualified Deferred Compensation

The Company does not maintain any defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Potential Payments Upon Termination or Change in Control

The following is a discussion of payments and benefits that would be due to each of our continuing NEOs upon the termination of his or her employment with us, including termination in connection with a change in control. The amounts in the “Potential Payments Upon Termination or Change in Control Table” below assume that each termination was effective as of February 2, 2024 (the last business day of fiscal 2023), and are merely illustrative of the impact of a hypothetical termination of each executive’s employment. The amounts to be payable upon an actual termination of employment can only be determined at the time of such termination based on the facts and circumstances then prevailing. Our employment agreements with Mr. O’Sullivan, Ms. Wolfe and Mr. Marquette do not include a fixed expiration date. Our employment agreement with Ms. Vecchio provides that we may terminate the agreement on a specified expiration date (May 11), subject to our giving Ms. Vecchio 90 days’ notice.

Termination Without Cause or for Good Reason

Mr. Pasch will be entitled to receive the benefits described below under the Severance Plan in the event that his employment is involuntarily terminated without cause or, within the two-year period immediately following a change in control, Mr. Pasch voluntarily terminates employment for good reason. Each other continuing NEO will be entitled to receive the benefits described below under his or her employment agreement in the event that (i) his or her employment is terminated by us without cause, or by the NEO for good reason, or (ii) with respect to Ms. Vecchio, the term of Ms. Vecchio’s employment expires on the expiration date specified in her agreement:

•	any bonus earned for the fiscal year prior to the termination year or the expiration year, as applicable, but then unpaid, as well as (i) for Mr. O’Sullivan, an amount equal to two times the target bonus under the Annual Incentive Plan for the year in which termination occurs; and (ii) for each other continuing NEO, a pro-rated portion of the then-current year’s target bonus under the Annual Incentive Plan through the date of termination or expiration, based on actual results (the “Annual Incentive Payment”);

•	severance pay (the “Severance Payment”) (i) for each continuing NEO other than Mr. Pasch in an amount equal to two times base salary, and (ii) for Mr. Pasch, the full amount of his base salary at the time of termination through the one-year anniversary of the date of termination; and

•	full continuation (“Benefits Continuation”) of (i) Mr. O’Sullivan’s, Ms. Wolfe’s and Mr. Marquette’s health, dental and vision insurance benefits during the two-year period commencing on the date of termination; (ii) with respect to Ms. Vecchio, medical, dental and vision insurance benefits during the two-year period commencing on the date of termination (but only to the extent such benefits were previously elected by Ms. Vecchio and in effect immediately prior to the date of termination); provided that, with respect to (ii), to the extent any of those benefits cannot be provided by us during the applicable period, we will provide Ms. Vecchio with a sum of money calculated to permit her to obtain the same benefits individually, as well as reimbursement for related taxes so that she remains whole; and (iii) Mr. Pasch’s welfare benefits (including medical, dental, and vision coverage) at active employee rates while severance payments are being made pursuant to the Severance Plan. In addition, Mr. Pasch is entitled to outplacement assistance for a period of six months pursuant to the Severance Plan.

Our employment agreements with each of Ms. Wolfe and Mr. Marquette also provide that each NEO’s make-whole grant shall vest in full upon a termination by us without cause.

Burlington Stores, Inc. 2024 Proxy Statement	|	71

EXECUTIVE COMPENSATION

Each NEO will be entitled to receive the Annual Incentive Payment, Severance Payment and Benefits Continuation, as applicable, only in the event that he or she:

•	executes a release of claims in respect of his or her employment with us; and

•	has not breached, as of the date of termination or at any time during the period for which such payments or services are to be made, certain restrictive covenants (“Restrictive Covenants”) contained in his or her employment agreement or the Severance Plan (with respect to Mr. Pasch) regarding (i) confidentiality, (ii) intellectual property rights, and (iii) non-competition and non-solicitation (each of which extend for a period of one year for Mr. Pasch and two years in the case of each other continuing NEO following termination of employment), with our obligation to make such payments or provide such services terminating upon the occurrence of any such breach during such period.

For purposes of each NEO’s employment agreement, “cause” means the NEO (i) is convicted of a felony or other crime involving dishonesty toward us or material misuse of our property; (ii) engages in willful misconduct or fraud with respect to us or any of our customers or suppliers or an intentional act of dishonesty or disloyalty in the course of his or her employment; (iii) refuses to perform his or her material obligations under his or her employment agreement which failure is not cured within 15 days of written notice to him or her; (iv) misappropriates one or more of our material assets or business opportunities; (v) breaches a Restrictive Covenant which breach, if capable of being cured, is not cured within 10 days of written notice to him or her; or (vi) with respect to Mr. O’Sullivan, Mr. Marquette or Ms. Wolfe, materially breaches his or her employment agreement or any written policy of the Company, including the Company’s policies prohibiting unlawful harassment, discrimination or retaliation, which breach, if capable of being cured, is not cured within 15 days after written notice to him or her. For purposes of the Severance Plan, “cause”, unless otherwise defined in any employment, consulting, change in control or similar agreement in effect between the Company or any of its subsidiaries and the associate, means termination due to the associate’s insubordination, dishonesty, fraud, incompetence, moral turpitude, willful misconduct, refusal to perform the associate’s duties or responsibilities for any reason other than illness or incapacity or materially unsatisfactory performance of the associate’s duties.

“Good reason” means the occurrence of any of the following events without the written consent of the NEO: (i) a material diminution of his or her duties or the assignment to him or her of duties that are inconsistent in any substantial respect with the position, authority or responsibilities associated with his or her position; (ii) except in the case of Ms. Wolfe, our requiring him or her to be based at a location which is 50 or more miles from his or her principal office location; (iii) pursuant to each NEO’s employment agreement, a material breach by us of our obligations pursuant to his or her employment agreement (which breach goes uncured after notice and a reasonable opportunity to cure); or (iv) pursuant to the Severance Plan, a material diminution of the associate’s annual compensation. No such condition is deemed to be “good reason” unless (i) we are notified within 30 days of the initial existence of such condition and are provided with a period of 30 days from the date of notice to remedy the condition, and (ii) within 10 days after the expiration of such period (but in no event later than 120 days after the initial existence of the condition), the NEO actually terminates his or her employment with us by providing written notice of resignation for our failure to remedy the condition.

Termination for Any Other Reason

In the event that an NEO subject to an employment agreement is terminated for any other reason, including as a result of his or her death, disability, voluntary resignation for other than good reason or by resolution of our Board of Directors for cause, each employment agreement provides that he or she shall be entitled to receive only all previously earned and accrued but unpaid base salary, vacation and unpaid business expenses up to the date of such termination.

Pursuant to the Severance Plan, an associate working in any part, unit or function that is divested, outsourced, closed, or relocated to a different geographic area, and who is terminated as a direct result thereof, will be eligible for benefits under the Severance Plan. However, eligibility for such benefits will be forfeited if the associate resigns voluntarily prior to the specified termination date (other than as provided above in the case of voluntary termination for good reason within the two-year period immediately following a change in control). Severance Plan benefits will not commence or will be discontinued if comparable employment is offered in connection with a change in control.

72	|	Burlington Stores, Inc. 2024 Proxy Statement

EXECUTIVE COMPENSATION

Change in Control

As described above, Mr. Pasch participates in the Severance Plan, which provides for the payment of severance and other benefits in the event a participant is involuntarily terminated without cause or, within the two-year period immediately following a change in control, voluntarily terminates employment for good reason. None of our other NEOs are entitled to receive any payments upon a change in control pursuant to the terms of his or her employment arrangement.

Equity Grant Agreements

The terms of our equity grant agreements with each of our NEOs include certain provisions regarding accelerated vesting upon termination of employment under various circumstances, as detailed in the table below. In the event of a change in control, none of our equity awards will be accelerated in the absence of a qualifying termination of employment.

Event	Stock Options	RSUs	PSUs
Change in Control and Termination Without Cause or Resignation for Good Reason Within Subsequent Two-Year Period	Fully accelerate	Fully accelerate	Fully accelerate (at target)
Death or Disability	Fully accelerate	Fully accelerate	Pro-rated vesting based on target
Retirement or Termination of Employment Due to Reduction in Force(1)	Pro-rated vesting	Pro-rated vesting	Pro-rated vesting based on actual performance during the Performance Period
Termination With Cause	All vested and unvested awards terminate immediately	All unvested awards terminate immediately	All unvested awards terminate immediately
Termination Without Cause or Resignation for Good Reason (Outside of the Two-Year Period Following a Change in Control)	All unvested awards terminate immediately, except Mr. Marquette’s and Ms. Wolfe’s make-whole grants, which become fully vested upon a termination without cause	All unvested awards terminate immediately, except Mr. Marquette’s and Ms. Wolfe’s make-whole grants, which become fully vested upon a termination without cause	All unvested awards terminate immediately

(1)

The determination as to whether a “reduction in force” has occurred will be determined by the Committee in its sole and absolute discretion. “Retirement” means resignation from the Company occurring on or after attaining age 60 with at least ten continuous years of service to the Company. Retirement does not accelerate Mr. Marquette’s or Ms. Wolfe’s make-whole grants or the grant of 1,808 RSUs made to Mr. Pasch on January 9, 2023.

Burlington Stores, Inc. 2024 Proxy Statement	|	73

EXECUTIVE COMPENSATION

Potential Payments Upon Termination or Change in Control Table

In connection with Mr. Allison’s passing, the Committee approved certain payments to Mr. Allison’s family, including (i) a one-time reimbursement of $16,854 for funeral expenses and $4,754 for the associated taxes; (ii) a payment representing the cash bonus Mr. Allison would have been entitled to receive under the fiscal 2023 Annual Incentive Plan, based on actual Company performance and pro-rated for service through his death, payable at the same time and in the same manner bonuses were paid to other Executive Vice President level associates under the plan; and (iii) an amount equal to $15,000 to defray the costs associated with twelve (12) months of COBRA coverage. In addition, in connection with his passing and in accordance with the terms of Mr. Allison’s award agreements, the vesting of Mr. Allison’s outstanding stock options and RSUs fully accelerated, and the vesting of his outstanding PSU awards vested on a prorated basis based on target performance ($1,536,986, based on the Company’s closing stock price as of August 11, 2023).

The following table summarizes the compensation to be received by each continuing NEO in the event of a termination or change in control as of the last business day of fiscal 2023.

	Termination Without Cause or for Good Reason or Expiration of Employment Agreement (1)				Equity Acceleration Upon Retirement or Due to Reduction in Force ($)(6)(7)	Equity Acceleration Upon Death or Disability ($)(6)	Equity Acceleration Upon Termination Relating to a Change in Control ($)(8)
Name	Severance Pay ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Health Insurance Continuation ($)(4)	Equity Acceleration ($)(5)
Michael O’Sullivan	7,210,000	—	36,303	—	6,639,144	10,972,821	16,050,422
Kristin Wolfe	1,595,000	598,125	30,843	2,698,451	3,704,611	4,535,643	5,435,486
Jennifer Vecchio	2,244,113	1,458,673	20,298	—	3,680,033	6,238,340	9,302,803
Travis Marquette	1,891,080	945,540	20,523	709,605	2,333,574	3,469,836	4,850,487
Matthew Pasch	620,000	356,604	16,322	—	400,870	1,100,889	1,315,719

(1)

Pursuant to the terms of the Severance Plan, Mr. Pasch is entitled to severance benefits in connection with a resignation for good reason only if such resignation occurs within the two-year period immediately following a change in control.

(2)

The amounts set forth in this column represent severance pay (i) for Mr. O’Sullivan in an amount equal to two times his base salary and fiscal 2023 target bonus; (ii) for Ms. Wolfe, Ms. Vecchio and Mr. Marquette in an amount equal to two times each NEO’s base salary; and (iii) for Mr. Pasch, the full amount of his base salary at the time of termination from the date of termination through the period ending on the first anniversary of the date of termination plus an additional amount of $20,000 representing an estimate for the value of six months of outplacement assistance. Pursuant to the Severance Plan, Mr. Pasch is entitled to such assistance upon a termination of his employment without cause or, within two years following a change in control, his resignation for good reason.

(3)

The amounts set forth in this column reflect, other than for Mr. O’Sullivan, the actual award to be received pursuant to the Annual Incentive Plan with respect to fiscal 2023. Pursuant to the terms of our employment agreement with Mr. O’Sullivan, he is entitled to receive severance pay in an amount equal to two times his base salary and termination year target bonus.

(4)

The amounts set forth in this column have been calculated based upon the coverage rates and elections in effect for each NEO, and assumes that we can provide such coverage (i) for a period of two years for Mr. O’Sullivan, Mr. Marquette, Ms. Vecchio and Ms. Wolfe; and (ii) for a period of one year with respect to Mr. Pasch.

(5)

Upon cessation of employment without cause or for good reason or, in the case of Ms. Vecchio expiration of employment agreement, and subject to the terms of the applicable Incentive Plan, equity awards that have not vested will terminate immediately (subject to potential acceleration in the event of a change in control); provided, however, Ms. Wolfe’s and Mr. Marquette’s make-whole grant of stock options and RSUs shall vest upon a termination by us without cause.

(6)

The amounts set forth in these columns represent the sum of (i) the product obtained by multiplying the number of accelerated RSUs and PSUs by $196.73, which represents the market price of our stock on February 2, 2024 the last trading day of fiscal 2023 (the “Market Price”) (assuming (a) withholding tax obligations due in connection with such vesting is satisfied by a cash payment to us; and (b) target achievement for PSUs), and (ii) the product obtained by multiplying the number of accelerated options by the amount by which the Market Price exceeds the applicable exercise price.

(7)

None of the continuing NEOs were retirement eligible as of the last business day of fiscal 2023. The amounts set forth in this column assume that each continuing NEO was terminated as a result of a reduction in force and, with respect to Mr. Marquette and Ms. Wolfe, such termination was determined to be without cause for purposes of such NEO’s make-whole grants.

(8)

The amounts set forth in this column assume that the NEO’s employment is terminated by us without cause or he or she resigns with good reason within the requisite time period following a change in control and represent the sum of (i) the product obtained by multiplying the number of accelerated RSUs and PSUs by the Market Price (assuming (a) withholding tax obligations due in connection with such vesting is satisfied by a cash payment to us; and (b) target achievement for PSUs), and (ii) the product obtained by multiplying the number of accelerated options by the amount by which the Market Price exceeds the applicable exercise price.

74	|	Burlington Stores, Inc. 2024 Proxy Statement

EXECUTIVE COMPENSATION

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median annual total compensation of all our associates and the annual total compensation of our CEO. We believe that the pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For fiscal 2023, our last completed fiscal year:

•	the median of the annual total compensation of all associates of our Company (other than our CEO) was $12,116; and

•	the annual total compensation of our CEO, as reported in the Fiscal 2023 Summary Compensation Table, was $13,858,983.

Based on this information, for fiscal 2023 the ratio of the annual total compensation of Mr. O’Sullivan, our CEO, to the median of the annual total compensation of all associates is estimated to be 1,144 to 1.

To identify the median of the annual total compensation of all our associates in fiscal 2023 and determine the annual total compensation of our fiscal 2023 median associate and the annual total compensation of our CEO, we took the following steps:

1.

We identified the median associate using our associate population on February 3, 2024, the last day of fiscal 2023. This population consisted of full-time associates and part-time (including flex) associates, all of which were located in the United

States (including Puerto Rico). In determining whether independent contractors that we have retained or engaged are associates, we applied a test drawn from guidance published by the Internal Revenue Service.

2.

To identify the fiscal 2023 “median associate” from our associate population, we first determined the amount of each associate’s gross earnings (i.e., sum of base pay, cash bonus and equity compensation) as reflected in our payroll records for fiscal 2023.

•	In making this determination, we annualized the compensation of approximately 4,743 full-time associates and 37,003 part-time associates who were hired in fiscal 2023 but did not work for us for the entire fiscal year.

3.	We then identified our fiscal 2023 median associate from our associate population using this compensation measure, which was consistently applied to all our associates included in the calculation.

4.

For purposes of the fiscal 2023 pay ratio disclosure, we combined all of the elements of such associate’s compensation for fiscal 2023, calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $12,116. Our median associate is a part-time associate in one of our Burlington stores.

5.	With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our Fiscal 2023 Summary Compensation Table.

Burlington Stores, Inc. 2024 Proxy Statement	|	75

EXECUTIVE COMPENSATION

Pay Versus Performance

Pursuant to Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation
S-K,
the Pay Versus Performance Table (set forth below) is required to include “compensation actually paid,” as calculated per SEC disclosure rules, to the Company’s principal executive officer (“PEO”) and the Company’s non-PEO
NEOs, as noted below. “Compensation actually paid” represents a required calculation of compensation that differs significantly from the Summary Compensation Table calculation of compensation, the NEO’s realized or earned compensation, as well as from the way in which the Compensation Committee views annual compensation decisions, as discussed in the “Compensation Discussion and Analysis” (the “CD&A”). The amounts in the table below are calculated in accordance with SEC rules and do not represent amounts actually earned or realized by NEOs, including with respect to stock options, RSUs and PSUs which remain subject to forfeiture if the vesting conditions are not satisfied.

					Value of Initial Fixed $100 Investment Based On: (4)
Year (1)	Summary Compensation Table Total for PEO ($)(2)	Compensation Actually Paid to PEO ($)(3)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(2)	Average Compensation Actually Paid to Non-PEO NEOs ($)(3)	Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)(5)	Net Income ($) (in thousands) (6)	Adjusted EBIT ($) (in thousands)(7)

2023	13,858,983	17,084,260	4,082,541	4,280,552	90.68	141.23	339,649	596,219

2022	12,825,904	2,839,170	4,837,190	4,954,782	104.10	124.59	230,123	430,334

2021	13,867,435	10,280,616	4,863,897	3,201,969	105.90	114.78	408,839	801,712

2020	9,560,206	17,049,041	3,713,938	4,283,347	114.45	106.22	(216,499)	(282,847)

(1)	Mr. O’Sullivan served as the Company’s principal executive officer for the entirety of fiscal 2020, 2021 2022 and 2023, and the Company’s other NEOs for the applicable years were as follows:

-	2023: Kristin Wolfe; Jennifer Vecchio; Travis Marquette; Matthew Pasch; and Michael Allison.

-	2022: Kristin Wolfe; Jennifer Vecchio; Travis Marquette; Michael Allison; and John Crimmins.

-	2021: John Crimmins; Jennifer Vecchio; Travis Marquette; Michael Allison; Mike Metheny; and Fred Hand.

-	2020: John Crimmins; Jennifer Vecchio; Fred Hand; and Joyce Manning Magrini.

(2)
Amounts reported in this column represent (i) the total compensation reported in the Summary Compensation Table for the applicable year in the case of Mr. O’Sullivan and (ii) the average of the total compensation reported in the Summary Compensation Table for the applicable year for the Company’s other NEOs reported for the applicable year.

(3)
To calculate “compensation actually paid,” adjustments were made to the amounts reported in the Summary Compensation Table for the applicable year. A reconciliation of the adjustments for Mr. O’Sullivan and for the average of the other NEOs is set forth following the footnotes to this table.

(4)	Pursuant to rules of the SEC, the comparison assumes $100 was invested on February 1, 2020. Historic stock price performance is not necessarily indicative of future stock price performance.

(5)	The TSR Peer Group consists of the Dow Jones Apparel Retailers Index, an independently prepared index that includes companies in the retail industry.

(6)
In accordance with SEC rules, we are required to describe the relationship between “compensation actually paid” to our CEO and to our other NEOs and our net income. However, our incentive plans do not link “compensation actually paid” to our executive officers and our net income. Therefore, changes in “compensation actually paid” to our executive officers may not necessarily correlate to changes in our net income.

(7)
As noted in the CD&A, Adjusted EBIT is a core driver of our performance and success, as it measures profitability, reflects management efforts to manage expenses, and further aligns our NEOs’ interests with our stockholders’ interests. Adjusted EBIT is defined as net income, exclusive of the following items, if applicable: (i) interest expense; (ii) interest income; (iii) loss on extinguishment of debt; (iv) income tax expense; (v) impairment charges; (vi) net favorable lease costs; (vii) costs related to debt amendments; (viii) amounts related to certain litigation matters; and (ix) other unusual or non-recurring
expenses, losses, charges or gains. Please see the CD&A for more information regarding Adjusted EBIT and our incentive programs.

76	|	Burlington Stores, Inc. 2024 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Actually Paid Adjustments

		(MINUS)	PLUS	PLUS/(MINUS)	PLUS	PLUS/(MINUS)	(MINUS)	EQUALS

Year	Summary Compensation Table Total ($)(a)	Grant Date Fair Value of Stock Option and Stock Awards Granted in Fiscal Year ($)(b)	Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Option and Stock Awards Granted in Fiscal Year ($)(c)	Change in Fair Value of Outstanding and Unvested Stock Option and Stock Awards Granted in Prior Fiscal Years ($)(d)	Fair Value at Vesting of Stock Option and Stock Awards Granted in Fiscal Year that Vested During Fiscal Year(e)	Change in Fair Value as of Vesting Date of Stock Option and Stock Awards Granted in Prior Fiscal Years for which Applicable Vesting Conditions Were Satisfied During Fiscal Year ($)(f)	Fair Value as of Prior Fiscal Year-End of Stock Option and Stock Awards Granted in Prior Fiscal Years that Failed to Meet Applicable Vesting Conditions During Fiscal Year ($)(g)	Compensation Actually Paid ($)

Michael O’Sullivan

2023	13,858,983	(10,221,632)	14,971,860	(625,065)	—	(899,886)	—	17,084,260

2022	12,825,904	(9,749,425)	10,553,849	(4,230,176)	—	(6,560,982)	—	2,839,170

2021	13,867,435	(8,514,967)	5,454,134	(4,148,989)	—	3,623,003	—	10,280,616

2020	9,560,206	(8,512,040)	12,661,431	3,947,107	—	(607,663)	—	17,049,041

Other NEOs (Average) (h)

2023	4,082,541	(2,560,156)	3,457,459	(247,207)	112,034	(497,699)	(66,420)	4,280,552

2022	4,837,190	(3,117,644)	4,028,855	(411,675)	—	(381,944)	—	4,954,782

2021	4,863,897	(2,900,883)	1,816,041	(421,337)	—	940,057	(1,095,806)	3,201,969

2020	3,713,938	(2,139,882)	3,051,308	883,866	—	(1,225,883)	—	4,283,347

(a)	Represents Total Compensation as reported in the Summary Compensation Table for the indicated fiscal year. With respect to the other NEOs, amounts shown represent averages.

(b)
Represents the grant date fair value of the stock option and stock awards granted during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes and as reflected in the Summary Compensation Table for the applicable year.

(c)
Represents the fair value as of the indicated fiscal
year-end
of the outstanding and unvested option awards and stock awards granted during such fiscal year, computed in accordance with the methodology used for financial reporting purposes and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year.

(d)
Represents the change in fair value during the indicated fiscal year of each option award and stock award that was granted in a prior fiscal year and that remained outstanding and unvested as of the last day of the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year.

(e)
Amounts reported in this column represent equity awards granted to Mr. Allison in fiscal 2023 and which vested in fiscal 2023 in accordance with the termination vesting provisions set forth in the award agreements.

(f)
Represents the change in fair value, measured from the prior fiscal year-end
to the vesting date, of each option award and stock award that was granted in a prior fiscal year and which vested during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.

(g)
Represents the fair value as of the last day of the prior fiscal year of the option award and stock awards that were granted in a prior fiscal year and which failed to meet the applicable vesting conditions in the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the prior fiscal year.

(h)	See footnote 1 above for the NEOs included in the average for each year.

Burlington Stores, Inc. 2024 Proxy Statement	|	77

EXECUTIVE COMPENSATION

Relationship Between Pay and Performance
We believe the “compensation actually paid” in each of the years reported above and over the four-year cumulative period are reflective of the Committee’s emphasis on
“pay-for-performance”
as the “compensation actually paid” fluctuated year-over-year, primarily due to the result of our stock performance.
As noted above, our incentive plans do not link “compensation actually paid” to our executive officers and our net income. Therefore, changes in “compensation actually paid” to our executive officers may not necessarily correlate to changes in our net income.

Performance Measures Used to Link Company Performance and Compensation Actually Paid to the NEOs
The following is a list of financial performance measures, which in our assessment represent the most important financial performance measures used by the Company to link “compensation actually paid” to the NEOs for fiscal 2023. Please see the CD&A for a further description of these metrics and how they are used in the Company’s executive compensation program, including the Annual Incentive Plan and 2023 PSUs.

•	Adjusted EBIT

•	Adjusted EPS Growth

•	Stock price

78	|	Burlington Stores, Inc. 2024 Proxy Statement

Proposal No. 4 — Approval of Amendment to the Company’s Amended and Restated Certificate of Incorporation Providing for Officer Exculpation Under Delaware Law

General

A 2022 amendment to Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”) authorizes Delaware corporations to eliminate or limit the personal liability of certain officers for monetary damages associated with claims of breach of the duty of care in certain instances (referred to as “exculpation”). Prior to this amendment, exculpation from personal liability for monetary damages associated with breaches of the duty of care could be provided to directors but could not be provided to officers. This decision was due in part to the recognition that both officers and directors owe fiduciary duties to corporations, and yet only directors were protected by the exculpatory provisions. In addition, plaintiffs may attempt to exploit the absence of protection for officers to prolong litigation and extract settlements from nuisance claims.

The Company’s Amended and Restated Certificate of Incorporation (also referred to as our “Charter”) provides for the exculpation of directors from personal liability for monetary damages associated with breaches of the duty of care but does not have a similar limitation of liability for our officers. The Company is asking its stockholders to approve an amendment to the Charter to add a provision exculpating officers of the Company from personal liability for monetary damages associated with claims of breach of the duty of care, as now permitted under the DGCL (the “Officer Exculpation Amendment”). The general description of the Officer Exculpation Amendment is a summary only and is qualified in its entirety by, and subject to, the full text of the proposed amendment, which included in Appendix B to this proxy statement. For purposes of the Officer Exculpation Amendment, “officer” has the meaning provided in Section 102(b)(7) of the DGCL.

Proposed Charter Amendment

In the course of the Board’s ongoing evaluation of the Company’s corporate governance practices, the Board has determined that the Officer Exculpation Amendment would better position the Company to continue to attract and retain top management talent by providing this additional protective provision. In addition, claims against directors and officers for breaches of fiduciary duties are expected to continue. Delaware corporations that fail to adopt officer exculpation provisions may experience a disproportionate amount of nuisance litigation against officers and disproportionately increased costs in the form of increased director and officer liability insurance premiums, as well as diversion of management attention from the business of the corporation while such claims are ongoing.

We believe that the Officer Exculpation Amendment strikes the appropriate balance between stockholders’

interest in accountability from our senior officers and their interest in the Company being able to attract and retain quality officers. In the absence of appropriate protection from personal liability, qualified officers might be deterred from serving due to exposure to personal liability and the risk that substantial expense could be incurred in defending lawsuits, regardless of merit.

Furthermore, exculpation is well-established for directors of Delaware companies and, now that Delaware law permits officer exculpation, the Company expects its peers to adopt exculpation clauses that limit the personal liability of officers in their certificate of incorporation. Failing to adopt the amendment could impact our recruitment and retention of exceptional officer candidates that conclude that the potential exposure to liabilities, costs of defense and other risks of proceedings exceeds the benefits of serving as an officer of the Company.

Burlington Stores, Inc. 2024 Proxy Statement	|	79

PROPOSAL NO. 4 — APPROVAL OF AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION PROVIDING FOR OFFICER EXCULPATION UNDER DELAWARE LAW

Adopting the Officer Exculpation Amendment could empower both our directors and officers to exercise their business judgment in furtherance of the interests of the stockholders. On the other hand, even under the Officer Exculpation Amendment, our directors and officers would not be protected from liability for breaches of the duty of loyalty, acts or omissions not in good faith or those that involve intentional misconduct or a knowing violation of law, or any transactions in which a director or officer derived an improper personal benefit. Consistent with the recent amendment to the DGCL, the Officer Exculpation Provision only permits exculpation for direct claims brought by stockholders (as opposed to derivative claims made by stockholders on behalf of the corporation). Therefore, considering the narrow class and type of claims for which officers’ liability would be exculpated, and the benefits the Board believes would accrue to the Company and its stockholders in the form of an enhanced ability to attract and retain talented officers, the Board has determined that it is in the best interests of the Company and its stockholders to approve the Officer Exculpation Amendment.

The text of the proposed Officer Exculpation Amendment, which would add Article Thirteen to the Charter, is included in Appendix B to this proxy statement. If the Officer Exculpation Amendment is adopted, the text of Article Thirteen of the Amended and Restated Certificate of Incorporation will be added to read in its entirety as follows:

“ARTICLE THIRTEEN

Section 1. Limitation of Liability for Officers.

(a) To the fullest extent permitted by the Delaware General Corporation Law as it now exists or may hereafter be amended, no officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as an officer.

(b) Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of an officer of the Corporation existing hereunder with respect to any act or omission occurring at or prior to the time of such repeal or modification.

(c) For purposes of this Article THIRTEEN, “officer” shall have the meaning provided in Section 102(b)(7) of the Delaware General Corporation Law as the same exists or may hereafter be amended.”

The Board has determined that it is in the best interests of the Company and its stockholders to amend our Charter to provide for the exculpation of officers. Accordingly, our Board has approved, and recommends that all stockholders approve, the Officer Exculpation Amendment. If approved by our stockholders, the Officer Exculpation Amendment would become effective upon its filing with the Secretary of State of the State of Delaware, which we would file promptly following the Annual Meeting.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends that the stockholders vote FOR the approval of an Amendment to the Company’s Amended and Restated Certificate of Incorporation Providing for Officer Exculpation Under Delaware Law.

80	|	Burlington Stores, Inc. 2024 Proxy Statement

Proposal No. 5 — Approval of Amendment to the Company’s Amended and Restated Certificate of Incorporation to Declassify the Board of Directors

General

The Company is asking stockholders to approve an amendment to our Amended and Restated Certificate of Incorporation (also referred to as our “Charter”) to declassify the Board in phases and provide for the annual election of the entire Board for one-year terms, such that the Board will be fully declassified by the 2027 Annual Meeting of Stockholders (the “Declassification Amendment”). The Company’s Charter currently provides that the Board shall be divided into three classes of directors, with each class elected every three years for a three-year term. At the time of our initial public offering, our Board assessed this classified board structure and determined that it was appropriate for our Company as it provides continuity and stability in the Board’s business strategies and policies. The Board regularly evaluates the implementation of appropriate corporate governance measures. In connection with such practice, the Board has evaluated the Company’s classified Board structure in the past and has historically preferred the retention of such structure because it provides long-term focus, stability, continuity, experience, takeover protection, and enhanced independence, all of which have contributed to the success of the Company. The Board believes that the benefits of a classified Board structure do not come at the expense of director accountability. Nevertheless, the Board recognizes that some investors and others view the classified Board structure as unduly limiting the Board’s accountability to stockholders and stockholder participation in the Company’s corporate governance. Thus, as we mature as a public company, and after considering the advantages and disadvantages of declassification, including feedback from stockholders, corporate governance trends and market practices, the Board made the determination that it is now appropriate to implement a reorganization of the Board into one class with each director subject to election each year for a one-year term. The Board has determined that it is in the best interests of the Company and its stockholders to amend our Charter to eliminate the classified board structure and provide for the annual election of each member of the Board. Accordingly, our Board has approved, and recommends that all stockholders approve, the proposed amendment to our Charter as provided below.

Proposed Charter Amendment

Our Charter currently divides the Board into three classes that are elected for staggered, three-year terms. If the proposed Declassification Amendment is adopted, directors will begin to be elected on an annual basis as follows, such that directors will begin standing for election for one-year terms in a phased approach over three years with each member of the Board (or their successors) standing for election for a one-year term by the 2027 Annual Meeting of Stockholders:

2024 Annual Meeting	Class II directors who are elected pursuant to Proposal No. 1 at this Annual Meeting would serve a three-year term.

Post 2024 Annual Meeting	Class I and Class III directors would serve out their current terms—ending in 2026 and 2025, respectively.

2025 Annual Meeting	Class III directors would stand for election to serve a one-year term.

2026 Annual meeting	Class III directors and Class I directors would stand for election to serve a one-year term.

2027 Annual meeting	Entire Board would stand for election to serve for a one-year term, completing the declassification.

Burlington Stores, Inc. 2024 Proxy Statement	|	81

PROPOSAL NO. 5 — APPROVAL OF AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS

Beginning with the 2027 Annual Meeting, all directors will stand for election at each annual meeting of stockholders for a one-year term expiring at the next annual meeting of stockholders. The phasing in of annual elections of directors over this period is designed so that the term of any incumbent director will not be shortened, and to allow for a smooth transition to a system of annual elections of all directors.

Following the effectiveness of the Declassification Amendment and prior to the election of directors at the 2027 Annual Meeting, any director appointed to fill a vacancy in the Board will hold office for the remainder of the full term of the class of directors in which the vacancy occurred. Any director appointed to fill a vacancy as a result of an increase in the size of the Board will hold office until the next annual meeting of stockholders.

Following the effectiveness of the Declassification Amendment and from and after the election of directors at the 2027 Annual Meeting, any director appointed to fill a vacancy in the Board will hold office until the next annual meeting of stockholders.

In each case, a director will continue to hold office until such director’s successor has been duly elected and qualified or until his or her earlier death, resignation, removal or retirement.

Under our current Charter, directors may be removed only for cause by holders of at least 75% of our stock. Under Delaware law, directors serving on declassified boards may be removed with or without cause, and a simple majority vote is the default threshold. The Declassification Amendment provides that directors may be removed with or without cause following the transition to a fully declassified board in 2027 as required by Delaware law. At such time, directors may be removed by the holders of a majority of the shares then entitled to vote at an election of directors.

The description of the Declassification Amendment set forth in this Proposal No. 5 is qualified in its entirety by reference to the full text of the proposed Amended and Restated Certificate of Incorporation containing the Declassification Amendment, which is included in Appendix B to this Proxy Statement. If approved by our stockholders, the Declassification Amendment would become effective upon its filing with the Secretary of State of the State of Delaware, which we would file promptly following the Annual Meeting.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends that the stockholders vote FOR the approval an Amendment to the Company’s Amended and Restated Certificate of Incorporation to Declassify the Board of Directors.

82	|	Burlington Stores, Inc. 2024 Proxy Statement

Certain Relationships and Related Person Transactions

We maintain a Related Party Transactions Policy (the “Policy”), which sets forth the manner in which we consider, evaluate and where appropriate conduct transactions with related parties. We recognize that related party transactions can involve potential or actual conflicts of interest and pose the risk that they may be, or be perceived to have been, based on considerations other than the best interests of the Company or our stockholders. Accordingly, as a general matter, we exercise caution with regard to such transactions and approach them with particular care.

A “related party transaction” means a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships), regardless of value, in which we (or any entity controlled by us) were, are or will be a participant, and in which any related party had, has or will have a direct or indirect material interest (including any transactions requiring disclosure under Item 404 of Regulation S-K promulgated under the Exchange Act). A “related party” is any of our directors or executive officers, any holder of more than 5% of our common stock or any immediate family member of any of these persons.

We review any relationships and transactions in which we and a related party are participants to determine whether such persons have a direct or indirect material interest. To identify potential related party transactions, we request certain information from our directors and executive officers. We then review the information provided for any related party transactions. The Audit Committee reviews and determines whether to approve any related party transaction subject to the Policy.

There were no related person transactions that would require disclosure under Item 404 of Regulation S-K under the Exchange Act since the beginning of fiscal year 2023 through the date of this proxy statement.

Burlington Stores, Inc. 2024 Proxy Statement	|	83

Stockholder Proposals and Nominations for 2025 Annual Meeting of Stockholders

Rule 14a-8 Proposals. Stockholders may submit proposals for inclusion in our proxy materials in accordance with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2025 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by us no later than December 6, 2024. We strongly encourage any stockholder interested in submitting a proposal to contact our General Counsel in advance of this deadline to discuss the proposal.

Director Nominations for Inclusion in our 2025 Proxy Materials (Proxy Access). A stockholder’s notice nominating directors intended to be included in the proxy statement for our 2025 Annual Meeting of Stockholders pursuant to the proxy access provisions of our Amended Bylaws must be delivered to or mailed and received at our principal executive offices, together with all supporting documentation required by our Amended Bylaws, not later than the close of business on January 22, 2025, being the 120th day prior to the first anniversary of our 2024 Annual Meeting of Stockholders, nor earlier than the close of business on December 23, 2024, being the 150th day prior to the first anniversary of our 2024 Annual Meeting of Stockholders.

Other Proposals or Nominations for the 2025 Annual Meeting. In accordance with our Amended Bylaws, for a proposal of a stockholder to be properly brought before our 2025 Annual Meeting of Stockholders, other than a stockholder proposal intended to be included in our proxy statement and submitted pursuant to Rule 14a-8 promulgated under the Exchange Act or any nomination of directors submitted pursuant to the proxy access provisions of our Amended Bylaws, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices, together with all supporting documentation required by our Amended Bylaws, not later than the close of business on February 21, 2025, being the 90th day prior to the first anniversary of our 2024 Annual Meeting of Stockholders, nor earlier than the close of business on January 22, 2025, being the 120th day prior to the first anniversary of our 2024 Annual Meeting of Stockholders.

Universal Proxy. In addition to satisfying the requirements under our Amended Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Burlington’s nominees must provide notice that sets forth the information required by Rule 14a-19 promulgated under the Exchange Act no later than March 24, 2025.

General Requirements. Each proposal submitted must be a proper subject for stockholder action, and all proposals and nominations must comply with the requirements of our Amended Bylaws, which should be carefully reviewed. Stockholder proposals and other notices should be delivered to Burlington Stores, Inc., Attention: General Counsel and Corporate Secretary, 2006 Route 130 North, Burlington, New Jersey 08016.

84	|	Burlington Stores, Inc. 2024 Proxy Statement

Stockholders Sharing the Same Address

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single set of proxy materials unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees.

A number of brokers with account holders who beneficially own our common stock may be “householding” our proxy materials. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent.

Upon request, Burlington will promptly deliver a separate copy of our proxy materials to any beneficial owner at a shared address to which a single copy of any of those materials was delivered. To receive a separate copy, you may write or call Burlington Investor Relations at Burlington Stores, Inc., 2006 Route 130 North, Burlington, New Jersey 08016, Attention: Investor Relations, telephone 855-973-8445.

Any stockholders who share the same address and currently receive multiple copies of our proxy materials, who wish to receive only one copy in the future, can contact our transfer agent, Equiniti Trust Company, LLC (if a registered holder), or their broker (if a beneficial holder), to request information about householding.

Burlington Stores, Inc. 2024 Proxy Statement	|	85

Form 10-K

We will mail without charge, upon written or oral request, a copy of our fiscal 2023 10-K, including the Consolidated Financial Statements, schedules and list of exhibits, and any particular exhibit specifically requested. Requests should be sent to: Info@BurlingtonInvestors.com or Burlington Stores, Inc., 2006 Route 130 North, Burlington, New Jersey 08016, Attention: Investor Relations, telephone 855-973-8445. The fiscal 2023 10-K is also available in the Investor Relations section of our corporate website, which can be accessed at www.burlingtoninvestors.com, under “Financials—SEC Filings” or “Financials—Annual Reports & Proxies.”

Other Matters

The Board of Directors does not know of any other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matter in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Karen Leu, Group Senior Vice President,

General Counsel and Corporate Secretary

Dated: April 5, 2024

86	|	Burlington Stores, Inc. 2024 Proxy Statement

Appendix A: Reconciliation of Non-GAAP Financial Measures

The following table shows the Company’s reconciliation of net income to Adjusted Net Income and Adjusted EPS for the periods indicated:

	(unaudited)
	(in thousands, except per share data)
	Fiscal Year Ended
	February 3, 2024 (53 Weeks)	January 28, 2023
Reconciliation of net income to Adjusted Net Income:
Net income	$339,649	$230,123
Net favorable lease costs (a)	15,263	18,591
Loss on extinguishment of debt (b)	38,274	14,657
Costs related to debt amendments (c)	97	—
Impairment charges – long-lived assets	6,367	21,402
Litigation matters (d)	1,500	10,500
Tax effect (e)	(7,770)	(14,503)
Adjusted Net Income	$393,380	$280,770
Diluted weighted average shares outstanding (f)	64,917	65,901
Adjusted Earnings per Share	$6.06	$4.26

The following table shows the Company’s reconciliation of net income to Adjusted EBIT for the periods indicated:

	(unaudited)
	(in thousands)
	Fiscal Year Ended
	February 3, 2024 (53 Weeks)	January 28, 2023
Reconciliation of net income to Adjusted EBIT
Net income	$339,649	$230,123
Interest expense	78,399	66,474
Interest income	(24,633)	(8,799)
Net favorable lease costs (a)	15,263	18,591
Loss on extinguishment of debt (b)	38,274	14,657
Costs related to debt amendments (c)	97	—
Impairment charges – long-lived assets	6,367	21,402
Litigation matters (d)	1,500	10,500
Income tax expense	126,124	77,386
Adjusted EBIT	581,040	430,334

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Appendix B: Proposed Amendment and Restatement of the Company’s Certificate of Incorporation

Explanatory Note

The following Amended and Restated Certification of Incorporation of Burlington Stores, Inc. is marked to reflect the proposed amendments to include officer exculpation (Proposal 4), reflected in new ARTICLE THIRTEEN below, and the amendments to declassify the Board (Proposal 5), reflected in ARTICLE SIX below.

If our stockholders do not approve one or both of Proposal 4 or Proposal 5, the applicable amendments will not be made.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BURLINGTON STORES, INC.,

a Delaware corporation

The name of the corporation is Burlington Stores, Inc. (the “Corporation”). The date of filing of the Corporation’s original Certificate of Incorporation was February 13, 2013 under the original name Burlington Holdings, Inc. This Amended and Restated Certificate of Incorporation of the Corporation, which restates and integrates and also further amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended, integrated and restated to read in its entirety as follows:

ARTICLE ONE

The name of this corporation is Burlington Stores, Inc. (the “Corporation”).

ARTICLE TWO

The registered office of this Corporation in the State of Delaware is located at 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”).

ARTICLE FOUR

Section 1. Authorized Shares. The total number of shares of all classes of capital stock that the Corporation has authority to issue is 550,000,000 shares, consisting of:

(a) 50,000,000 shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”); and

(b) 500,000,000 shares of Common Stock, par value $0.0001 per share (the “Common Stock”).

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APPENDIX B

The Preferred Stock and the Common Stock shall have the rights, preferences and limitations set forth below.

Section 2. Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized, to provide by resolution or resolutions from time to time for the issuance, out of the authorized but unissued shares of Preferred Stock, of all or any of the shares of Preferred Stock in one or more series, and to establish the number of shares to be included in each such series, and to fix the voting powers (full, limited or no voting powers), designations, powers, preferences, and relative, participating, optional or other rights, if any, and any qualifications, limitations or restrictions thereof, or such series, including, without limitation, that any such series may be (i) subject to redemption at such time or times and at such price or prices, (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of capital stock, (iii) entitled to such rights upon the liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation or (iv) convertible into, or exchangeable for, shares of any other class or classes of capital stock, or of any other series of the same class of capital stock, of the Corporation at such price or prices or at such rates and with such adjustments; all as may be stated in such resolution or resolutions, which resolution or resolutions shall be set forth on a certificate of designations filed with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law. Except as otherwise provided in this Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), no vote of the holders of Preferred Stock or Common Stock shall be a prerequisite to the designation or issuance of any shares of any series of Preferred Stock authorized by and complying with the conditions of this Certificate of Incorporation. Notwithstanding the provisions of Section 242(b)(2) of the Delaware General Corporation Law, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote, without the separate vote of the holders of the Preferred Stock as a class. Subject to Section 1 of this ARTICLE FOUR, the Board of Directors is also expressly authorized to increase or decrease the number of shares of any series of Preferred Stock subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. Unless otherwise expressly provided in the certificate of designations in respect of any series of Preferred Stock, in case the number of shares of such series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Section 3. Common Stock.

(a) Voting Rights. Except as otherwise provided by the Delaware General Corporation Law or this Certificate of Incorporation and subject to the rights of holders of Preferred Stock, all of the voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock, and each holder of Common Stock shall have one vote for each share held by such holder on all matters voted upon by the stockholders of the Corporation. Notwithstanding any other provision of this Certificate of Incorporation to the contrary, the holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation in respect of any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separate or together as a class with the holders of one or more such other series, to vote thereon pursuant to this Certificate of Incorporation or the Delaware General Corporation Law.

(b) Dividends. Subject to the rights of the holders of any series of Preferred Stock, and to the other provisions of this Certificate of Incorporation, holders of Common Stock shall be entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(c) Liquidation Rights. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the Corporation’s debts

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APPENDIX B

and subject to the rights of the holders of shares of any series of Preferred Stock upon such dissolution, liquidation or winding up, the remaining net assets of the Corporation shall be distributed among holders of shares of Common Stock equally on a per share basis. A merger or consolidation of the Corporation with or into any other corporation or entity, or a sale, lease, exchange, conveyance or other disposition of all or any part of the assets of the Corporation shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this Section 3(c).

(d) Conversion Rights. The Common Stock shall not be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of the Corporation’s capital stock.

Section 4. Reclassification of Class A Common Stock. Upon this Certificate of Incorporation becoming effective in accordance with the Delaware General Corporation Law (the “Effective Time”): each share of Class A Common Stock, par value $0.001 per share (“Old Class A Common”), issued and outstanding immediately prior to the Effective Time shall be reclassified as 1 validly issued, fully paid and nonassessable share of Common Stock (such reclassification of Old Class A Common into Common Stock, the “Reclassification”). Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Class A Common, shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of Common Stock into which the shares represented by such certificate shall have been reclassified as of the Effective Time after giving effect to the Reclassification; provided, that each person holding of record a stock certificate or certificates that represented shares of Old Class A Common shall be entitled to receive, upon surrender of such certificate, a new certificate or certificates evidencing and representing the number of shares of Common Stock into which such shares of Old Class A Common shall have been reclassified in accordance with the Reclassification.

ARTICLE FIVE

The Corporation shall have perpetual existence.

ARTICLE SIX

Section 1. Board of Directors, Number. Unless otherwise provided by this Certificate of Incorporation or the Delaware General Corporation Law, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Subject to any rights of the holders of Preferred Stock to elect additional directors under specified circumstances, the number of directors which shall constitute the Board of Directors shall be fixed from time to time by resolution adopted by the Board of Directors.

Section 2. ~~Classification of Directors~~ Election of Directors. Effective as of the ~~Subject to any rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors of the Corporation shall be divided into three classes as nearly equal in size as is practicable, designated Class I, Class II and Class III. The term of office of the initial Class I directors shall expire at the first~~ annual meeting of stockholders ~~occurring after the Effective Time, the term of office of the initial Class II directors shall expire at the second~~ of the Corporation to be held in 2025, the successors of the directors whose terms expire at such meeting shall be elected for a term expiring at the annual meeting of stockholders ~~occurring after the Effective Time, and the term of office of the initial Class III directors shall expire at the third annual meeting of the stockholders occurring after the Effective Time. At each annual meeting after the first~~ of the Corporation to be held in 2026; at the annual meeting of stockholders ~~occurring after the Effective Time, each director elected to the class of directors expiring at such annual~~ of the Corporation to be held in 2026, the successors of the directors whose terms expire at such meeting shall be elected ~~to hold office until the third~~ for a term expiring at the annual meeting of stockholders of the Corporation to be held in 2027; and at each annual meeting of stockholders of the Corporation held in 2027 and thereafter, the directors shall be elected for terms expiring at the next succeeding annual meeting ~~and~~ of stockholders of the Corporation, with each director to hold office until his or her successor shall have been duly elected and qualified, or until ~~his or her~~ such director’s earlier death, resignation, removal or retirement. ~~If the~~

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APPENDIX B

~~number of directors~~ Commencing with the annual meeting of stockholders of the Corporation to be held in 2027 (the “Declassification Date”), the Board of Directors will no longer be classified under Section 141(d) of the General Corporation Law of the State of Delaware and directors shall no longer be divided into classes ~~as set forth herein is hereafter changed, any newly created directorship(s) or decrease in the number of directors shall be so apportioned among the classes as to make all classes as nearly equal in number as practicable~~. Elections of directors need not be by written ballot unless the bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”) shall so provide. ~~The~~ Until the Declassification Date, the Board of Directors is authorized to assign members of the Board of Directors already in office to their respective classes.

Section 3. Newly-Created Directorships and Vacancies. Subject to the rights of the holders of any series of Preferred Stock, any newly created directorships resulting from any increase in the number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or any other cause shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by the sole remaining director, and shall not be filled by stockholders. A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office, and a director chosen to fill a position resulting from an increase in the number of directors shall hold office until the next ~~election of the class for which such director shall have been chosen~~ annual meeting of stockholders and until his or her successor is duly elected and qualified, or his or her earlier death, resignation, removal or retirement.

Section 4. Removal of Directors. ~~Subject to the rights of the holders of any series of Preferred Stock, (i) prior to the Trigger Date (as defined below), any director may be removed from office at any time with or without cause, at a meeting called for that purpose, by the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class and (ii) after the Trigger~~ Until the Declassification Date, any director may be removed from office at any time but only with cause, at a meeting called for that purpose, by the affirmative vote of the holders of at least 75% of the voting power of all outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. Following the Declassification Date, any director may be removed from office at any time with or without cause, at a meeting called for that purpose, by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

Section 5. Rights of Holders of Preferred Stock. Notwithstanding the provisions of this ARTICLE SIX, whenever the holders of one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately or together by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorship shall be governed by the rights of such Preferred Stock as set forth in the certificate of designations or certificates of designations governing such series.

Section 6. No Cumulative Voting. Except as may otherwise be set forth in the resolution or resolutions of the Board of Directors providing the issue of one or more series of Preferred Stock, and then only with respect to such series of Preferred Stock, cumulative voting in the election of directors is specifically denied.

ARTICLE SEVEN

Section 1. Limitation of Liability.

(a) To the fullest extent permitted by the Delaware General Corporation Law as it now exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

(b) Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring at or prior to the time of such repeal or modification.

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APPENDIX B

ARTICLE EIGHT

Section 1. No Action by Written Consent. From and after the first date (the “Trigger Date”) on which investment funds affiliated with Bain Capital Partners, LLC and their respective successors and Affiliates (collectively, the “Bain Capital Entities”) cease collectively to beneficially own (directly or indirectly) more than fifty percent (50%) of the outstanding shares of Common Stock, any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. “Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person; the term “control,” as used in this definition, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and “controlled” and “controlling” have meanings correlative to the foregoing. “Person” means an individual, any general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity. For the purpose of this Certificate of Incorporation, “beneficial ownership” shall be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

Section 2. Annual Meetings of Stockholders. Except as otherwise expressly provided by law, the annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held at such date, time and place, if any, as shall be determined exclusively by resolution of the Board of Directors in its sole and absolute discretion. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders at any meeting of stockholders shall be given in the manner provided in the Bylaws.

Section 3. Special Meetings of Stockholders. Subject to any special rights of the holders of any series of Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation shall be called exclusively (i) by or at the direction of the Board of Directors pursuant to a written resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies or (ii) prior to the Trigger Date, by the Secretary of the Corporation at the request of the holders of fifty percent (50%) or more of the outstanding shares of Common Stock, and shall not be called by stockholders. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

ARTICLE NINE

Section 1. Certificate of Incorporation. The Corporation reserves the right at any time from time to time to alter, amend, repeal or change any provision contained in this Certificate of Incorporation, and to adopt any other provision authorized by the Delaware General Corporation Law, in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding anything to the contrary contained in this Certificate of Incorporation or the Bylaws, and notwithstanding that a lesser percentage or vote may be permitted from time to time by applicable law, no provision of ARTICLE SIX, ARTICLE SEVEN, ARTICLE EIGHT, this ARTICLE NINE, ARTICLE TEN, ARTICLE ELEVEN and ARTICLE TWELVE may be altered, amended or repealed in any respect, nor may any provision of this Certificate of Incorporation or of the Bylaws inconsistent therewith be adopted, unless in addition to any other vote required by this Certificate of Incorporation or otherwise required by law, (i) prior to the Trigger Date, such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class and (ii) from and after the Trigger Date, such alteration, amendment, repeal or adoption is approved at a meeting of the stockholders called for that purpose by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

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APPENDIX B

Section 2. Bylaws. In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws. Any adoption, alteration, amendment or repeal of the Bylaws by the Board of Directors shall require the approval of a majority of the Board of Directors then in office, provided a quorum is otherwise present. In addition to any other vote otherwise required by law or this Certificate of Incorporation, from and after the Trigger Date, with respect to the adoption, alteration, amendment or repeal of the Bylaws by the stockholders, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote with respect thereto, voting together as a single class, shall be required to adopt, alter, amend or repeal the bylaws of the Corporation.

ARTICLE TEN

The Corporation expressly elects not to be governed by Section 203 of the Delaware General Corporation Law.

ARTICLE ELEVEN

Section 1. Scope. The provisions of this ARTICLE ELEVEN are set forth to define, to the extent permitted by applicable law, the duties of Exempted Persons (as defined below) to the Corporation with respect to certain classes or categories of business opportunities. “Exempted Persons” means the Bain Capital Entities and their respective Affiliates (other than the Corporation and its subsidiaries) and all of their respective partners, principals, directors, officers, members, managers and employees, including any of the foregoing who serve as officers or directors of the Corporation.

Section 2. Competition and Allocation of Corporate Opportunities. To the fullest extent permitted by law, the Exempted Persons shall not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to the Exempted Persons, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Exempted Person shall have no duty to communicate or offer such business opportunity to the Corporation and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such Exempted Person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries.

Section 3. Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this ARTICLE ELEVEN, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not financially or legally able or contractually permitted to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

Section 4. Amendment of this Article. To the fullest extent permitted by law, no amendment or repeal of this ARTICLE ELEVEN in accordance with the provisions of Section 1 of ARTICLE ELEVEN shall apply to or have any effect on the liability or alleged liability of any Exempted Person for or with respect to any activities or opportunities of which such Exempted Person becomes aware prior to such amendment or repeal. This ARTICLE ELEVEN shall not limit or eliminate any protections or defenses otherwise available to, or any rights to indemnification or advancement of expenses of, any director or officer of the Corporation under this Certificate of Incorporation, the Corporation’s bylaws, any agreement between the Corporation and such officer or director, or any applicable law.

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APPENDIX B

Section 5. Deemed Notice. Any person or entity purchasing, holding or otherwise acquiring any interest in any shares of the Corporation shall be deemed to have notice of and to have consented to the provisions of this ARTICLE ELEVEN.

ARTICLE TWELVE

Unless this Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the Delaware General Corporation Law or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation (including, without limitation, shares of Common Stock) shall be deemed to have notice of and to have consented to the provisions of this ARTICLE TWELVE.

ARTICLE THIRTEEN

Section 1. Limitation of Liability for Officers.

(a) To the fullest extent permitted by the Delaware General Corporation Law as it now exists or may hereafter be amended, no officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as an officer.

(b) Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of an officer of the Corporation existing hereunder with respect to any act or omission occurring at or prior to the time of such repeal or modification.

(c) For purposes of this Article THIRTEEN, “officer” shall have the meaning provided in Section 102(b)(7) of the Delaware General Corporation Law as the same exists or may hereafter be amended.

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BURLINGTON STORES, INC. 2006 ROUTE 130 NORTH BURLINGTON, NJ 08016 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/BURL2024 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V39067-P05419 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY BURLINGTON STORES, INC. The Board of Directors of Burlington Stores, Inc. unanimously recommends a vote FOR each director nominee named in Proposal 1 and FOR Proposals 2, 3, 4 and 5. 1. Election of directors Nominees: For Against Abstain 1a. Michael Goodwin 1b. William McNamara ! ! ! 1c. Michael O’Sullivan ! ! ! 1d. Jessica Rodriguez ! ! ! For Against Abstain 2. Ratification of the appointment of Deloitte & Touche LLP as Burlington Stores, Inc.’s independent registered certified public accounting firm for the ! ! ! fiscal year ending February 1, 2025 3. Approval, on a non-binding advisory basis, of the compensation of Burlington Stores, Inc.’s named executive officers ! ! !4. Approval of amendment to the Company’s Amended and Restated Certificate of Incorporation providing for officer exculpation under Delaware law ! ! ! 5. Approval of amendment to the Company’s Amended and Restated Certificate of Incorporation to declassify the Board of Directors ! ! ! Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K Wrap are available at www.proxyvote.com. V39068-P05419 BURLINGTON STORES, INC. ANNUAL MEETING OF STOCKHOLDERS MAY 22, 2024 8:00 A.M. EASTERN TIME THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The stockholder(s) hereby appoint(s) Michael O’Sullivan, Kristin Wolfe and Karen Leu, or any of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Burlington Stores, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m. Eastern Time, on May 22, 2024, virtually at www.virtualshareholdermeeting.com/BURL2024, and to vote on any other matters which may come before the Annual Meeting and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side